UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Comerica Incorporated
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Comerica Incorporated
Notice of 2024 Annual Meeting of Shareholders
and Proxy Statement

Table of Contents

Notice of 2024 Annual Meeting of Shareholders	1
Executive Summary	2
Proposal 1 Submitted for your Vote — Election of Directors	12
Information about Nominees	13
Board and Committee Governance	22
Committees and Meetings of Directors	24
Board Leadership Structure	26
Role in Risk Oversight	27
Director Independence	28
Compensation Committee Interlocks and Insider Participation	30
Transactions with Related Persons	30
Compensation of Directors	31
Proposal 2 Submitted for your Vote — Ratification of the Appointment of Independent Registered Public Accounting Firm	34
Independent Registered Public Accounting Firm	35
Audit Committee Report	37
Proposal 3 Submitted for your Vote — Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation	38
Compensation Discussion and Analysis	39
Governance, Compensation and Nominating Committee Report	60
Summary Compensation Table	61
2023 Grants of Plan-Based Awards	63
Outstanding Equity Awards at Fiscal Year-End 2023	65
2023 Option Exercises and Stock Vested	68
Pension Benefits at Fiscal Year-End 2023	69
2023 Nonqualified Deferred Compensation	71
Potential Payments upon Termination or Change of Control at Fiscal Year-End 2023	73
Pay Versus Performance	76
Pay Ratio Disclosure	83
Proposal 4 Submitted for your Vote - Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated	85
General Information for Shareholders about the Annual Meeting	94
Other Information	97
Executive Officers	97
Security Ownership of Management	103
Security Ownership of Certain Beneficial Owners	105
Securities Authorized for Issuance under Equity Compensation Plans	106
Delinquent Section 16(a) Filings	107
Communication with Non-Management Directors and the Board	107
Shareholder Proposals and Director Nominations for 2025 Annual Meeting	108
Miscellaneous Information	109
Appendix A: Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated	A-1
Appendix B: Reconciliations of Non-GAAP Financial Measures	B-1

Comerica Incorporated

Comerica Bank Tower
1717 Main Street
Dallas, Texas 75201
March 11, 2024
Dear Shareholder,
It is our pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of Comerica Incorporated at 8:00 a.m., Central Time on Tuesday, April 23, 2024. The Annual Meeting will once again be held on a virtual-only basis. We believe that hosting a virtual meeting enables greater shareholder attendance and participation from any location around the world.
Although 2023 was challenging for our industry, we felt it was a year of achievement. Following industry disruptions, we protected relationships, stabilized deposits, maintained strong credit quality, enhanced our capital, and took steps to help position our business for future success. Despite the volatility, we delivered impactful banking solutions and resources to small businesses, enhanced capabilities for wealth management clients with a strategic partnership with Ameriprise Financial, and continued technology and product modernization. We positively impacted our local communities through our support of financial education, economic development and human services programming, and we received an Outstanding Community Reinvestment Act rating. Comerica is focused on continuing to raise expectations for our customers and communities.
Our 2023 financial results were strong. Robust, broad-based loan growth, coupled with rising rates drove a 2% increase in our revenue to an all-time high of over $3.6 billion. We produced record average loans of $53.9 billion and the highest year of net interest income in our history. In all, we produced an ROE of 16.50%, ROA of 1.01%, and record earnings per share of $6.44.
We are excited about the investments we are making to not only support our colleagues and customers, but also to help sustain our strong performance as we move forward. We feel our unique position in growth markets, with a proven reputation for credit and expense coupled with our successful execution of our interest rate management strategy, combine to create a powerful investment thesis for our shareholders.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

Curtis C. Farmer Chairman, President and Chief Executive Officer	Barbara R. Smith Facilitating Director

Notice of 2024 Annual
Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 23, 2024: Comerica's proxy statement and 2023 annual report to security holders are available at www.envisionreports.com/CMA.
Shareholders as of the "Record Date" shown below are entitled to vote. Each share of Comerica common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. See "General Information for Shareholders about the Annual Meeting" for information about Annual Meeting virtual voting and attendance and other important information.

Date and Time
April 23, 2024
8:00 a.m., Central Time
Place
Virtual Shareholder Meeting at www.meetnow.global/MLWZQ5H
Record Date
February 23, 2024
Date of Availability of this Proxy
On or around March 11, 2024
How to Vote

Telephone
1-800-652-VOTE (8683)
Internet
www.envisionreports.com/CMA or scan the QR code on the Shareholder Meeting Notice card or 2024 Annual Meeting Proxy Card
Mail
complete, sign, date and return your Proxy Card in the envelope provided
During the Meeting
attend our virtual Annual Meeting and click on the “Cast Your Vote” link

If you have not already done so, please consider signing up to receive proxy materials electronically by following the instructions when you vote your shares over the internet. Enrolling in electronic delivery reduces Comerica's printing and mailing expenses and environmental impact.
For shares held in Comerica’s employee benefit plans, the voting deadline is Sunday, 11:59 p.m. (Central Time) on April 21, 2024.

Voting Matters
Proposals	Board Vote Recommendation

1. Election of directors	“FOR” EACH DIRECTOR NOMINEE
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2024	“FOR”
3. Advisory approval of the Company’s executive compensation	“FOR”
4. Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated	"FOR"
5. Other business that properly comes before the meeting

By Order of the Board of Directors, Nicole V. Gersch Executive Vice President and Corporate Secretary

2024 Proxy Statement	1	Comerica Incorporated

Executive Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Comerica is making this proxy statement available to shareholders on or about March 11, 2024 in connection with its solicitation of proxies.
About Comerica
Founded in 1849, Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: the Commercial Bank, the Retail Bank and Wealth Management. Comerica focuses on building relationships and helping people and businesses be successful. Comerica provides more than 400 banking centers across the country, with locations in Arizona, California, Florida, Michigan and Texas. Founded 175 years ago in Detroit, Michigan, Comerica continues to expand into new regions, including its Southeast Market, based in North Carolina, and Mountain West Market in Colorado. Comerica has offices in 17 states and services 14 of the 15 largest U.S. metropolitan areas, as well as Canada and Mexico. In this document, "we," "our," "us," and "Comerica" each refer to Comerica Incorporated (and where applicable its corporate affiliates).
Comerica's Core Values

"In 2023, we produced a strong year in the face of adversity. Our business model that has guided us for nearly 175 years once again proved resilient, and we demonstrated our ability to successfully navigate disruptions. Our colleagues rallied to support our customers through an uncertain time, ultimately helping to deliver record results."

-Comerica Chairman, President and CEO, Curt Farmer

2024 Proxy Statement	2	Comerica Incorporated

Executive Summary

2023 Financial Performance

$53.9B Record Loans	$2.5B Record Net Interest Income	0.04% Net Charge-Offs Remained Excellent
($ in billions; avg.)	($ in billions)

Continued Strong Capital (Common Equity Tier 1)	Strategic deposit management ($ in billions; avg.)	Strong Noninterest Income ($ in billions)

2023 Peer Comparisons

Net Charge-Offs (FY23)	Average Loan Growth (FY23 vs. FY22)	Average Noninterest-Bearing Deposits (FY23)
*Source for peer data: S&P Global Market Intelligence; peer average noninterest bearing deposits excludes Zions Bancorporation, as this information was not available.

2024 Proxy Statement	3	Comerica Incorporated

Executive Summary

Governance Overview and ESG Governance

Our management team and the Board are focused on serving the long-term interests of Comerica’s shareholders. The Board’s primary responsibility is the oversight of the Company’s management team, and the Board has a number of measures in place to continually enhance Board composition, efficiency and effectiveness, demonstrated through the following:

•Annual election of directors
•Majority voting for directors
•Annual self-evaluation by the Board and its committees
•Regular assessment of Board composition — four new independent Board members added in 2023
•Regularly-scheduled executive sessions of non-management directors
•60% of the current Board is diverse, based on race, gender and/or ethnicity. Out of fifteen Board members, five (33%) are female and six (40%) are racially/ethnically diverse
•Fourteen out of fifteen current directors (93%) are independent
•Robust stock ownership guidelines
•Policy against hedging and pledging of securities

•Proxy access
•No directors attended less than 75% of meetings
•Independent audit, compensation and nominating committees
•Independent Facilitating Director with robust duties and responsibilities
•Key Board leadership position of independent Facilitating Director held by a woman
•Mandatory Board retirement age of 72
•No director is permitted to serve on more than three other public company boards
•Engagement in long-term corporate strategy on an ongoing basis and in an annual dedicated session

Comerica’s commitment to the long-term value embedded in our ESG Platform starts at the top.

For ESG Matters, Board-level Oversight	Board or its committees oversee and guide our corporate responsibility and ESG-related commitments, policies and programs
Enterprise Risk Committee ("ERC") oversees all of Comerica’s risk management, including environmental and social risks (e.g., sustainability, climate change and corporate social responsibility) and data privacy and cybersecurity
Governance, Compensation and Nominating Committee reviews Comerica’s human capital management strategy, talent development program and colleague diversity, equity and inclusion initiatives

and Management-level Execution	ESG Council identifies the most significant ESG issues for the Company; determines strategies, priorities and goals; creates policies and programs to address these issues; and monitors and reports progress to the CEO and the Management Executive Committee
Executive Diversity Committee, chaired by our CEO, sets the strategy and addresses key issues and topics relating to diversity, equity and inclusion ("DE&I")
Enterprise Risk and Return Committee coordinates all risk-related activities across the Company, including climate-related risks, and reports on these risks

Led by Senior Officers	Executive Vice President of Corporate Responsibility is a member of the Management Executive Committee
Office of Corporate Responsibility includes Chief Community Officer and Director of Corporate Sustainability
Chief DE&I Officer reports to Executive Vice President of Corporate Responsibility

2024 Proxy Statement	4	Comerica Incorporated

Executive Summary

Sustainability in 2023

$2.9B Green loans & commitments as of year-end, a 7% increase over 2022 (1)	Inclusion on Newsweek’s 2023 listing of America’s Most Responsible Companies for fifth consecutive year	Inclusion on Newsweek’s 2023 listing of America’s Greenest Companies
Recognized by CDP as an Engagement Leader for Supply Chain Sustainability	Increase of 39% 39% increase in participation in Comerica’s Master of Sustainability Awareness employee engagement program	Top 100 Ranked as one of the top 100 American companies by JUST Capital in their rating of performance regarding workers, communities, customers, environment, and shareholders and governance
Corporate Responsibility-Related Reports 15 Comerica published its fifteenth annual corporate responsibility-related report in 2023

Additional disclosures available through www.comerica.com
TCFD Report	CDP Climate Change Questionnaire Response	SASB Index and GRI Index

(1)Loans and commitments are considered green if the following criteria are met: More than 50% of the Company's revenues attributed to environmentally beneficial businesses and/or more than 50% of loan proceeds are dedicated to green purposes or projects. There are fourteen green loan categories disclosed in the TCFD and Corporate Responsibility report found at www.comerica.com.

2024 Proxy Statement	5	Comerica Incorporated

Executive Summary

Employee Diversity, Inclusion and Engagement in 2023

47% of Comerica’s Section 16 officers are women or racial/ethnic minorities	43% of Comerica’s U.S. employees are racial/ethnic minorities	63% of Comerica’s U.S. employees are female
13 ERGs Employee Resource Groups support and sustain Comerica's diversity and inclusion model	For the third consecutive year, received five stars in the category of governance as part of the 2023 Hispanic Association on Corporate Responsibility Corporate Inclusion Index
Inclusion on Newsweek’s 2023 listing of America’s Greatest Workplaces for Diversity	100% For the ninth consecutive year, received a perfect 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index	100% Of business units achieved their 2023 diversity, equity & inclusion (DE&I) performance goals
Published Workforce Demographics (EEO-1 Index) on www.comerica.com	All of Comerica’s Executive Diversity Committee members are required to include diversity and inclusion in their annual performance review	Corporate Responsibility Report includes more information on DE&I at Comerica

Employee metrics as of 12/31/2023

2024 Proxy Statement	6	Comerica Incorporated

Executive Summary

Volunteerism & Community in 2023

$1.5 billion Portfolio of public welfare investments, including ~$60 million in 2023 commitments	Received an “Outstanding” rating on the 2023 Community Reinvestment Act performance evaluation	Received Community Commitment Award from American Bankers Association (ABA) Foundation related to the Comerica Cares program in 2023
Business HQ
Launched Comerica BusinessHQ resource center, which offers support for Dallas’ southern sector, a high-value experience designed to help small businesses scale and prosper by addressing three main needs: capital, connectivity, and cultivation of knowledge. During 2023, approximately 2,400 hours of Comerica BusinessHQ coworking space was utilized by small business owners and nonprofit organizations and approximately 1,600 individuals served through Comerica BusinessHQ programming

8 hours of PTO per full-time colleague for volunteer work	95% of Senior officers completed at least three hours of Community Reinvestment Act (CRA)-qualified volunteer hours as part of their performance review	8th Year Named one of The Civic 50’s Most Community Minded Companies for eighth consecutive year
~100,000 Low-to-moderate income individuals served by the Comerica Financial Education Brigade program
Dedicated managers responsible for African-American, Asian-American, Pacific Islander and Middle Eastern-American business development; community development lending; and volunteerism in low-to-moderate income communities
>79,000 Employee Volunteer Hours, in excess of our goal of 8 hours per employee

2024 Proxy Statement	7	Comerica Incorporated

Executive Summary

Board Nominees and Other Directors

The following table provides summary information about each director nominee as well as three retiring directors, Michael E. Collins, Jacqueline P. Kane and Reginald M. Turner, Jr. Each director nominee will be elected for a one-year term. Directors are elected by a majority of votes cast.

		Director Since			Committee Memberships					Other Public Company Boards
Name	Age		Occupation	Independent	AC	GCNC	ERC	QLCC	COC

Arthur G. Angulo	59	2023	Partner and Promontory Managing Director, Promontory Financial Group	Yes					C
Nancy Avila	57	2022	Retired EVP and Chief Information and Technology Officer, McKesson Corporation	Yes
Michael E. Collins	72	2016	Chair and Sr. Counselor, Blake Collins Group	Yes			C
Roger A. Cregg	67	2006	Retired President & CEO, AV Homes, Inc.	Yes	C, F			C		Sterling Construction Company, Inc.
Curtis C. Farmer	61	2018	Chairman, President and CEO, Comerica Inc. and Comerica Bank	No						Texas Instruments Incorporated
M. Alan Gardner	64	2023	EVP and Chief People Officer, Frontier Communications	Yes
Jacqueline P. Kane	71	2008	Retired EVP, Human Resources and Corporate Affairs, The Clorox Company	Yes
Derek J. Kerr	59	2023	Retired Vice Chair and Chief Financial Officer, American Airlines Group Inc. and retired President, American Eagle	Yes	F					Aecom Group, Inc.
Richard G. Lindner	69	2008	Retired SEVP & CFO, AT&T, Inc.	Yes	F
Jennifer H. Sampson	54	2023	President and CEO, United Way of Metropolitan Dallas	Yes
Barbara R. Smith (IFD)	64	2017	Executive Chairman, Commercial Metals Company	IFD						Commercial Metals Company
Robert S. Taubman	70	2000	Chairman & CEO, The Taubman Realty Group LLC and Chairman, President & CEO, The Taubman Company LLC	Yes
Reginald M. Turner, Jr.	64	2005	Retired Attorney, Clark Hill (Member Emeritus)	Yes						Masco Corporation (retired May 2023)
Nina G. Vaca	52	2008	Chairman & CEO, Pinnacle Technical Resources, Inc. and Vaca Industries Inc.	Yes						Cinemark Holdings, Inc.
Michael G. Van de Ven	62	2016	Executive Advisor, Southwest Airlines Co.	Yes		C

IFD – Independent Facilitating Director
AC – Audit Committee; ERC – Enterprise Risk Committee; GCNC – Governance, Compensation and Nominating Committee;
QLCC – Qualified Legal Compliance Committee; COC - Compliance Oversight Committee
C – Chair; F – Financial expert

2024 Proxy Statement	8	Comerica Incorporated

Executive Summary

Director Qualifications, Experience and Demographics

The following table provides an overview of the specific skills, experiences and areas of knowledge of our twelve director nominees, as well as our three retiring directors, that allow the Board to effectively serve and represent the interests of Comerica’s four core constituencies: our shareholders, our customers, the communities we serve and our employees. In addition, directors gain substantial experience through Comerica Board tenure, which involves significant exposure to the complex regulations and changing landscape of the financial services industry.

Summary of Director Qualifications and Experience	Angulo	Avila	Collins	Cregg	Farmer	Gardner	Kane	Kerr	Lindner	Sampson	Smith	Taubman	Turner	Vaca	Van de Ven

Accounting/Finance
Corporate Governance
Client/Consumer Experience
Legal and Regulatory
Banking Industry
Relevant Geographic Markets
Human Resources
Executive Leadership
Other Public Company Experience (Board or Executive)
Real Estate
Risk Management / Cyber Security
Diversity, Equity and Inclusion
Technology Services

2024 Proxy Statement	9	Comerica Incorporated

Executive Summary

Summary of Director Demographics	Angulo	Avila	Collins	Cregg	Farmer	Gardner	Kane	Kerr	Lindner	Sampson	Smith	Taubman	Turner	Vaca	Van de Ven

Demographic Background:
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx or Spanish Origin
Native Hawaiian or Pacific Islander
White
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose
Gender Identity:
Male
Female
Non-Binary
Did Not Disclose

2024 Proxy Statement	10	Comerica Incorporated

Executive Summary

A Note About Financial Measures

Comerica presents certain measures of its performance that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP") in this proxy statement. You should not view these non-GAAP financial measures as substitutes for the most directly comparable financial measures calculated in accordance with GAAP, which are below:

	2023	2022	2021

Diluted earnings per common share	$6.44	$8.47	$8.35
Return on average common shareholders' equity (ROE)	16.50%	18.63%	15.15%
Efficiency ratio	65.56%	56.32%	62.42%
See Appendix B for more information about non-GAAP financial measures presented in this proxy statement.

2024 Proxy Statement	11	Comerica Incorporated

Proposal 1: Election of Directors

Election of Directors
The Board of Directors of Comerica Incorporated (“Comerica,” the “Company,” the "Corporation" or “we”) currently has fifteen members, and directors are elected annually for terms of one year. Based on the recommendation of the Governance, Compensation and Nominating Committee, the Board has nominated the following twelve directors to serve another term or until their successors are elected and qualified: Arthur G. Angulo, Nancy Avila, Roger A. Cregg, Curtis C. Farmer, M. Alan Gardner, Derek J. Kerr, Richard G. Lindner, Jennifer H. Sampson, Barbara R. Smith, Robert S. Taubman, Nina G. Vaca and Michael G. Van de Ven. Three directors - Michael E. Collins, Jacqueline P. Kane, and Reginald Turner, Jr. - are leaving the Board at the 2024 Annual Shareholders' Meeting. Two such directors (Michael E. Collins and Jacqueline P. Kane) are retiring in accordance with our Corporate Governance Guidelines, which provide that directors must retire from the Board at the Annual Meeting of Shareholders immediately following their 72nd birthday. Additionally, Reginald M. Turner, Jr., who has served as a member of the Board since 2005, will not be standing for re-election. Simultaneous with the Annual Meeting, it is expected that the size of the Board will be reduced to twelve members.
The Board has chosen to nominate these nominees based on their unique expertise, experiences, perspectives and leadership skills.
Our nominees include individuals who:
•Are experienced in leading complex, highly-regulated companies (including banks and other financial services entities)
•Have served in a variety of leadership roles on boards and management teams of U.S. public companies
•Have significant regulatory and risk management experience
•Have extensive experience in the geographic areas in which we operate
•Understand Comerica’s business and unique position in the banking industry

The directors standing for election are the only nominees, and each of them has been previously elected by the shareholders, except for Mr. Angulo and Mr. Gardner, who were appointed to the Board effective July 25, 2023. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Comerica, if elected. Proxies cannot be voted for a greater number of people than the number of nominees named.
If any director is unable to stand for re-election, Comerica may vote the shares to elect any substitute nominees recommended by the Governance, Compensation and Nominating Committee, and it is intended that such shares represented by proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees so designated. If any such substitute nominees are so designated, Comerica would expect to provide supplemental proxy materials that, as applicable, identify the substitute nominees, disclose that such nominees have consented to being named in Comerica’s proxy materials and to serve if elected, and include biographical and other information about such nominees to the extent required by the rules of the Securities and Exchange Commission ("SEC"). If the Governance, Compensation and Nominating Committee does not recommend any substitute nominees, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable to serve.
Further information regarding the Board and the nominees begins directly below.

Comerica’s Board of Directors recommends a vote “FOR” each of the director candidates listed below.

2024 Proxy Statement	12	Comerica Incorporated

Proposal 1: Election of Directors
Information About Nominees and Other Directors
The following section provides information as of March 11, 2024 about each director, including each of the twelve nominees for re-election as a director and the three retiring/departing directors.
The information provided includes the age of each nominee or incumbent director; the nominee’s or incumbent director’s principal occupation, employment and business experience during the past five years, including employment with Comerica and Comerica Bank, a wholly-owned subsidiary of Comerica, if applicable, as well as other professional experience; other public company or registered investment company directorships during the past five years; and the year in which the nominee or incumbent director became a director of Comerica.

Arthur G. Angulo Age: 59 Director Since: 2023 Title: Compliance Oversight Committee Chair

Since April 2014, Mr. Angulo has served as Managing Director of Promontory Financial Group, a consulting business unit of IBM Consulting, and as a Partner of International Business Machines Corporation, a technology company that provides infrastructure, software and consulting services for clients. In his current roles, he counsels clients on a variety of risk management and regulatory compliance matters. Previously, from 1987 until 2014, Mr. Angulo worked in numerous roles at the Federal Reserve Bank of New York (FRBNY), the U.S. central bank, most recently as Senior Vice President, Financial Institution Supervision Group from 2005 to 2014. During part of his time at the FRBNY, Mr. Angulo served as a member of the Federal Reserve System’s operating committee responsible for overseeing and strengthening supervision of the largest, most complex global financial institutions operating in the United States and served on the Federal Reserve System’s executive committee responsible for overseeing the execution of the annual Comprehensive Capital Analysis and Review at systemically important financial institutions.

With deep regulatory experience, including 27 years at the Federal Reserve Bank of New York, Mr. Angulo brings to the Board extensive knowledge concerning the financial services industry. He is well-versed in risk management and compliance, which allows him to provide strong and valuable insight in his role as Chair of the Compliance Oversight Committee.

2024 Proxy Statement	13	Comerica Incorporated

Proposal 1: Election of Directors

Nancy Avila Age: 57 Director Since: 2022

Ms. Avila is retired. She was Executive Vice President and Chief Information and Technology Officer for McKesson Corporation, a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care and healthcare information solutions, from January 2020 to October 2023. She assisted in transition activities from October 2023 to December 2023, when she retired from McKesson. Prior to joining McKesson, Ms. Avila served as Vice President and Chief Information Officer at Johnson Controls, Inc., a manufacturer of car batteries and interior parts for combustion engine and hybrid electric vehicles, as well as energy-efficient HVAC systems, from March 2018 to December 2019. Before that, she spent 22 years at Abbott Laboratories, Inc., a global healthcare company, in several leadership roles, including, most recently, Vice President, Business and Technology Services, from June 2015 to February 2018.

With 25 years of technology sector experience, Ms. Avila brings to Comerica's Enterprise Risk Committee a wealth of expertise addressing regulatory, technology, cyber and financial risk. Her knowledge in these areas, as well as the areas of software, infrastructure, application development tools and processes, operations, technology products and data and analytics, strengthens the Board's ability to advise on these important areas.

Roger A. Cregg Age: 67 Director Since: 2006 Title: Audit Committee Chair

Mr. Cregg was President, Chief Executive Officer and a director of AV Homes, Inc., a developer and homebuilder in Florida, Arizona, Texas and North Carolina, from December 2012 to October 2018. From August 2011 through November 2012, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006. He has been a director of Sterling Construction Company, Inc. since May 8, 2019.

As the former Chief Executive Officer and Chief Financial Officer of public companies, Mr. Cregg has demonstrated the leadership capability and extensive knowledge of complex financial and operational issues necessary to chair our Audit Committee.

2024 Proxy Statement	14	Comerica Incorporated

Proposal 1: Election of Directors

Curtis C. Farmer Age: 61 Director Since: 2018 Title: Chairman, President and CEO of Comerica

Mr. Farmer has been Chairman (since January 2020); Chief Executive Officer (since April 2019); President (since April 2015); Vice Chairman (April 2011 to April 2015) and Executive Vice President (October 2008 to April 2011) of Comerica Incorporated and Comerica Bank. Prior to joining Comerica, Mr. Farmer served as Executive Vice President and Wealth Management Director of Wachovia Corporation from October 2005 to October 2008. During his 23 years of service to Wachovia, he held a variety of positions of increasing scope and responsibility.

Mr. Farmer is an experienced financial services executive who has been nominated to serve on the Board because of his extensive skills and institutional knowledge in the areas of business and consumer banking. As Chairman, President and CEO of Comerica, he has a deep understanding of all aspects of Comerica’s core businesses and markets and has also supervised Comerica’s credit, marketing, enterprise technology and operations functions. At Comerica, Mr. Farmer successfully guided the Commercial Bank, Retail Bank and Wealth Management — along with several support functions — through the GEAR Up efficiency initiative and laid the foundation for Comerica to undergo the digital transformation that is underway today. Mr. Farmer is active in the banking industry and serves on the boards of the Bank Policy Institute and The Clearing House. He also has broad experience in wealth management and leadership through his long tenure at Wachovia Corporation.

M. Alan Gardner Age: 64 Director Since: 2023

Mr. Gardner has been the Executive Vice President and Chief People Officer at Frontier Communications Parent, Inc., a high-speed broadband connectivity provider, since June 2021. In that role, he is responsible for developing and executing the human resources and real estate strategy in support of the overall business plan and strategic direction. From June 2020 to May 2021, Mr. Gardner worked as an Advisor for Lee Hecht Harrison, a provider of outplacement and coaching services to executives. He was briefly retired from January 2020 to June 2020. Before that, Mr. Gardner spent over 30 years at Verizon Communications Inc. and its affiliates and predecessors (collectively, “Verizon”), providers of communications, technology, information and entertainment products and services to consumers, businesses and government entities. At Verizon, he held various leadership positions, most recently as Senior Vice President, Human Resources for Verizon Communications Inc. from 2015 to December 2019, a role through which he led Human Resources centers of excellence for employees around the globe.

With more than 30 years as a Human Resources leader, Mr. Gardner has experience building high-performing work environments. His experience has given him a strong understanding of how to create and incentivize dynamic, successful teams, which is very beneficial in his role as a member of the Governance, Compensation and Nominating Committee.

2024 Proxy Statement	15	Comerica Incorporated

Proposal 1: Election of Directors

Derek J. Kerr Age: 59 Director Since: 2023

Mr. Kerr served as Vice Chair and Strategic Advisor of American Airlines Group Inc. (“AAG”) and President of American Eagle, a passenger airline, from December 2022 to September 2023. He retired from AAG and American Eagle in September 2023. From 2013 to December 2022, Mr. Kerr served as Executive Vice President and Chief Financial Officer of AAG and its wholly-owned subsidiary, American Airlines, Inc., overseeing global corporate risk, corporate development and corporate financial functions, including treasury, accounting, financial planning, labor and fleet analysis, tax, strategic planning, investor relations and purchasing. Prior to that, he served as Senior Vice President and Chief Financial Officer for US Airways, a role that he began in 2005, and was later promoted to Executive Vice President and Chief Financial Officer of US Airways in 2009 with an added responsibility for information technology. He previously worked at America West Airlines starting in 1996 and served in a variety of finance and planning roles until being named Chief Financial Officer in 2002.

Mr. Kerr is an experienced financial leader with deep and broad exposure to complex financial issues. His service as Chief Financial Officer of public companies makes him a valuable asset to our Audit Committee. Mr. Kerr’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters, as well as risk management.

Richard G. Lindner Age: 69 Director Since: 2008

Mr. Lindner is retired. He served as Senior Executive Vice President and Chief Financial Officer of AT&T, Inc. (formerly SBC Communications, Inc.), a telecommunications company, from May 2004 to June 2011. From October 2000 to May 2004, he was the Chief Financial Officer of Cingular Wireless LLC (now AT&T Mobility LLC), a wireless telecommunications company. From October 2002 to March 2007, he served as a director of Sabre Holdings.

As the former Chief Financial Officer of AT&T, Inc., Mr. Lindner has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. In addition, Mr. Lindner is able to draw upon, among other things, his knowledge of several of our key geographic markets that he has gained through experience in the telecommunications industry.

2024 Proxy Statement	16	Comerica Incorporated

Proposal 1: Election of Directors

Jennifer H. Sampson Age: 54 Director Since: 2023

Ms. Sampson is the McDermott-Templeton President and Chief Executive Officer of the not-for-profit United Way of Metropolitan Dallas, which focuses on improving access to education, income and health in North Texas. Prior to her role as Chief Executive Officer and President, she was Senior Vice President and Chief Operating Officer from 2004 to 2011, and Senior Vice President and Chief Financial Officer from 2001 to 2004 for United Way of Metropolitan Dallas. Additionally, Ms. Sampson previously worked for the accounting firm Arthur Andersen & Co. in various roles over ten years and is a licensed CPA. Ms. Sampson is active in community organizations and also served as a Business and Community Advisory Council Member for the Federal Reserve Bank of Dallas from July 2012 to June 2018.

Ms. Sampson adds to the Board of Directors invaluable non-profit and community experience in Comerica’s headquarters market, in line with Comerica’s core value to act as a force for good. As well, she brings relevant banking and regulatory expertise from her time as a Business and Community Advisory Council Member for the Federal Reserve Bank of Dallas.

Barbara R. Smith Age: 64 Director Since: 2017 Facilitating Director

Ms. Smith has been Executive Chairman of the Board of Commercial Metals Company, a manufacturer, recycler and marketer of steel and metal products, since September 2023. From September 2017 to September 2023, she served as President, Chief Executive Officer and director, and from January 2018 to September 2023 she served as Chairman of Commercial Metals Company. She joined Commercial Metals Company as Senior Vice President and Chief Financial Officer in 2011 and served in that capacity until she was promoted to Chief Operating Officer in 2016 and President and Chief Operating Officer in January 2017. Previously, she served as Vice President and Chief Financial Officer of Gerdau Ameristeel from 2007-2011 and as Treasurer from 2006-2007. She also served as Senior Vice President and Chief Financial Officer of FARO Technologies, Inc. from February 2005 to July 2006. During the more than 20 prior years, Ms. Smith held positions of increasing financial leadership with Alcoa Inc. She was a director of Minerals Technologies Inc. from 2011 to July 2017, where she served as Chair of the Audit Committee and a member of the Compensation Committee.

Ms. Smith brings to the Board a number of key skills, including relevant business leadership and management experience, expertise in geographic markets in which Comerica has a presence, including our headquarters market, and significant financial expertise garnered through the chief financial officer and treasury roles she has held during her professional career. Additionally, her strong leadership experience is instrumental in her service as Facilitating Director.

2024 Proxy Statement	17	Comerica Incorporated

Proposal 1: Election of Directors

Robert S. Taubman Age: 70 Director Since: 2000(1)

Mr. Taubman is Chairman and CEO of The Taubman Realty Group LLC, which owns, develops and operates regional shopping centers nationally. He was Chairman of Taubman Centers, Inc. from December 2001 to December 2020; President and Chief Executive Officer of Taubman Centers, Inc. from August 1992 to December 2020 and President of The Taubman Realty Group from August 1992 to March 2021. He has been Chairman of The Taubman Company LLC, a shopping center management company engaged in leasing, management and construction supervision, since December 2001 and has been President and Chief Executive Officer of The Taubman Company LLC since September 1990. He served as a director of Taubman Centers, Inc. from 1992 until December 2020.

As an executive involved in real estate development and operations, Mr. Taubman has demonstrated leadership capability and brings key experience in the real estate sector. He also brings insight through experience in many of Comerica’s geographic markets.

Nina G. Vaca(2) Age: 52 Director Since: 2008

Ms. Vaca has been Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a global workforce solutions provider offering staffing, managed services, payrolling and independent contractor compliance and a proprietary talent platform, since she founded the company in October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a privately held management company, since April 1999. She has been a director of Cinemark Holdings, Inc. since November 2014, served as a director of Kohl’s Corporation from March 2010 to May 2019, and also serves as an independent director of Austin Industries starting in 2021. In 2014, the Obama Administration appointed Ms. Vaca as a Presidential Ambassador for Global Entrepreneurship. Ms. Vaca is also a Henry Crown Fellow at the Aspen Institute and a lifetime member of the Council on Foreign Relations.

As a chief executive officer with experience in talent solutions, managed services and information technology, as well as successful entrepreneurial endeavors in the U.S. and abroad, Ms. Vaca offers a unique and insightful perspective to the Board.

2024 Proxy Statement	18	Comerica Incorporated

Proposal 1: Election of Directors

Michael G. Van de Ven Age: 62 Director Since: 2016 Title: Governance, Compensation and Nominating Committee Chair

Mr. Van de Ven has been an executive advisor of Southwest Airlines Co., a passenger airline, since January 2023. Previously, he served as President from September 2021 to December 2022, Chief Operating Officer from May 2008 to December 2022, Executive Vice President from May 2008 to January 2017, Chief of Operations from September 2006 to May 2008, Executive Vice President Aircraft Operations from November 2005 through August 2006, and Senior Vice President Planning from August 2004 to November 2005. He joined Southwest in 1993 and held various positions and responsibilities for the airline including financial planning and analysis, fleet planning, aircraft operations and schedule planning. He also served as senior audit manager for Ernst & Young LLP for 9 years ending in 1993 and is a licensed CPA.

Mr. Van de Ven brings to the Board a number of key skills, including relevant business management experience, a strong background in risk management, expertise in geographic markets in which Comerica has a presence, particularly our headquarters market, and a deep understanding of financial planning and accounting, among others.

(1)Mr. Taubman became a director of Manufacturer’s Bank, N.A. or its predecessors in 1987. He became a director of Comerica Bank in 1992 when it merged with Manufacturer’s Bank, N.A. He resigned as a director of Comerica Bank in 2000, when he became a director of Comerica.
(2)Professional name of Ximena G. Humrichouse.

2024 Proxy Statement	19	Comerica Incorporated

Proposal 1: Election of Directors
Retiring/Departing Directors

Michael E. Collins Age: 72 Director Since: 2016 Title: Enterprise Risk Committee Chair

Mr. Collins has served as the Chair and Senior Counselor of Blake Collins Group, a public relations and communications firm, since July 2013. He was an advisor to The Bancorp, Inc., a financial services institution, from July 2013 to November 2016. He also served as a consultant to the Federal Reserve Bank of Cleveland, a bank regulator, from November 2014 to March 2015 and as Executive Vice President and Lending Officer of the Federal Reserve Bank of Philadelphia, a bank regulator, from June 2009 to June 2011, where he worked in various capacities beginning in 1974. He was the President and Chief Executive Officer of TD Bank USA, a financial services institution, from March 2013 to July 2013 and Executive Vice President of TD Bank Group, a group of affiliated financial services entities, where he managed audit, legal, compliance, anti-money laundering, regulatory, loan review and government affairs functions from November 2011 to July 2013. He also was Executive Vice President of TD Bank Group and Strategic Advisor to TD Bank USA from September 2011 to October 2011. He was a director of Higher One Holdings, Inc. from April 2015 to August 2016.

As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins brings to the Board a number of key skills, including a strong background in risk management and relevant business management experience, as well as a deep understanding of the financial services industry, including bank regulation. As the Chair of our Enterprise Risk Committee, his experience in identifying, assessing and managing risk exposures of large, complex financial firms allows Mr. Collins to provide invaluable insight to Comerica.

Jacqueline P. Kane Age: 71 Director Since: 2008

Ms. Kane is retired. She served as Executive Vice President, Human Resources and Corporate Affairs, from February 2015 to January 2016, Senior Vice President, Human Resources and Corporate Affairs, from December 2004 to February 2015, Senior Vice President, Human Resources from June 2004 to December 2004, and Vice President, Human Resources from March 2004 to May 2004 for The Clorox Company, a manufacturer and marketer of consumer products. From March 2003 to January 2004, she was Vice President, Human Resources and Executive Leadership for The Hewlett Packard Company, a technology company. Prior to her role at The Hewlett Packard Company, Ms. Kane spent 22 years in human resources in the financial services industry.

As a former senior executive with experience in human resources, including compensation matters, as well as experience in several of our key geographic markets, Ms. Kane has a unique and insightful perspective to offer the Board. As the former Chair and a current member of our Governance, Compensation and Nominating Committee, she is able to use her experience and perspectives to offer best practices advice.

2024 Proxy Statement	20	Comerica Incorporated

Proposal 1: Election of Directors

Reginald M. Turner, Jr. Age: 64 Director Since: 2005

Mr. Turner has been a Member Emeritus of Clark Hill, a law firm, since January 2023, when he retired. He was an attorney with and member of Clark Hill from April 2000 to December 2022. He served as a director of Masco Corporation from March 2015 to May 2023. Mr. Turner is active in public service and with civic and charitable organizations, serving in leadership positions with the American Bar Association, the Detroit Public Safety Foundation, the Detroit Institute of Arts, the Community Foundation for Southeast Michigan and the Hudson Webber Foundation.

As a lawyer, Mr. Turner has a unique legal and risk management perspective to offer the Board. He also has extensive involvement and experience in community affairs.

2024 Proxy Statement	21	Comerica Incorporated

Proposal 1: Election of Directors
Board and Committee Governance
Annual Elections and Attendance
Shareholders elect Comerica’s directors at each Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Comerica expects each director to attend each Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. Each of the Board members serving at the time of the 2023 Annual Meeting attended the 2023 Annual Meeting.
Majority Voting Standard
In an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the vote of the majority of the votes cast with respect to that director. If such a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender a resignation to the Board for its consideration.
Annual Self-Evaluation
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance, Compensation and Nominating Committee (in this section, the "Governance Committee") reviews the self-evaluation process. A report is made to the Board on the assessment of the performance of the Board and its committees.
Overboarding Limit
Our directors may not serve on more than three public company boards in addition to the Comerica Board. Members of Comerica’s Audit Committee may not serve on more than two other public company audit committees. This allows our directors sufficient time to devote to Comerica and its shareholders.
Nominee Selection Process
In identifying candidates for nomination as directors, the Governance Committee considers the individual’s specific qualities and skills. Its criteria for assessing nominees include a potential nominee’s ability to represent the long-term interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Comerica, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional/regulatory or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Governance Committee then assesses the proposed nominee’s specific qualifications, evaluates independence and considers other factors, including skills, business segment representation, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks) and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Comerica as necessary to properly discharge their duties.
The Company is committed to having a diverse Board. In furtherance of this commitment, it is the Company's practice to require that the list of candidates considered for nomination to our Board include candidates with diversity of race, ethnicity, and gender. Any third-party search firm used to identify potential nominees will be requested to include such candidates.
Our bylaws require a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. All of the director nominees completed the required questionnaire. A nominee also must make certain representations and agree that they (A) will abide by the requirements of Article III, Section 14 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) are not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, they will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with their ability to comply, if elected as a director of Comerica, with their fiduciary duties under applicable law, (C) are not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in their individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica. All of the director nominees made the foregoing representations and agreements.

2024 Proxy Statement	22	Comerica Incorporated

Proposal 1: Election of Directors
The Governance Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Governance Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in Comerica’s bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Governance Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with Comerica’s bylaws ensures that it receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.
Board Refreshment
The Governance Committee maintains an ongoing board refreshment process by identifying additional skills and expertise needed on the Board and periodically uses a third-party search firm for the purpose and function of identifying potential director nominees. Due to the complexities of banking regulations, the Governance Committee consciously balances more tenured directors with strong regulatory experience and less tenured directors who can provide fresh perspectives. This mix has been successful in helping Comerica’s Board oversee traditional banking activities as well as emerging trends and new risks.
Shareholder Engagement
Comerica is committed to acting in the best interests of its shareholders, and as part of this commitment, members of management actively engage with the Company’s shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on areas for improvement, and to help our shareholders better understand our performance and long-term strategic plan.
Proxy Access
Comerica's bylaws permit a shareholder, or a group of up to 20 shareholders, who has continuously owned at least 3% of outstanding common stock of Comerica, par value $5.00 per share (“Comerica common stock”), for at least three years to nominate and include in Comerica’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board. Such nominations are subject to disclosure, eligibility and procedural requirements as set forth in the bylaws.
Code of Ethics
Comerica has a Code of Business Conduct and Ethics for Employees, which applies to employees and agents of Comerica and its subsidiaries and affiliates, as well as a Code of Business Conduct and Ethics for Members of the Board of Directors. Comerica also has a Senior Financial Officer Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Code of Business Conduct and Ethics for Employees, the Code of Business Conduct and Ethics for Members of the Board of Directors and the Senior Financial Officer Code of Ethics are available on the Investor Relations portion of Comerica’s website at www.comerica.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.
Board Oversight
Comerica’s Board has oversight of important topics and is highly engaged in working through issues and discussing plans in both formal and informal meetings.
The Audit Committee of the Board oversees the integrity of Comerica’s financial statements, Comerica’s compliance with legal and regulatory requirements, our outside auditor’s qualifications and independence, and the performance of Comerica’s internal audit and credit review functions and outside auditors, including with respect to both bank and non-bank subsidiaries.
The Compliance Oversight Committee oversees various regulatory and compliance matters, with a focus on risk management.
The Enterprise Risk Committee of the Board oversees Comerica’s risk management, including cybersecurity and information security risks, as well as environmental and social risks (including, but not limited to, Comerica's management of risk pertaining to sustainability, climate change and corporate social responsibility). The Enterprise Risk Committee is briefed on technology risks on a quarterly basis, at each regularly scheduled meeting. Additionally, Comerica's management-level Enterprise Risk and Return Committee coordinates risk-related activities across the Company, including climate-related risks, and reports on these risks. The Enterprise Risk Committee also reviews Comerica's broader pandemic plan and business continuity program.
The Governance, Compensation and Nominating Committee of the Board is tasked with reviewing Comerica’s human capital management strategy and talent development program, including recruitment, evaluations and development activities. This committee also reviews the Corporation’s employee diversity, equity and inclusion initiatives, as well as the results of those initiatives. Moreover, the full Board is provided annual workforce updates.

2024 Proxy Statement	23	Comerica Incorporated

Proposal 1: Election of Directors
Committees and Meetings of Directors
Our Board held nine meetings in 2023. All director nominees and all incumbent directors attended at least seventy-five percent of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.
The Board committees, their membership, and their chairs appear below. The current terms of standing committee members expire in April 2024.

Audit Committee Committee Chair: Roger A. Cregg Other Committee Members: Michael E. Collins Derek J. Kerr Richard G. Lindner Reginald M. Turner, Jr. Meetings held in 2023: 13
Responsibilities:
This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Comerica’s financial statements; (ii) Comerica’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of Comerica’s internal audit and credit review functions and independent registered public accounting firm, including with respect to both bank and non-bank subsidiaries; and by preparing the “Audit Committee Report” found in this proxy statement.
A current copy of the charter of the Audit Committee is available to security holders on the Investor Relations portion of Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.
About the Members:
•All members are independent and financially literate in accordance with New York Stock Exchange (“NYSE”) requirements
•The Board has determined that Mr. Cregg, Mr. Kerr and Mr. Lindner are audit committee financial experts in accordance with SEC rules
•None of the members of the Audit Committee serve on the audit committees of more than three public companies
•Governed by a Board-approved charter

Compliance Oversight Committee Committee Chair: Arthur G. Angulo Other Committee Members: Michael E. Collins Roger A. Cregg Barbara R. Smith Michael G. Van de Ven Meetings held in 2023: 4
Responsibilities:
This is a committee of the Board that oversees various regulatory and compliance matters, with a focus on risk management.
About the Members:
•All members are independent
•Governed by a Board-approved charter

2024 Proxy Statement	24	Comerica Incorporated

Proposal 1: Election of Directors

Enterprise Risk Committee Committee Chair: Michael E. Collins Other Committee Members: Arthur G. Angulo Nancy Avila Roger A. Cregg Jennifer H. Sampson Robert S. Taubman Meetings held in 2023: 4
Responsibilities:
This committee has responsibility for the risk-management policies of Comerica’s operations and oversight of the operation of Comerica’s risk-management framework.
A current copy of the charter of the Enterprise Risk Committee is available to security holders on the Investor Relations portion of Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.
About the Members:
•All members are independent
•Mr. Angulo and Mr. Collins have been designated the Board’s risk experts
•Governed by a Board-approved charter

Governance, Compensation
and Nominating Committee
Committee Chair:
Michael G. Van de Ven
Other Committee Members:
M. Alan Gardner
Jacqueline P. Kane
Richard G. Lindner
Barbara R. Smith
Nina G. Vaca
Meetings held in 2023:
6

Responsibilities:
This committee, among other things, establishes Comerica’s executive compensation policies and programs, oversees administration of Comerica’s 401(k), stock,incentive, pension and deferral plans, monitors compliance with laws and regulations applicable to the documentation and administration of Comerica’s employee benefit plans, monitors the effectiveness of the Board, oversees corporate governance issues and succession planning. The Committee reviews CEO and management succession planning for key positions, including unexpected or emergency situations. The CEO and CAO present succession information annually to the Committee and full Board. Potential successors also engage with Board members through Board meetings and client related events.
A current copy of the charter of the Governance, Compensation and Nominating Committee is available to security holders on the Investor Relations portion of Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.
About the Members:
•All members are independent
•Governed by a Board-approved charter

2024 Proxy Statement	25	Comerica Incorporated

Proposal 1: Election of Directors

Qualified Legal Compliance Committee Committee Chair: Roger A. Cregg Other Committee Members: Michael E. Collins Derek J. Kerr Richard G. Lindner Reginald M. Turner, Jr. Meetings held in 2023: 0
Responsibilities:
This committee assists the Board in promoting the best interests of Comerica by reviewing evidence of potential material violations of securities law or breaches of fiduciary duties or similar violations by Comerica or any officer, director, employee, or agent thereof, providing recommendations to address any such violations, and monitoring Comerica’s remedial efforts with respect to any such violations.
A current copy of the charter of the Qualified Legal Compliance Committee is available to security holders on the Investor Relations portion of Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.
About the Members:
•All members are independent
•Governed by a Board-approved charter

Other Committees
The Special Preferred Stock Committee was formed in 2020 to carry out the Board’s authority with respect to the issuance of preferred securities and to set the terms of such preferred securities. The Special Preferred Stock Committee did not meet in 2023.

Board Leadership Structure
Our Chief Executive Officer also serves as the Chairman of the Board. Mr. Farmer has provided strong leadership to the Board and management, instilling a clear focus on the Company’s strategy and business plans. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and Chief Executive, it also believes that it is simultaneously important to have a robust governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are independent as defined under NYSE rules, and the Audit Committee, the Compliance Oversight Committee, the Enterprise Risk Committee, the Governance, Compensation and Nominating Committee and the Qualified Legal Compliance Committee are comprised entirely of independent directors.
The non-management directors annually elect an independent Facilitating Director (or lead director), currently Barbara R. Smith, who leads the non-management directors in regularly-scheduled executive sessions. As Facilitating Director, Ms. Smith’s duties include, but are not limited to, the following:
•Presiding at all other meetings of the Board at which the Chairman is not present;
•Serving as liaison between the Chairman and the independent directors;
•Approving information sent to the Board;
•Approving meeting agendas for the Board;
•Approving meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items;
•Having the authority to call meetings of the independent directors; and
•If requested by major shareholders, ensuring that she is available for consultation and direct communication.
The Board believes that the Facilitating Director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The executive sessions over which she presides allow non-management directors to discuss issues facing the Company, including matters concerning management, without any members of management present. The role of the Facilitating Director provides leadership for such discussions and serves as a bridge between the independent directors and the Company’s management team.

2024 Proxy Statement	26	Comerica Incorporated

Proposal 1: Election of Directors
Role in Risk Oversight
The Board believes that Comerica has the appropriate leadership to help ensure effective risk oversight. Comerica has historically had and continues to pursue a strong risk management culture. We recognize that nearly every action taken as a financial institution requires some degree of risk. Our objective is not to eliminate risk but to give it due consideration to ensure we take the appropriate risks. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our Company.
Governance and oversight of risk management activities are shared by management and our Board as follows:

Board of Directors
The Board approves a statement of our Company’s risk appetite, which is used internally to help our Board and management understand our Company’s tolerance for risk in each of the major risk categories and allow for the adaption of those tolerances to align with a changing economic environment.

Each of the Enterprise Risk Committee, the Audit Committee and the Governance, Compensation and Nominating Committee reports regularly to the full Board.

Michael E. Collins, the Chair of the Enterprise Risk Committee, and Arthur Angulo have been designated the Board’s risk experts. As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins has experience identifying, assessing, and managing risk exposures of large, complex financial firms.

Board Committees
The Enterprise Risk Committee oversees policies, procedures and practices relating to credit risk, market risk, liquidity risk, technology risk (including cybersecurity and information security risk), operational risk, strategic risk, compliance risk (including compliance with bank regulatory obligations), and other general risks to Comerica and the actions undertaken or to be undertaken to identify, measure, monitor and control such risks. It is also responsible for environmental and social risks (e.g., sustainability, climate change and corporate social responsibility).

The Audit Committee plays a key role in risk management through the validation and oversight of our internal controls, policies and procedures to ensure their effectiveness, in addition to providing oversight of our financial statements and compliance with legal and regulatory requirements.
The Compliance Oversight Committee oversees various regulatory and compliance matters, with a focus on risk management.

The Governance, Compensation and Nominating Committee provides information on the risks associated with the Company’s compensation programs. A more detailed discussion of the Governance, Compensation and Nominating Committee’s evaluation of risk and compensation programs can be found in the Compensation Discussion and Analysis section.

Management
The Enterprise Risk and Return Committee, chaired by the Chief Risk Officer, is established by the Enterprise Risk Committee and responsible for governance over the risk management framework, providing oversight in managing Comerica's aggregate risk position and reporting on the comprehensive portfolio of risks as well as the potential impact these risks can have on Comerica's risk profile and resulting capital level. It is principally composed of senior officers and executives representing Comerica's different risk areas and business units.

Comerica’s Chief Risk Officer, Brian S. Goldman, oversees risk on an enterprise-wide basis and reports to the Enterprise Risk Committee. He is responsible for ongoing compliance with policies and procedures relating to risk management governance, procedures and infrastructure, and also monitoring compliance with such policies and procedures, among other responsibilities.

Comerica’s General Auditor, Christine M. Moore, heads Comerica's internal audit function and reports to the Audit Committee. She is responsible for evaluating and opining on the effectiveness of Comerica’s internal controls, policies and procedures.

2024 Proxy Statement	27	Comerica Incorporated

Proposal 1: Election of Directors
Director Independence
The Board of Directors has determined that all non-management directors, currently constituting 93% of the full Board of Directors of Comerica, are independent within the meaning of the listing standards of the NYSE. In making such determination, the Board of Directors has affirmatively determined that the following current directors meet the categorical standards of independence described below, as applicable, and have no material relationship with Comerica (either directly or as a partner, shareholder or officer of an organization that has a relationship with Comerica) other than as a director: Arthur G. Angulo, Nancy Avila, Michael E. Collins, Roger A. Cregg, M. Alan Gardner, Jacqueline P. Kane, Derek J. Kerr, Richard G. Lindner, Jennifer H. Sampson, Barbara R. Smith, Robert S. Taubman, Reginald M. Turner, Jr., Nina G. Vaca and Michael G. Van de Ven. Additionally, all of the Audit Committee members satisfy the independence standards under Exchange Act Rule 10A-3 and NYSE rules, and all of the Governance, Compensation and Nominating Committee members satisfy the applicable independence standards under NYSE rules. The Board of Directors further determined that Curtis C. Farmer is not independent because he is an employee of Comerica.
Categorical Standards
Pursuant to Comerica’s Corporate Governance Guidelines, in no event will a director be considered “independent” if, currently or (for items (i) through (v)) within the preceding three (3) years:
(i)the director is or was employed by Comerica;
(ii)an immediate family member of the director is or was employed by Comerica as an executive officer;
(iii)the director, or any of their immediate family, receives or received more than $120,000 per year in direct compensation from Comerica, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iv)the director or any immediate family member of the director, is or has been a partner or employee of a firm that is or was during the preceding three years Comerica’s internal or external auditor and personally works or worked on Comerica’s audit within that time;
(v)the director or an immediate family member of the director is or was employed as an executive officer of another company if any of Comerica’s present executives at the same time serves or served on that company’s compensation committee;
(vi)the director is a current partner or employee of a firm that is Comerica’s internal or external auditor, or any immediate family member of the director is a current partner of such firm; or
(vii)the director is a current executive officer or an employee, or any of the director’s immediate family is a current executive officer, of another company (other than a tax exempt charitable organization) that makes payments to or receives payments from Comerica for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
Subject to the foregoing, the Corporate Governance Guidelines also state that the following relationships are considered immaterial:
(i)ordinary lending relationships with the director or any of the director’s related interests, as defined in the Federal Reserve Board’s Regulation O, if, (A) in each such case, the extension of credit was made in the ordinary course of business and is on substantially the same terms as those with non-affiliated persons; (B) in each such case, the extension of credit has been made in compliance with applicable law, including the Federal Reserve Board’s Regulation O, if applicable; (C) in each such case, no material event of default has occurred under the extension of credit; (D) the aggregate amount of the extensions of credit to the Director and all of their related interests does not exceed 1% of Comerica’s consolidated assets; and (E) in each such case, the borrower represents to Comerica that, if the borrower is a company or other entity, that a termination of the extension of credit would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of the borrower; or, if the borrower is an individual, that a termination of the extension of credit would not reasonably be expected to have a material and adverse effect on the financial condition of the borrower;
(ii)ordinary lending relationships entered into between Comerica and any member of a director’s family if, in each such case, the extension of credit was made in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates, it did not involve more than the normal risk of collectability or present other unfavorable features, and it was in compliance with applicable law;
(iii)ordinary lending relationships entered into in the ordinary course of business between Comerica and any entity, which is not a related interest of a director, that employs a director or any member of a director’s family;
(iv)financial services or financial services products (other than loans or extensions of credit provided by Comerica), including, without limitation, brokerage services, banking services, third-party credit card products/services bearing Comerica’s logo, custodial services, trustee services, insurance services, investment advisory or asset management services, and other financial services or products-related transactions entered into between Comerica and/or any of its direct or indirect subsidiaries and directors and/or their family members, affiliated entities and/or charities with which they are affiliated, provided that the

2024 Proxy Statement	28	Comerica Incorporated

Proposal 1: Election of Directors
transactions (a) are in the ordinary course of business; (b) are on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates; and (c) are in compliance with applicable law;
(v)other commercial transactions (not including extensions of credit) entered into in the ordinary course of business between Comerica and any entity that employs (a) a director, (b) a director’s spouse or (c) any child of a director who is residing in the director’s home, if the annual sales to, or purchases from, such entity constitute less than 1% of Comerica’s consolidated gross revenues or constitute less than 1% of such entity’s consolidated gross revenues. In the case of such an employer that is a not-for-profit organization, charitable contributions from Comerica to such entity shall not constitute payments for products or services for purposes of this calculation;
(vi)a director of Comerica serving as a board or trustee member, but not as an executive officer, of a not-for-profit organization that received discretionary charitable contributions in any given year from Comerica or the Comerica Charitable Foundation;
(vii)an officer of Comerica serving as a board, trustee or council member, but not as an executive officer, of a not-for-profit organization that employs a director of Comerica;
(viii)a director of Comerica serving as an executive officer of a not-for-profit organization, if the discretionary charitable contributions made to the organization in any given year by Comerica and the Comerica Charitable Foundation, in the aggregate (exclusive of any employee contributions), are less than 5% (or $1,000,000, whichever is greater) of that organization’s consolidated gross revenues; and
(ix)an officer of Comerica serving as a volunteer in connection with charitable fundraising (including charitable fundraising campaigns) or charitable services for a not-for-profit organization that employs a director of Comerica (including as an executive officer), if the discretionary charitable contributions made to the organization in any given year by Comerica and the Comerica Charitable Foundation, in the aggregate (exclusive of any employee contributions), are less than 5% (or $1,000,000, whichever is greater) of that organization's consolidated gross revenues.
A current copy of the Corporate Governance Guidelines is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.
Director Transactions, Relationships or Arrangements by Category or Type
In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions, all of which were deemed immaterial:
•Loans, extensions of credits and related commitments to certain directors and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated (Mr. Taubman, Mr. Turner, Ms. Vaca and Van de Ven) have been made by Comerica Bank in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features.
•Banking and financial services (other than extensions of credit) provided by Comerica in the ordinary course of business to certain directors and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated, on terms and conditions not more favorable than those available to other similarly situated customers.
•Charitable contributions or other payments in the ordinary course of business by Comerica and/or the Comerica Charitable Foundation to charitable organizations with which a director or immediate family member is affiliated.
•Volunteer activities, including fundraising and other forms of service, by Comerica officers for not-for-profit entities with which a director is employed or otherwise affiliated.
•Other commercial transactions (not including extensions of credit) entered into in the ordinary course of business between Comerica and entities that employ a director, a director’s spouse or any child of a director who is residing in the director’s home, when the annual sales to, or purchases from, such entity constitute less than 1% of Comerica’s consolidated gross revenues or constitute less than 1% of such entity’s consolidated gross revenues.

2024 Proxy Statement	29	Comerica Incorporated

Proposal 1: Election of Directors
Compensation Committee Interlocks and Insider Participation
During 2023, Mr. Gardner, Ms. Kane, Mr. Lindner, Ms. Smith, Ms. Vaca and Mr. Van de Ven served as members of the Governance, Compensation and Nominating Committee. No such individual is, or was during 2023, an officer or employee of Comerica or any of its subsidiaries. Nor was any such member formerly an officer of Comerica or any of its subsidiaries. No executive officer of Comerica served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our Board or a member of the Governance, Compensation and Nominating Committee.

Transactions with Related Persons
Review of Transactions with Related Persons
Comerica has adopted a written Regulation O Policy and Procedure document to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members, as well as 10% or greater shareholders, and the related interests of any of the foregoing. Under the policy and procedure, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.
In addition to loan transactions that are covered by Regulation O, the Board has also adopted a written Related Persons Transactions Policy setting forth procedures for the review, approval and monitoring of other transactions greater than $120,000 involving Comerica and in which related persons (directors, director nominees, executive officers, 5% shareholders and immediate family members or primary business affiliations of such persons) have a material interest. Under the policy, the Governance, Compensation and Nominating Committee is responsible for reviewing and approving or ratifying transactions involving related persons. Directors may not vote on a related party transaction in which they or any member of their immediate family is a related person, but the director may participate in some or all of the committee’s discussions. The policy also permits the Chair of the Governance, Compensation and Nominating Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between committee meetings, in which case they will be reported to the full committee at its next meeting.
The policy also contains a list of categories of transactions involving related persons that the Committee has deemed pre-approved or ratified and as a result need not be brought to the Governance, Compensation and Nominating Committee for approval. These include transactions with a 5% shareholder or involving brokerage, banking, custodial, trustee, insurance, investment advisory or asset management services, and other financial services or products transactions entered into between Comerica and any related person, if the transactions are in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and comply with applicable law, including the Sarbanes-Oxley Act of 2002. It also includes other commercial transactions where Comerica has transacted with an entity employing or having as a director a related party, and where payments constitute less than 1% of Comerica’s consolidated gross revenues or constitute less than 1% of such entity’s consolidated gross revenues. The Committee has also determined that a related person has no material interest in a loan covered by and approved under Comerica's Regulation O Policy, or loans to related party family members that are in the ordinary course on substantially the same terms as those prevailing at that time for non-affiliates that comply with law and do not involve more than the normal risk of collectibility.
The Governance, Compensation and Nominating Committee will review the following information when assessing a related party transaction:
•the related party’s interest in the transaction:
•the purpose and timing of the transaction;
•the approximate dollar value of the transaction and the approximate dollar value of the related party’s interest in the transaction;
•whether the terms of the transaction are fair to Comerica and on the same basis as would apply if the transaction did not involve a related party;
•Comerica’s business reasons for entering into the transaction;
•whether the transaction would impair the independence of an outside director or nominee for director;
•the acceptability of the transaction to Comerica’s regulators;
•whether the transaction would present an improper conflict of interest for any director, director, nominee for director or executive officer of the Company; and
•any other relevant information regarding the transaction.

2024 Proxy Statement	30	Comerica Incorporated

Proposal 1: Election of Directors
Affiliates of BlackRock and The Vanguard Group, Inc. are investment managers for certain investment options under our 401(k) Plan and/or certain RIA assets. These transactions are unrelated to the 5% holders' Comerica common stock ownership, and the fees are paid by entities and individuals other than Comerica. These transactions did not require approval pursuant to the Related Party Transactions Policy.
Financial Services and Other Transactions with Executive Officers and Directors
Certain of the executive officers and directors of Comerica, their related entities, and members of their immediate families were customers of and had financial transactions in the ordinary course of business (including loans and loan commitments, as well as other financial products and services) with affiliates of Comerica during 2023 that did not require approval under the Related Party Transactions Policy. Comerica made all loans and commitments in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features. Further, loans and commitments subject to Regulation O were all made in accordance with Comerica’s Regulation O Policy and Procedure. Comerica also offers employee discounts to its employees, including executive officers, on certain other financial services. Additionally, there were certain ordinary course commercial transactions that did not require approval under the Related Party Transactions Policy, where Comerica transacted with an entity employing, or having as a director a related party, and payments constituted less than 1% of Comerica’s consolidated gross revenues or less than 1% of the other entity’s consolidated gross revenues.

Compensation of Directors
The Governance, Compensation and Nominating Committee determines the form and amount of non-employee director compensation and makes a recommendation to the Board of Directors for final approval. In determining director compensation, the Governance, Compensation and Nominating Committee considers information provided by the compensation consultant retained by the Governance, Compensation and Nominating Committee to provide market analyses and consulting services on director compensation matters. When setting director compensation, the Governance, Compensation and Nominating Committee targets the median of the peer group. See “Role of the Independent Compensation Consultant” for more information about the compensation consultant retained by the Governance, Compensation and Nominating Committee. Employee directors receive no compensation for their Board service.

Director Compensation Highlights
•Comerica maintains director stock ownership guidelines encouraging non-employee directors to own at least 5,000 shares of Comerica common stock (including restricted stock units) within five years of the date the non-employee director was initially appointed or elected to the Board. Of those 5,000 shares, at least 1,000 shares should be beneficially owned within 12 months of the date the non-employee director was initially appointed to the Board.
◦As of December 31, 2023, all non-employee directors have met their respective stock ownership guideline levels, based on period of service.
•Restricted stock units granted to non-employee directors are generally settled in Comerica common stock on the first anniversary of the director’s separation from service on the Board.

2024 Proxy Statement	31	Comerica Incorporated

Proposal 1: Election of Directors
The table below illustrates the compensation structure for non-employee directors in 2023. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Elements of 2023 Annual Compensation

Retainer (cash)	$105,000
Audit Committee Chair and Vice Chair Retainer (cash)	$40,000
Facilitating Director Retainer (cash)	$40,000
Compliance Oversight Committee Chair Retainer (cash) (1)	$40,000
Enterprise Risk Committee and Governance, Compensation and Nominating Committee Chair and Vice Chair Retainer (cash)	$35,000
Qualified Legal Compliance Committee Chair and Vice Chair Retainer (cash)	$20,000
Compliance Oversight Committee Member Retainer (cash) (1)	$20,000
Audit Committee Member Retainer (cash)	$10,000
Meeting Fees — per meeting (cash)	N/A
Board-Sponsored Training Seminar Fees — per seminar (cash)	N/A
Briefing Fees — per briefing session (cash)	N/A
Restricted Stock Unit Award (2)	$120,000
(1)The Compliance Oversight Committee was established on August 16, 2023. Any compensation amounts were prorated for the portion of the year the committee existed and the director served on it.
(2)On July 25, 2023, each non-employee director received a grant of 2,390 restricted stock units with a fair market value of approximately $120,000 based on the closing stock price on the date of grant. RSUs are vested at grant and settle after the one-year anniversary of the director leaving the Board, except due to death, certain cases of disability or a change in control.
DIRECTOR COMPENSATION PLANS

Deferred Compensation Plans	Non-employee directors can defer some or all of their cash compensation into either a stock-settled plan — where deferred compensation earns a return based on the return of Comerica common stock during the deferral period — or a cash-settled investment fund plan — where deferred compensation earns a return based on broad-based investment funds elected by the director.
Equity Plans
Directors participate along with officers and employees in the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan. Stock options, stock appreciation rights, restricted stock, restricted stock units, cash awards and other equity-based awards may be awarded under this plan. No participant who is a non-employee director of Comerica may be granted awards with a grant date fair value in excess of $500,000 per calendar year.

Retirement Plans	No retirement plan is currently offered to non-employee directors. Mr. Taubman has vested benefits under legacy plans; the plans were terminated and benefits frozen in 1998. He will receive a monthly benefit of $1,666.67 for 120 months, payable when he retires from the Board, except in the case of illness or disability. There is no survivor benefit.

2024 Proxy Statement	32	Comerica Incorporated

Proposal 1: Election of Directors
The following table provides information on each 2023-serving non-employee director's compensation.
2023 DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Total (4) ($)

Arthur G. Angulo	68,152	120,074	188,226
Nancy Avila	105,000	120,074	225,074
Michael E. Collins	157,500	120,074	277,574
Roger A. Cregg	182,500	120,074	302,574
M. Alan Gardner	45,652	120,074	165,726
Jacqueline P. Kane	116,058	120,074	236,132
Derek J. Kerr	96,472	120,074	216,546
Richard G. Lindner	115,000	120,074	235,074
Jennifer H. Sampson	88,083	120,074	208,157
Barbara R. Smith	152,500	120,074	272,574
Robert S. Taubman	105,000	120,074	225,074
Reginald M. Turner, Jr.	115,000	120,074	235,074
Nina G. Vaca	105,000	120,074	225,074
Michael G. Van de Ven	144,783	120,074	264,857
(1)Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Farmer is not included in this table.
(2)This column reports the amount of cash compensation earned with respect to the 2023 calendar year for Board and committee service. Comerica pays the applicable retainer and meeting fees to each non-employee director on a quarterly basis.
(3)This column represents the grant date fair value of restricted stock units granted to non-employee directors in 2023 in accordance with ASC 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2023. The aggregate number of restricted stock units, including dividend equivalents that were reinvested in restricted stock units, outstanding as of December 31, 2023 for non-employee directors who served on the Board during 2023, is as follows: Mr. Angulo: 2,432 stock units; Ms. Avila: 4,110 stock units; Mr. Collins: 14,230 stock units; Mr. Cregg: 39,878 stock units; Mr. Gardner: 2,432 stock units; Ms. Kane: 35,139 stock units; Mr. Kerr: 2,432 stock units; Mr. Lindner: 38,087 stock units; Ms. Sampson: 2,432 stock units; Ms. Smith: 12,477 stock units; Mr. Taubman: 43,649 stock units; Mr. Turner: 43,064 stock units; Ms. Vaca: 35,139 stock units; and Mr. Van de Ven: 14,230 stock units. The restricted stock units can be accelerated due to death, disability or a change in control.
(4)None of the earnings under the director defined contribution deferred compensation programs are above-market or preferential, so no such amounts are shown in this column. For more details, see the “Deferred Compensation Plans” section below. Any 2023 contributions to non-employee director deferred compensation programs are included in the “Fees Earned or Paid in Cash” column, in accordance with SEC rules. This column does not include distributions under non-employee director deferred compensation programs in 2023, as provided in SEC rules. Because benefit accruals froze for both of Comerica’s director defined benefit retirement plans on May 15, 1998, there was no change in the participants’ pension values in 2023. The only non-employee director who both served in 2023 and was covered by the retirement plans is Mr. Taubman. Comerica's incremental cost of perquisites and other personal benefits for each director was below $10,000 and are thus omitted per SEC rule.

2024 Proxy Statement	33	Comerica Incorporated

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. The Audit Committee believes this selection is in the best interests of the Company and its shareholders and recommends the shareholders ratify it.
Ernst & Young has served as our independent registered public accounting firm since 1992. The selection is based on an evaluation of Ernst & Young’s qualifications, experience, quality control processes and results, independence, performance, estimated fees, scope of services and staffing approach, including coordination of the external auditor’s efforts with our internal audit staff. The Audit Committee also considered whether to rotate the appointment among a number of firms.
The Audit Committee and its Chairman are involved in the process for selecting Ernst & Young’s lead engagement partner, which must periodically rotate. Ernst & Young's current engagement partner first took that role for the 2022 financial statements process.
We are asking shareholders to ratify the Audit Committee's selection of Ernst & Young because we believe it is good governance. In the event of a negative vote on such ratification, or otherwise as it sees fit, the Audit Committee will reconsider its selection. Regardless of the vote outcome, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interests of Comerica and its shareholders.
We expect Ernst & Young representatives to attend the Annual Meeting of Shareholders and to make a statement if they wish. We also expect them to respond to appropriate shareholder questions.

Comerica's Board of Directors Recommends a vote "FOR" this proposal to Ratify the Independent Registered Public Accounting Firm.

2024 Proxy Statement	34	Comerica Incorporated

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Fees to Independent Registered Public Accounting Firm
The following aggregate fees were billed to Comerica for professional services by Ernst & Young for fiscal years 2023 and 2022.

	2023	2022
	($)	($)

Audit Fees	3,954,017	3,773,239
Audit-Related Fees	401,549	312,483
Tax Fees	259,784	154,741
All Other Fees	8,000	3,827
	4,623,350	4,244,290
Audit Fees
Audit fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the audit of Comerica’s annual consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in Comerica’s Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Comerica’s financial statements. Audit-related fees consisted mainly of the audits of Comerica’s benefit plans and the internal control (SSAE 18 Report) for Comerica’s trust department. The Audit Committee determined that these services were compatible with maintaining Ernst & Young's independence.
Tax Fees
Tax fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. Tax fees consisted mainly of consultation on tax planning for Comerica and its subsidiaries, IRS examinations and Form 1120. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining Ernst & Young's independence.
All Other Fees
Ernst & Young billed Comerica fees for products and services other than those described in the previous three paragraphs, namely subscriptions to online accounting and tax research tools in each of 2023 and 2022.
Services for Investment Vehicles
Comerica from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services related to its advisory, management, trustee and similar services to mutual funds, collective funds and common trust funds. Comerica typically uses a request-for-proposal process for this, and has selected Ernst & Young, among others, from time to time. In addition, Ernst & Young has agreements with financial services companies pursuant to which it may receive compensation for certain transactions, including transactions in which Comerica may participate from time to time, and Ernst & Young also receives fees from time to time from Comerica’s customers when acting on their behalf in connection with lending or other relationships between Comerica’s affiliates and their customers. The fees discussed in this paragraph are not included in the totals provided in the above paragraphs because the fees are generally charged to the investment vehicle, customer or other applicable party, except as noted on the “Fees to Independent Registered Public Accounting Firm” schedule above.

2024 Proxy Statement	35	Comerica Incorporated

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
Pre-Approval Policy
The Audit Committee has a policy to review and, if such services are appropriate in the discretion of the Audit Committee, pre-approve (i) all auditing services to be provided by the independent registered public accounting firm (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of state law) and (ii) all permitted non-audit services (including tax services) to be provided by the independent registered public accounting firm, provided that pre-approval is not required with respect to non-audit services if (a) the aggregate amount of non-audit services provided to Comerica constitutes not more than 5% of the total amount of revenues paid by Comerica to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by Comerica at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has authorized its chair to pre-approve such services between Audit Committee meetings. All of the services provided by Ernst & Young for the years ended December 31, 2023 and December 31, 2022 were pre-approved by the Audit Committee under its pre-approval policy.
For these purposes, "permitted non-audit services" do not include: (i) bookkeeping or other services related to the accounting records or financial statements of Comerica; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible; in each case except as required by law.

2024 Proxy Statement	36	Comerica Incorporated

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.
Audit Committee Report
The Audit Committee consists of directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC.
The Audit Committee oversees Comerica’s financial reporting process on behalf of the Board of Directors. This includes processes to ensure the integrity of the financial statements and to assess the independence, qualifications, and performance of the registered public accounting firm and Comerica’s internal audit function. The Audit Committee also oversees Comerica's asset quality review function. The Audit Committee has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for its compensation and oversight of its work, as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Board-adopted Audit Committee charter specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities.
Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed and discussed the audited financial statements included in Comerica’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality - not merely acceptability - of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. It has received the PCAOB-required written disclosures and letter from the registered public accounting firm concerning the firm's independence. The Audit Committee further discussed with the independent registered public accounting firm their independence from management and Comerica, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence. In addition, the Audit Committee reviewed all critical accounting policies and practices with the independent registered public accounting firm.
In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
The Audit Committee
Roger A. Cregg, Chairman
Michael E. Collins
Derek J. Kerr
Richard G. Lindner
Reginald M. Turner, Jr.
February 26, 2024

2024 Proxy Statement	37	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Executive Compensation
The Governance, Compensation and Nominating Committee (in this Proposal 3, the “Committee”) annually reviews Comerica’s compensation programs to ensure that they demonstrate a strong pay-for-performance link, reflect good governance and are consistent with appropriate industry practices. These programs are described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion. As outlined in the “Compensation Discussion and Analysis” section, our compensation programs are structured to align the interests of our executives with the interests of our shareholders; to attract, retain and motivate superior executive talent; to provide a competitive advantage within the banking industry; to create a framework that delivers pay commensurate with financial results over the short and long-term; and to reduce incentives for unnecessary and excessive risk-taking.
The Board strongly supports Comerica’s executive pay practices and, as required pursuant to Section 14A of the Securities Exchange Act of 1934, asks shareholders to support its executive compensation program by approving the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Current Frequency of Shareholder Advisor Votes on Executive Compensation; Next Vote
Following our shareholders' recommendation in 2023 that we hold an annual vote on our executive compensation, and as required pursuant to Section 14A of the Securities Exchange Act, the Board determined to hold an advisory vote on executive compensation every year until our shareholders voted again on the frequency of this advisory vote. Accordingly, we anticipate that our shareholders will have the ability to vote again on a proposal to approve executive compensation next year at our 2025 Annual Meeting of Shareholders. We also anticipate that our shareholders will have the ability to vote on the frequency of the advisory vote (every one, two or three years) at our 2029 Annual Meeting of Shareholders.
The Board of Directors Recommends a vote “FOR” this advisory proposal to approve Executive Compensation.

2024 Proxy Statement	38	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
Compensation Discussion and Analysis

Executive Summary

2023 Compensation Highlights
The Governance, Compensation and Nominating Committee met six times in 2023 and acted once in 2023 through a unanimous written consent. In addition to those meetings and consent, senior members of management met with the Committee Chair (Ms. Kane from January to April 2023 and Mr. Van de Ven from April 2023 to present), either formally or informally, multiple times during the year in preparation for the Committee meetings.
During 2023, the Committee reviewed and affirmed Comerica's peer group, adopted new rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act, monitored the performance of Comerica's incentive plans, including through risk assessments, and discussed Comerica's sustainability initiatives, human capital strategy and talent development, among other things. Comerica demonstrated that its incentive plans align with performance, as funding for the 2023 short-term annual cash incentive plan (AEI) funded below target at 73.6%, driven by the challenging banking environment. The 2021-2023 Senior Executive Long-Term Performance Plan ("SELTPP") paid out at 150.0%, reflecting strong absolute and relative performance over the three-year measurement period.
For 2023, Comerica’s named executive officers (“NEOs”) were:

Name	Occupation

Curtis C. Farmer	Chairman, President and Chief Executive Officer
James J. Herzog	Senior Executive Vice President and Chief Financial Officer
Peter L. Sefzik	Senior Executive Vice President and Chief Banking Officer
Megan D. Crespi	Senior Executive Vice President and Chief Operating Officer
Megan D. Burkhart	Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer

Shareholder Outreach & Compensation Philosophy

Shareholder Outreach
Shareholder outreach is an integral part of Comerica’s business practices, as we seek shareholder perspectives on topics such as operations, governance and compensation, industry matters, Comerica’s performance, and environmental and social issues. We also welcome feedback from our investors at investor conferences, in which we generally participate quarterly, and during one-on-one visits with investors.
During 2023, we reached out to 25 of our largest shareholders who, in the aggregate, held approximately 55% of the outstanding shares of Comerica common stock, as well as other shareholders who had asked to provide feedback or who had provided feedback in the past.
At the 2023 Annual Meeting, approximately 93% of the shares present voted for our 2023 “Say On Pay” proposal. We considered this strong shareholder support for our executive compensation and governance programs. Shareholder support has been above 90% for the last several years (excluding abstentions and broker non-votes). The Committee also believes that our compensation programs meet our objectives — demonstrating a strong pay-for-performance linkage while reflecting good governance and consistency with appropriate industry practices. In keeping with those principles, the Committee concluded that the structure it put in place in 2021 continued to express a robust view of performance, capturing human capital management, sustainability, and other factors and to align both short and long-term objectives, and used that structure for 2023.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Compensation Philosophy
Our executive compensation programs align the interests of executive officers with the interests of our shareholders. We design our programs to attract, retain and motivate leadership to sustain our competitive advantages in the financial sector. They also encourage strong risk management and help promote outstanding financial results and shareholder returns over the long-term. We generally set target compensation opportunities near the median of our peer group; and variable compensation payouts depend on performance against pre-established targets. We utilize a mix of variable compensation programs to reward long-term and short-term results. We deliver payouts in a mix of cash and shares of Comerica’s common stock. This balanced approach supports our business strategies and strengthens our pay-for-performance philosophy. We use sound compensation governance as an essential part of our risk management, and we avoid providing incentives to take excessive risk.

We Use	Clawback policy in addition to Dodd Frank requirements
Forfeiture provisions the Committee can use in the event of adverse risk outcomes to cancel all or part of outstanding, unvested stock awards
Carefully-considered risk management, including compensation that vests over multiple time periods based on a variety of performance metrics

Robust stock ownership guidelines for senior executives and the Board of Directors. We expect our CEO to own 6X his salary rate and other NEOs to own 3X theirs; directors have a 5,000-share holding expectation

Post vesting holding requirement for directors. We settle director RSU awards in common stock on the first anniversary of the director’s separation of service from the Board
Minimum vesting period for at least 95% of stock-based awards
Independent compensation consultant who works solely for the Committee and performs no other work for Comerica
Negative discretion can be used by the Committee in funding award plans or determining payouts

We Do Not Use	Employment agreements
Excise tax gross-up provisions in change of control agreements after 2008; we will not include them in future agreements
Modified single-trigger severance provisions in change of control agreements after 2008; we will not include them in future agreements
Repricing or replacing of underwater stock options or stock appreciation rights ("SARs") without shareholder approval
Pledging or hedging Comerica shares by employees or directors is prohibited
Non-independent directors on the compensation committee: the entire Committee meets SEC and NYSE independence requirements

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Roles and Responsibilities
Role of the Compensation Committee:
The Committee, which consists of entirely independent members, oversees the development and administration of our executive compensation programs, and it reviews and approves all aspects of such programs.
Role of the Compensation Consultant:
The Committee uses its own judgment in determining executive compensation. To aid members in those decisions, the Committee retained Frederic W. Cook & Co. Inc., (“FW Cook”) as an independent consultant reporting directly to the Committee. Annually the Committee evaluates FW Cook and its primary individual advisor on the quality of their services. Following its 2023 review, the Committee extended the relationship through July 2024. At that time, the Committee also reviewed FW Cook's independence, considering information provided by FW Cook:
•FW Cook did not provide any services to Comerica in 2023 other than for the Committee.
•FW Cook's 2023 Comerica fees were less than 1% of FW Cook’s annual consolidated total revenue.
•FW Cook's policies and procedures were designed to prevent conflicts of interest.
•Its primary individual advisor had no personal or business relationships with any Committee member or Comerica executive, other than through the Committee's engagement of FW Cook.
•Neither FW Cook nor its primary individual advisor owned any Comerica common stock.
Based on its review of these, and any other factors it considered relevant, the Committee concluded that the work of FW Cook and the individual advisors it employed had not presented any conflicts of interest.
To assist the Committee, FW Cook:
•Attends Committee meetings.
•Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness.
•Furnishes the Committee with peer compensation data on the NEOs and non-employee directors to provide an independent recommendation on compensation.
•Reviews the Compensation Discussion and Analysis section of the proxy statement.
•Evaluates the programs in light of regulatory expectations and provides feedback to the Committee.
•Helps the Committee oversee programs to align executives' interests with shareholders’ interests.
FW Cook does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.
Role of the CEO and Other Executive Officers:
•Our CEO provides compensation recommendations on the other NEOs and on other members of the leadership team. The CEO leverages our internal compensation staff, led by our Chief Administrative Officer, to aid in determining compensation recommendations.
•Our CEO also assesses the corporate contribution and individual performance of each of his direct reports.
•The Committee meets with the CEO to discuss talent management and succession planning for key positions, including unexpected or emergency situations. The CEO and CAO present succession information to the Committee and full Board annually.
•Neither our CEO nor any other executive officer plays a role in determining the officer's own compensation.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Peer Group
The Committee used the following peer group to evaluate and understand market pay levels and practices among similarly situated financial institutions in 2023. It determined the peer group after reviewing the top 50 U.S. financial institutions, based on asset size, using a variety of financial metrics (such as their assets, revenue and market capitalization), their business models, their geographic locations and their competition with Comerica for talent. We generally used the same peer group for investor presentations on financial performance. FW Cook advised the Committee on peer group membership.
2023 PEER GROUP

BOK Financial Corp.	Huntington Bancshares Inc.	Synovus Financial Corporation
Citizens Financial Group, Inc.	KeyCorp	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	M&T Bank Corp.	Western Alliance Bancorporation
Fifth Third Bancorp	Regions Financial Corp.	Zions Bancorporation
First Horizon National Corp.

FW Cook annually analyzes our peer group members’ compensation, using their proxy data. The Committee recognizes that peers may be bigger or smaller than Comerica, and that officer positions listed in the proxy vary from company to company; as a result, it reviews FW Cook’s data as a general indicator of compensation trends and pay levels and not to set specific compensation levels for the CEO or other NEOs. The Committee reviews individual and Company performance, historical compensation, the scope of each position, and other factors to determine total compensation for the NEOs. We generally strive to be at the median of the marketplace in total compensation and expect variable compensation to increase or decrease relative to the median based on performance. The Committee reviews total compensation targets to the market data to ensure they are appropriate and competitive.
Additionally, on an annual basis, Comerica purchases several standard compensation surveys from compensation firms to evaluate compensation for our broader executive group and other employee positions.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Compensation Elements & 2023 Pay Actions

Pay Mix Allocation
The Committee reviews each executive's total compensation mix and designs it to advance our compensation philosophy. Our pay mix allocation is heavily weighted towards variable compensation or “pay-for-performance.” Placing more emphasis on pay-for-performance helps to incentivize and reward long-term value creation, which aligns with shareholder interests. For example, 86% of our 2023 CEO’s total target direct compensation opportunity is variable or “at-risk.” Pay-for-performance rewards long-term value creation and aligns with shareholder interests.
Our executives’ total compensation is comprised of three primary elements: base salary, a short-term incentive and long-term incentives. The long-term incentives consist of SELTPP units, RSUs and stock options. Our emphasis on variable compensation is illustrated below.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Base Salary
We use base salary to compete for talent, and it forms the foundation for our other reward vehicles. We set competitive base salaries for our NEOs in recognition of their responsibilities, performance, experience, time in the position and contributions. We also consider internal parity factors. Base salary increases are not automatic or guaranteed.
The Committee approved base salary increases for the NEOs, which were effective January 2023, as detailed below.

Name	Base Salary as of 1/1/2023 ($)	Base Salary as of 12/31/2023 ($)	% Increase	Notes

Mr. Farmer	1,050,000	1,075,000	2.4	Merit Increase
Mr. Herzog	625,000	675,000	8.0	Increase to recognize promotion to Senior Executive Vice President and expanded responsibilities
Mr. Sefzik	600,000	650,000	8.3	Increase to recognize promotion to Senior Executive Vice President and expanded responsibilities
Ms. Crespi	560,000	605,000	8.0	Increase to recognize promotion to Senior Executive Vice President and expanded responsibilities
Ms. Burkhart	544,000	590,000	8.5	Increase to recognize promotion to Senior Executive Vice President and expanded responsibilities

Incentive Compensation
A summary of the 2023 incentive compensation designs is below.

Short-Term	Long-Term
AEI	SELTPP	Stock Option	RSU
Cash Performance Program	Equity Performance Program	Equity Incentive	Equity Incentive
1-year Measurement Period (2023)	3-year Prospective Measurement Period (2023 – 2025)	4-year Vesting Schedule	4-year Vesting Schedule
MIP EPS[1] vs plan (65%)	Absolute SELTPP ROCE[3]	Exercise price is set to the closing price on the date of grant
MIP Efficiency Ratio[2] vs plan (15%)	Relative ROCE
Strategic Initiatives (20%)	Relative TSR modifier
(1)"MIP EPS"* measures absolute performance for one-year earnings per share ("EPS") excluding non-performance items, uses net-charge-offs in lieu of provision expense for credit losses, applies an interest rate collar of 50% and, for 2023, excludes the impact of any loss of hedge accounting treatment (all on a post-tax basis).
(2)"MIP Efficiency Ratio"* measures absolute performance for one-year efficiency ratio excluding non-performance items, applies an interest rate collar of 50% and excludes the impact of any loss of hedge accounting treatment (all on a pre-tax basis).
(3)"SELTPP ROCE"* measures Comerica's average return on common equity ("ROCE") by utilizing net charge-offs instead of provision expense for credit losses from the return metric, and, for the plans issued in 2023 and 2024, excludes accumulated other comprehensive income from common equity. One-year computations are completed and averaged over the three-year performance period to determine SELTPP ROCE over a three-year period.
*    MIP EPS, MIP Efficiency Ratio and SELTPP ROCE are not financial measures presented in accordance with GAAP. See Appendix B for non-GAAP reconciliation information.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
These programs:
•Utilize differing key metrics that align with financial performance and measure varying time horizons, providing a broader performance assessment than would those based on a single time period.
•Combine absolute and relative performance measures to align executives’ interests with those of shareholders.
•Incorporate shareholder feedback.
•Align with regulatory expectations.
•Are subject to our clawback policy and, with respect to the equity awards, our forfeiture provisions.

Annual Executive Incentive (Short-Term Cash Incentive)
The NEOs, along with our other senior leaders (approximately 385 individuals), participate in the AEI. The AEI is awarded pursuant to Comerica’s Management Incentive Plan (“MIP”). This program measures Comerica’s absolute performance for one-year MIP EPS, MIP Efficiency Ratio and strategic initiatives. The Committee approved these metrics because they balance financial, operational and organizational health metrics. We include strategic initiatives for a more robust consideration of performance and promote focus on accomplishing key objectives supporting longer-term success. We believe the use of a variety of measures that allow for a holistic view of performance is the foundation of a responsible incentive program that rewards achievement without encouraging participants to take excessive risk.
Each year, Comerica undertakes a thorough planning process to identify areas of opportunity from both a revenue and expense standpoint. Several factors are considered, such as strategic initiatives, prior-year performance, shareholder expectations, the current and forecasted economic environment and potential regulatory changes. The Committee then sets internal financial goals for the performance awards at the beginning of the year that are balanced, in that they require rigor and focus to achieve, but that do not incent excessive risk-taking.

Metrics:
•MIP EPS versus goal – weighted 65%
•MIP Efficiency Ratio versus goal – weighted 15%
•Strategic Initiatives – weighted 20%
Measurement Period:
•One-year prospective
Corporate Funding:
•Below 75% of goal = no funding
•75% of goal = threshold funding (25%)
•100% of goal = target funding (100%)
•125% of goal = maximum funding (200%)
•Funding increases by 4% for every 1% of achievement above target performance and decreases 3% for every 1% below target performance

Individual incentive targets:
Each senior officer has an individual incentive target determined by the Committee that we apply to the plan funding and the senior officer’s base salary to calculate individual funding. The Committee kept the CEO's cash incentive target for 2023 at 150% of base salary. The Committee increased our CFO's target to 100% and increased our other non-CEO NEOs' targets to 90%, to align with the promotion of each such individual to Senior Executive Vice President.

Level	Target	Maximum

CEO	150%	300%
CFO	100%	200%
Other NEOs	90%	180%

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
Individual awards may differ from the amount determined by the program formula, as awards are ultimately based on each NEO’s performance. The Committee utilizes performance assessments to help determine individual awards. The Committee evaluates the CEO’s individual performance based on accomplishment of key priorities, leadership, community involvement and overall performance of the Company. Additional details are provided in the Performance Highlights section for each NEO below.
2023 AEI Goals
The Committee set the 2023 MIP EPS and MIP Efficiency Ratio goals in early 2023, reflecting cautious optimism about the economy and recognizing Comerica's plan to continue investments in growth and technology. As in the past, we did not forecast interest rate changes for this purpose because interest rate changes are outside the control of management. However, our management is responsible for our interest rate sensitivity; therefore, we apply a collar of 50% to limit the volatility of the impact of changes in interest rates to calculate performance.
The Committee also uses strategic initiatives to ensure a robust, balanced view of performance and to reinforce current objectives that support longer-term objectives. The 2023 strategic goals were initially focused on human capital and income growth. However, due to events that occurred within the financial sector during the first quarter of 2023, following the collapse of Silicon Valley Bank and Signature Bank, the Committee updated the income growth metric to a strategic metric that was focused on managing the banking crisis. This change reflected the Committee's recognition that in the shifting environment, management had to pursue new means to continue its dedication to meeting customer needs during and after the March 2023 banking industry disruption.
•Human Capital (10% weighting)
◦Diversity and inclusion (D&I) goals. Each year, diversity and inclusion scorecards by division are created and tracked, reinforcing Comerica's commitment to support success for all. All divisions either successfully achieved or surpassed their 2023 D&I goals, reflecting outstanding performance.
◦Community investment goals. Comerica established goals for both CRA-qualified contributions and contributions focused on economic and community development. For 2023, we successfully met our contribution goals in each category, underscoring our focus and commitment to positively impact the communities we serve.
•Managing the Banking Crisis (10% weighting)
◦Liquidity. Following the March 2023 banking industry disruption, management successfully executed our contingency liquidity strategy to create abundant access to liquidity through peak volatility, supporting our ability to meet customer needs. Strategic liquidity metrics were a key focus, and dedicated initiatives to monitor, preserve and enhance our liquidity position were favorable to plan, resulting in outstanding performance.
◦Deposit initiatives. Management successfully executed on strategic deposit initiatives, which resulted in the delivery of new and enhanced products and deposit stabilization as we moved through the industry disruption. Management’s enhanced deposit focus resulted in outstanding results.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The table below shows the 2023 MIP EPS, MIP Efficiency Ratio and Strategic Initiatives goals and the achievement against those goals. Performance against plan resulted in funding of 73.6% under the AEI plan.

2023 Annual Corporate Performance
Metric	Threshold	Target	Max	CMA Actual Performance	Achievement

MIP EPS (1)	$7.13	$9.50	$11.88	$8.10	85.2%
MIP Efficiency Ratio (2)	68.0%	54.4%	40.8%	60.7%	88.4%
Strategic Initiatives - Human Capital	75.0%	100.0%	125.0%	112.5%	112.5%
Strategic Initiatives - Managing the Banking Environment	75.0%	100.0%	125.0%	112.5%	112.5%
Payout Calculation					73.6%
(1)"MIP EPS"* measures absolute performance for one-year earnings per share ("EPS") excluding non-performance items, uses net-charge-offs in lieu of provision expense for credit losses, applies an interest rate collar of 50% and, for 2023, excludes the impact of any loss of hedge accounting treatment (all on a post-tax basis).
(2)"MIP Efficiency Ratio"* measures absolute performance for one-year efficiency ratio excluding non-performance items, applies an interest rate collar of 50% and excludes the impact of any loss of hedge accounting treatment (all on a pre-tax basis).
*    MIP EPS and MIP Efficiency Ratio are not financial measures presented in accordance with GAAP. See Appendix B for non-GAAP reconciliation information.

MIP EPS	+	MIP Efficiency Ratio	+	Strategic Initiatives	=	Total Achievement
85% X 65% = 55%		88% X 15% = 13%		113% X 20% = 23%		55% + 13% + 23% = 91%

Funding Percentage Calculation

Target	Actual Achievement	Funding Percentage
100%	91%	100%+(3 X -9%) = 73.6%
For the awards made with respect to performance periods ending December 31, 2023, the use of net charge-offs in lieu of provision expense and applying the interest rate collar collectively increased net income attributable to common shares by $69 million (after-tax), and applying the interest rate collar increased revenues used to calculate efficiency ratio by $22 million (before-tax).
Each NEO had a target opportunity under the 2023 AEI expressed as a percentage of base salary. The Committee determined each NEO's award using the corporate funding level as the baseline and assessing individual performance against objectives and continued leadership response to the tumultuous operating environment and other challenges that arose during the year. Our CEO shared his assessment of the other NEOs' performance with the Committee for this purpose.
(For these purposes, "Core Deposits" refers to deposits under the FDIC deposit insurance coverage, excluding all brokered deposits.)

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Curtis C. Farmer – Performance Highlights
•Managing through the challenging banking environment
•Continued focus on development of direct leadership team and succession planning
•Improved Inclusion Engagement score by focusing on diversity, equity and inclusion and all divisions achieved their 2023 D&I scorecard goals
•Strong 2023 financial results, including record average loans balances and net interest income, loan growth of 7% over 2022, very strong credit quality, completed the Ameriprise partnership transition
•Executed technology roadmap deliverables while continuing to evolve our overall digital strategy
•Expanded external visibility with key constituents including shareholders, regulators and the business community
•Prioritized risk management capabilities, ensuring appropriate positioning for growth and potential regulatory changes; received an outstanding rating for the Community Reinvestment Act exam
•Continued work with the Board on succession planning
•Executed long-term strategic plan focused on driving market expansion and additional revenue growth; 2023 accomplishments included further Mountain West and Southeast U.S. expansion and launching tailored solutions for targeted market segments
•Issued first Partnership for Carbon Accounting Financials (PCAF) report
•Supported human capital management strategies across the Bank

James J. Herzog – Performance Highlights
•Ensured strong liquidity position to meet demands in a challenging operating environment
•Maintained strong interactions with key stakeholders (regulators and investors)
•Implemented new contract database to improve efficiency and enhance oversight
•Built out new reporting and testing teams to align with various regulatory expectations and be positioned for growth
•Optimized balance sheet composition and managed deposit pricing
•Focused on a successful LIBOR transition
•Continued focus on workforce and supplier diversity goals

Peter L. Sefzik – Performance Highlights
•Continued focus on the customer experience and targeted expansion across multiple lines of business and geographies
•Completed organizational changes to drive efficiencies and appropriately position for long-term success
•Continued to build external presence with key stakeholders, clients and within the community, helping to drive an outstanding rating on the Community Reinvestment Act exam
•Remained focused on digital transformation, enhancing payment services operations and customer onboarding processes
•Achieved or exceeded all D&I scorecard metrics for the third year in a row
•Strengthened business line risk controls

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Megan D. Crespi – Performance Highlights
•Empowered colleagues and enabled business through modernization of platforms and work spaces
•Delivered several technology projects to enable customers and improve processes
•Remained focused on mitigating cyber risk and protecting information
•Continued focus on upskilling and re-skilling critical talent to meet evolving technology needs
•Completed transition work needed for the Ameriprise partnership
•Exceeded all D&I scorecard metrics

Megan D. Burkhart – Performance Highlights
•Implemented new Business Project Management Office resulting in more effective management of large scale corporate projects
•Focused on culture and values to improve market positioning, making Comerica an employer of choice and increasing quality candidate pools
•Launched company-wide training on inclusion
•Continued focus on upskilling and re-skilling critical talent to meet evolving technology needs
•Lead corporate wide initiative to prioritize risk management capabilities
•Exceeded all D&I scorecard metrics

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

2023 AEI Program Awards
Name	Individual Award ($)	Individual Target as a Percent of Base (%)	Individual Award as a Percent of Target (%)

Mr. Farmer	1,186,800	150%	73.6%
Mr. Herzog	492,660	100%	73.6%
Mr. Sefzik	426,573	90%	73.6%
Ms. Crespi	397,041	90%	73.6%
Ms. Burkhart	387,197	90%	73.6%

Long-Term Incentives
Comerica compensates the NEOs with a mix of equity vehicles composed of stock options, RSUs and SELTPP units.
Our long-term incentives emphasize performance-based awards, as shown below.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Stock Options
Stock options align management with shareholders by providing value only if Comerica’s common stock price increases. We grant non-qualified stock options that vest 25% per year over four years and have a term of 10 years. The exercise price is based on Comerica’s closing stock price on the date of grant.
RSUs
We use RSUs to balance our total compensation program and build long-term value realized with continued employment. Beginning with the 2021 awards, RSUs comprise 30% of the equity awards and shares vest 50% in year two, 25% in year three and 25% in year four.
SELTPP
The SELTPP is a forward-looking equity performance program. The awards pay in shares of Comerica common stock. The 2023 SELTPP grants include relative ROCE metrics in addition to absolute SELTPP ROCE. The Committee believes the combination of absolute and relative measurements recognizes the need to perform against our absolute goals while also measuring management performance against banking peers. The 15% TSR modifier may adjust the payout either positively or negatively based on results against the KBW Bank Index, a group of peers against which our performance is often compared by investors. Relative ROCE (which is calculated on a GAAP basis) and TSR performance will both be measured compared with the KBW Bank Index.
The 2023 SELTPP awards measure 2023-2025 performance. The funding is based on achievement against both absolute and relative performance targets. The Committee believes the absolute target is achievable with solid, sustained performance that enhances shareholder value. Our absolute SELTPP ROCE target is 9-11%, with no funding for performance below 4%, regardless of relative performance. However, if Comerica achieves a maximum absolute SELTPP ROCE of 16% but ranks in the last quartile for relative performance, the payout would be at only 75% of target. The impact of interest rate changes is capped in the event of a national emergency.
If threshold SELTPP ROCE performance is not achieved, the executive forfeits the award. Award payout capped at 150%.

Dividends accrue over the life of the vesting period and are only paid out if the RSUs vest.

SELTPP Features: absolute and relative measurements, potential negative or positive TSR modifier, threshold performance required and payouts are capped.

2023 Long-Term Incentive Awards
2023 NEO equity awards, granted in January 2023, were SELTPP units (60%), RSUs (30%) and stock options (10%). A substantial portion of the total grant amount is subject to robust performance measures, and the value that is ultimately earned by the NEOs is contingent on both corporate performance and Comerica common stock price. The target equity award for each individual is a dollar value determined based on the NEO’s position, experience, contribution and internal parity, as well as competitiveness of equity values compared to market data compiled by the Committee’s independent compensation consultant.
The Committee may grant any executive’s award below target if it deems it appropriate.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

2023 Grants
NEO	Stock Option Grant ($)	Restricted Stock Unit Grant ($)	SELTPP Grant (Target) ($)	Total Equity Grant Value ($)

Mr. Farmer	493,124	1,500,053	3,100,025	5,093,202
Mr. Herzog	128,232	389,957	805,889	1,324,078
Mr. Sefzik	118,330	360,070	744,124	1,222,524
Ms. Crespi	83,872	255,109	526,842	865,823
Ms. Burkhart	78,920	240,165	495,960	815,045
SELTPP Units for the Performance Period Ended December 31, 2023
The SELTPP units for the 2021-2023 performance period measured absolute SELTPP ROCE, relative ROCE and utilized relative TSR as a modifier. Specifics of the plan design are provided below.
•Target awards were granted at the beginning of the measurement period in January 2021.
•The payout percentage was calculated based on a matrix (see chart below) using Comerica’s three-year average performance against both absolute SELTPP ROCE and relative ROCE.
•TSR acts as a modifier (both positive and negative).

Relative ROE		2021 - 2023 SELTPP Payout Matrix
1st Q	75P	95%	120%	125%	130%	150%
2nd Q	50P	75%	95%	100%	105%	140%
3rd Q	25P	50%	70%	75%	80%	100%
4th Q	0P	25%	45%	50%	55%	75%

		Absolute ROCE (3yr Avg)
		3.0%	8.0%	9.0%	10.0%	15.0%
		Threshold	Target Zone			Maximum
For the 2021-2023 SELTPP award, Comerica achieved a SELTPP ROCE of 16.0%, and ranked first in relative ROCE within the peer group resulting in a payout of 150.0% of target. No adjustment was made for relative TSR performance, because Comerica's relative TSR performance was in the third quartile, as compared to the KBW Bank Index TSR, and the 15% TSR modifier only applies if Comerica's relative TSR performance is in the top or bottom quartile.
For the 2021 grants, the actual achievement for SELTPP ROCE was calculated using net charge-offs in lieu of provision expense for 2021, 2022 and 2023, decreasing net income attributable to common shares by $288 million (after-tax) in 2021, increasing net income attributable to common shares by $34 million (after-tax) in 2022 and increasing net income attributable to common shares by $51 million (after-tax) in 2023.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

2021-2023 SELTPP Award Vesting
Name	2021 Target Award (#)	Performance Adjusted Shares Distributed

Mr. Farmer	37,300	55,950
Mr. Herzog	10,330	15,495
Mr. Sefzik	8,635	12,952
Ms. Crespi	6,735	10,102
Ms. Burkhart	6,885	10,327
SELTPP Performance Targets
The Committee sets the absolute SELTPP ROCE goal based on its consideration of key performance factors, such as revenue generation, loan and deposit growth, credit quality, expense management and economic outlook. The Committee considers the design of the awards (which balances the absolute metric against a peer ranking and a TSR measure). Additionally, since this is a long-term goal with various potential future scenarios, there is a wide payout range, allowing the target range to remain relatively consistent year over year and promoting a focus on long-term performance. The Committee made a measured increase in the target for the 2023-2025 SELTPP ROCE grants last year. In January of 2024, the Committee decided to keep the target consistent for the 2024-2026 SELTPP ROCE grants due to the challenging operating environment and the desire to maintain stability.

	2022-2024 Performance Period		2023-2025 Performance Period		2024-2026 Performance Period

Measurement Type	Absolute	Relative (%tile)	Absolute	Relative (%tile)	Absolute	Relative (%tile)
Target	9.0%	50th	10.0%	50th	10.0%	50th
Threshold	3.0%	25th	4.0%	25th	4.0%	25th
Target Range	8.0%-10.0%	50th-75th	9.0%-11.0%	50th-75th	9.0%-11.0%	50th-75th
Maximum	15.0%	75th	16.0%	75th	16.0%	75th
TSR Modifier	+/–15% for top/bottom quartile		+/–15% for top/bottom quartile		+/–15% for top/bottom quartile
Performance targets are not intended to be predictions of future events or other forms of forward-looking statements and should not be relied upon for any purpose outside the context of this Compensation Discussion and Analysis.

Other Benefits Programs and Compensation
Comerica offers its employees customary health, welfare and retirement benefit programs typical at most companies. These include healthcare, life insurance, disability, dental, vision and relocation benefits, as well as an employee stock purchase program and retirement programs.
Employee Stock Purchase Plan
Employees can participate in an Employee Stock Purchase Plan ("ESPP"), which provides participants a convenient and affordable way to purchase shares of Comerica common stock without being charged a brokerage fee.
Our ESPP allows employees to purchase shares of Comerica common stock through payroll deduction at a 15% discount. Employees are subject to a $25,000 annual limit on their purchases. This program encourages all colleagues to own stock, and to that extent, to align their interest with those of shareholders.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
Retirement Benefits
Retirement benefits allow Comerica to attract and retain employees and provide avenues for colleagues to save for retirement. Retirement benefits are, in part, tied to the participant’s achievement of age and service requirements. See “Potential Payments upon Termination or Change of Control at Fiscal Year-End 2023” for more information.
401(k) Plan
Eligible colleagues can participate in Comerica’s 401(k) plan, which includes a 100% match on salary deferrals up to 4% of qualified earnings (up to the IRS compensation limit). Employees are eligible for the employer matching contributions after completing 6 months of service and all contributions vest immediately.
Pension Plans
Comerica invests in eligible colleagues through pension benefits. The broad-based pension plan is known as the Comerica Incorporated Retirement Income Account Plan (“RIA”). We pay benefits to certain colleagues beyond broad-based plan limits under the Supplemental Retirement Income Account Plan for Employees of Comerica Incorporated (“SRIA”).
Key Features
•The RIA and SRIA are cash balance plans that provide eligible participants monthly contribution credits of 3% to 6% of eligible compensation based on the sum of the participant’s age and service as shown below.

Age + Service Points	Comerica Contribution

Less than 40	3.0%
40-49	4.0%
50-59	5.0%
60+	6.0%
•Comerica provides a monthly interest credit based on the annual rate of interest for 30-year Treasury securities as of November preceding the applicable plan year, divided by 12. The annual rate of interest will not be less than 3.79% or more than 8%.
•The SRIA provides contribution credits and interest at the same level as the RIA for compensation in excess of the IRS pay cap, which was $330,000 in 2023, and on compensation that is deferred under Comerica’s deferred compensation plans.
•Colleagues that participated in the pension plan prior to January 1, 2017 also have a frozen benefit accrued under the prior final average pay formula through December 31, 2016.
Limited Perquisites
Comerica provides a limited number of perquisites to its executive officers for competitive and business reasons. These personal benefits represent a small component of compensation, and Comerica does not pay tax reimbursements on such items (other than relocation assistance that is available to employees at all levels). Executive services benefit our shareholders by facilitating our CEO's continued service and focus on Comerica business. We provide financial planning services beyond those available generally to all employees in order to facilitate our executives' focus on Comerica business matters. We also allow Mr. Farmer occasional personal use of the corporate aircraft, subject to Committee-approved criteria and procedures that limit his personal-trip use to $150,000 annually; this benefit increases the time and energy our CEO has to work on Comerica business by minimizing wait times and facilitating meetings compared to commercial air travel. We occasionally provide NEOs' family or guests travel and/or entertainment benefits related to business events attended by the NEO, which we encourage them to attend in order to reinforce collegiality; these include corporate recognition, recruiting, and similar events held for marketing or other business purposes.
The Committee regularly reviews these perks to determine whether they continue to serve our intended business purposes.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Looking Forward – 2024 Compensation Design
After reviewing our compensation design, the Committee decided to continue our programs without any essential changes for 2024. The Committee will continue to monitor and evaluate our programs to ensure they fit our business strategies and operate as intended. The Committee conducted a thorough review of our total compensation peer group for 2024 and decided against any changes.
2024 PEER GROUP

BOK Financial Corp.	Huntington Bancshares Inc.	Synovus Financial Corporation
Citizens Financial Group, Inc.	KeyCorp	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	M&T Bank Corp.	Western Alliance Bancorporation
Fifth Third Bancorp	Regions Financial Corp.	Zions Bancorporation
First Horizon National Corp.

Other Compensation Practices and Policies

Stock Ownership Guidelines
We have stock ownership guidelines that encourage executive vice presidents and above, including the NEOs, to own a significant amount of Comerica common stock. This aligns leadership and shareholder interests and reinforces a focus on our long-term success.
Such officers have five years from appointment to achieve a target multiple of their base salary rate. If they do not achieve the ownership level by that time, the officer must retain 50% of after-tax shares from each RSU vesting or stock option exercise.

Internal Grade Level	Salary Multiple

CEO	6X
CFO	3X
Sr. EVP/EVP (Level II)	3X
EVP (Level I)	2X
For this purpose, stock ownership includes:
•Unvested shares of time-based RSUs (but not unvested, unpaid SELTPP units or unexercised stock options);
•All shares owned by the senior officer;
•Shares held in trust where the senior officer retains beneficial ownership; and
•Any shares or share equivalents accumulated through employee benefit plans, such as deemed investments in Comerica common stock under a deferred compensation plan or 401(k) plan.
As of December 31, 2023, none of the active NEOs had held their current title for five years; however, Mr. Farmer had exceeded his stock ownership guideline levels.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Hedging and Pledging Prohibited
Our directors and employees may not hedge or offset any decrease in the market value of Comerica’s equity securities, through financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise. Employees, officers and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

Severance Benefits and Change of Control Agreements
Change of Control Agreements
We maintain change of control agreements with our NEOs to encourage our executives to remain with Comerica during a potential or actual transaction and to focus on maximizing shareholder value without regard to interests in continued employment.
If a change of control of Comerica occurs, each NEO will have a right to continued employment for a period of 30 months from the date of the change of control (the “Employment Period”).
If the executive dies or becomes disabled during the Employment Period, the executive or their beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation, vacation pay and death or disability benefits.
If Comerica terminates the executive’s employment for a reason other than cause or disability or the executive terminates for good reason during the Employment Period, the agreement provides the following severance benefits (“Change of Control Benefits”):
•any unpaid base salary through the date of termination;
•a proportionate bonus based upon the highest annual bonus earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year following the change of control (“highest annual bonus”);
•an amount equal to three times the sum of the executive’s annual base salary plus the executive’s highest annual bonus;
•a payment equal to the excess of: (a) the retirement benefits the executive would receive under Comerica’s pension and excess defined benefit plans, as applicable, if the executive continued to be employed for three years after the date their employment was terminated, over (b) the retirement benefits the executive actually accrued under the plans as of the date of termination;
•provision of health, accident, disability and life insurance benefits for three years after the executive’s employment terminates, unless executive becomes eligible to receive comparable benefits during the three-year period; and
•outplacement services.
These amounts would be paid in a lump sum with the exception of the health, accident, disability and life insurance benefits and the payment of outplacement services, which would be paid as the expenses were incurred. All payments would be made by Comerica or the surviving entity.
Change of control agreements entered into in 2008 and before included an excise tax benefit and a window period feature. Accordingly, Mr. Farmer would also receive the Change of Control Benefits if he resigned for any reason within the 30 days after the one-year anniversary of the change of control. Additionally, if any payment or benefit to Mr. Farmer under the agreement or otherwise were subject to the excise tax under Section 4999 of the Internal Revenue Code, he would receive an additional payment in an amount sufficient to make him whole for any such excise tax. However, if such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. Farmer would be reduced to an amount necessary to prevent the application of the excise tax. Current change of control agreements entered into after 2008 provide that payments and benefits will be reduced to the amount necessary to prevent the application of the excise tax if such reduction would result in the executive retaining a greater amount on a net after-tax basis than if they were not reduced.

Current agreements entered into after 2008 do not include the excise tax benefit and window period provisions. Furthermore, Comerica will not include these provisions in new agreements going forward.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Tax Deductibility
Comerica may not deduct compensation over $1 million per year for certain executives from its U.S. income tax. The Committee may consider tax deductibility in determining compensation. Nevertheless, the Committee designs and maintains competitive executive compensation arrangements to serve our interests and those of our shareholders regardless of deductibility.
Approximately $11.0 million of compensation related to the fiscal year ended December 31, 2023 is non-deductible. For illustrative purposes, if the estimated costs were all disallowed in 2023, at an approximately 21% federal tax rate, the aggregate cost to Comerica associated with the inability to deduct this compensation would be approximately $2.3 million, or approximately $0.02 per share outstanding as of December 31, 2023. The ultimate timing and tax implications may vary.

Stock Granting Policy
The Committee generally sets each option exercise price at the grant date Comerica common stock closing price. The Committee or delegate also generally uses that price to determine the initial compensation-value-per-unit of each RSU, restricted stock, or SELTPP award.
Comerica generally approves employees' stock-based awards annually at the Committee's first regularly-scheduled meeting of the calendar year, which is the grant date.
From time to time, we approve off-cycle awards to new hires, for retention purposes, in light of a promotion, or for special recognition. The grant date of such awards to new employees is generally the last day of the month of employment if employment begins in the first half of the month; if employment begins in the second half of the month, the grant date is generally the last day of the following month. For incumbent employees, the Committee's regular-meeting approval date is the grant date; if the Committee approves other than at a regularly-scheduled meeting during the first half of a month, the grant date is generally the last day of such month, or, if approved during the second-half of a month, the grant date is generally the last day of the following month.
However, in no event does a grant date occur outside a "Trading Window" (when executives are prohibited from trading) or on a day the NYSE is not open for trading. In such a situation, the grant date would be the next NYSE trading date within a Trading Window. As a result, in no event would the grant date be less than two business days following any Comerica quarterly release of earnings.
The Committee has delegated to the CEO and Chief Administrative Officer limited award authority to approve off-cycle awards to non-executive employees subject to many of the same terms the Committee uses. We determine these awards' grant dates in a similar fashion.

Clawback Policies
Comerica has the following clawback policies and provisions:
•We adopted our Compensation Recovery Policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act, SEC rules and NYSE requirements. The policy requires Comerica to recover certain incentive-based compensation received by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The recoverable compensation is that received during the three-year period preceding the date on which the accounting restatement was required. The clawback pertains to any excess income derived by a senior or executive officer based on materially inaccurate accounting statements.
•We updated our Recoupment Policy to serve as a discretionary tool for an additional group of senior officers. The Recoupment Policy allows the Board to require reimbursement or forfeiture of certain incentive-based compensation received by certain senior officers during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to such senior officer under the accounting restatement, to the extent the Board determines it to be appropriate.
•The clawback provision of the Sarbanes-Oxley Act of 2002 generally requires our Chief Executive Officer and Chief Financial Officer to reimburse us for any bonus or other incentive- or equity-based compensation and any profits on sales of Comerica stock that they receive within the 12-month period following the issuance of financial information if there is an accounting restatement because of material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
•The clawback provisions of our equity incentive plan provides that the Committee has the express right to cancel a SELTPP unit, stock option, RSA or RSU grant if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.
•The forfeiture provisions for our equity incentives are part of our efforts to ensure that the incentives do not encourage excessive risk-taking. The forfeiture provisions allow for the Committee to cancel all or a portion of any unvested awards (SELTPP units, stock options or RSUs) if the participant fails to comply with Comerica policies or procedures, violates any law or regulations, engages in negligent or willful misconduct, engages in activity resulting in a significant or material Sarbanes-Oxley control deficiency or demonstrates poor risk management or lack of judgment in the discharge of Company duties, and such action demonstrates an inadequate sensitivity to the inherent risks of the participant’s division and results in or is likely to result in a material impact (financial or reputational) to Comerica.

Compensation Risk Management
How We Consider Risk When Structuring Incentive Compensation Programs
•Our Philosophy. Some risk-taking is an inherent part of operating a business. However, we strive to embed a culture of risk management throughout Comerica. Our compensation programs are designed to encourage risk management and discourage inappropriate risk-taking by utilizing a diverse portfolio of incentive compensation programs and risk balancing mechanisms for our executives and other senior employees that is expected to reward the desired behavior and results.
•Our Programs. To appropriately allocate risk, we use different incentives based on job duties. For example, our NEOs and senior officers participate in the MIP. MIP participants generally have broader, Comerica-wide and/or strategic responsibilities. Accordingly, we fund MIP awards primarily based on corporate performance. Other employees participate in incentive plans designed to support the business objectives of the line of business in which they reside; there, we use measures such as financial results and customer satisfaction.
How We Identify Potential Risks Arising from Incentive Compensation
•Management Analysis. We regularly and thoroughly analyze our incentive compensation programs and the risks in their design and implementation. We craft policies and practice to manage those risks. Among other things, we consider design features that could increase risk, if not for the presence of mitigating factors, such as uncapped sales commissions, significant maximum payouts, and absence of links to corporate performance or business line results. Our plans have links to corporate or business line results; are either subject to the recoupment policy or conditioned on the participant not taking risks that materially adversely impact Comerica; and are subject to procedures ensuring awards are reviewed for appropriateness before distribution. Employees in control functions, such as audit, compliance, and risk management, participate in corporate-wide programs and not in programs that reward performance of particular Comerica businesses. We also back-test on a biennial or more frequent basis to determine whether the plans are working as intended and align with our pay-for-performance philosophy, and as an additional check to identify attributes of our incentive plans which may promote an incentive excessive risk. In 2023, we found our plan designs and outcomes were aligned with Comerica’s risk appetite and that our governance practices were sound, and presented them to the Committee.
•Committee Review. The Committee regularly reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements and various policies and practices of Comerica that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of Comerica, including the need to attract, retain and motivate top tier talent. The Committee considers the risks associated with the design of each plan, particularly higher risk incentive plans, the mitigation factors that exist for each plan, the financial impact (i.e., the potential award size), an overall risk assessment and additional relevant factors. FW Cook assists the Committee in assessing risks for senior officer compensation.
•Additional Third-Party Review of Non-Executive Incentives. In 2023, McLagan Partners, Inc. assessed certain of our non-executive employee compensation plans and reviewed their features and governance practices for management. Comerica's management considered this review in making plan design and governance processes decisions.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
How We Manage Potential Risks Arising from Incentive Compensation
•By using internal controls to mitigate business risk. We use clear separation of operation and production/origination roles, engage employees in different roles in concert so no individual can take risky actions independently, and use a robust internal audit process to provide oversight.
•By identifying “risk-taking” employees throughout the organization. Using the principles articulated in Federal Reserve guidance, we use systematic criteria to consider the inherent risk associated with each employee's job function and identify our "risk-taking employees." We review their compensation arrangements using additional criteria to avoid promoting excessive risk-taking.
•By using risk balancing mechanisms when developing incentive plans and allocating awards. We use several types of risk balancing mechanisms in designing our incentive compensation plans. For example, we tailor "tail risk" associated with the incentives through clawbacks, performance vesting of compensation, payment deferrals, multi-year performance periods, discretionary judgments, cancellation provisions at the individual and plan level, and other means. In addition, incentive plan funding is generally based on business-level results; however, we consider individual performance, and manager recommendations, in determining individual awards. Where managers exercise discretion in awards for risk-taking employees, we use consistent, methodical and transparent guidelines that incorporate the evaluation of risk behaviors.
•By maintaining a strong governance process to manage employee compensation plans. Each year, a management committee responsible to the Committee reviews and approve incentive plans for non-executive employees. Executive officers also review incentive awards and/or award components for risk-taking employees that involve management discretion for a robust review of incentive plans under our guidelines. In addition, a management leadership group identifies risks throughout the organization which could have a significant impact on incentives and reports to senior management for its consideration. Each of these processes promote our comprehensive incentive evaluation.
•By subjecting incentive compensation to a recoupment (clawback) policy and forfeiture provisions (explained more fully above).
•By using risk-adjusted performance measures. We use executive incentive performance metrics designed to be closely correlated to long-term Comerica common shareholder return; as a result, these include inherent and important risk focus. We also use risk adjustment tools (such as profitability measures, risk ratings, probability of default, etc.) strategic goals in our incentives. We generally reserve the right to cancel or reduce funding for unforeseen events that significantly impact the business line’s or Comerica’s results.
•By monitoring risk outcomes in the marketplace. We monitor other financial institutions' risk management and results. As we identify issues potentially relevant to us, we review our practices and controls for similar issues.
•By promoting a culture averse to aggressive sales practices. We use a variety of means, including incentive plan design and operation, managerial practices, sales goals, and performance metrics to encourage the development and maintenance of customer relationships.
We are also subject to a continuing regulatory review of incentive compensation policies and practices by the Federal Reserve Board, the Federal Reserve Bank of Dallas and the Texas Department of Banking. We carefully consider the results of any such reviews.
Based on the factors identified above, our management determined that risks arising from Comerica’s employee compensation plans are not reasonably likely to have a material adverse effect on Comerica, and so informed the Committee. The Committee and management will continue to review our plans and procedures, monitor best practices, and comply with laws and regulations for sound incentive compensation.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Governance, Compensation and Nominating Committee Report
The information contained in the Governance, Compensation and Nominating Committee Report (this "Committee Report") is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934. This Committee Report also shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference. This Committee Report shall not be otherwise deemed filed under such acts.
The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in Comerica’s proxy statement.
The Governance, Compensation and Nominating Committee
Michael G. Van de Ven, Chairman
M. Alan Gardner
Jacqueline P. Kane
Richard G. Lindner
Barbara R. Smith
Nina G. Vaca
February 26, 2024

2024 Proxy Statement	60	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table summarizes the compensation of our NEOs: the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2023.
SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Award ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

Curtis C. Farmer	2023	1,073,173	—	4,600,078	493,124	1,186,800	308,280	58,219	7,719,674
Chairman, President and Chief Executive Officer	2022	1,047,442	—	3,854,352	426,853	3,150,000	187,153	67,564	8,733,364
	2021	1,015,827	—	3,430,854	374,728	2,740,500	114,858	19,327	7,696,094
James J. Herzog	2023	671,346	—	1,195,846	128,232	492,660	306,767	13,200	2,808,051
Senior Executive Vice President and Chief Financial Officer	2022	620,981	—	1,101,171	121,994	1,125,000	—	12,200	2,981,346
	2021	568,731	—	950,153	103,826	1,026,000	19,894	11,600	2,680,204
Peter L. Sefzik	2023	646,346	—	1,104,194	118,330	426,573	198,364	29,079	2,522,886
Senior Executive Vice President and Chief Banking Officer	2022	597,077	—	1,009,608	111,870	960,000	—	27,200	2,705,755
	2021	561,000	—	794,097	86,751	896,000	11,349	18,915	2,368,112
Megan D. Crespi	2023	601,712	—	781,951	83,872	397,041	81,542	11,996	1,958,114
Senior Executive Vice President and Chief Operating Officer	2022	558,173	—	596,613	66,059	896,000	51,071	11,142	2,179,058
	2021	534,365	9,000	619,636	67,657	856,000	19,477	10,619	2,116,754
Megan D. Burkhart	2023	586,639	—	736,125	78,920	387,197	256,601	13,200	2,058,682
Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer
(a)Current position held by the NEOs as of March 11, 2024.
(1)Base salary amounts may differ from annual salary rate due to bi-weekly payroll schedule. For an explanation of the range of salary to total compensation, see the "Pay Mix Allocation" portion of the Compensation Discussion and Analysis.
(2)The Committee used positive discretion to award certain non-NEO officers additional AEI funding for 2021. For Ms. Crespi, who was not an NEO for 2021, this amount is shown in the "Bonus" column.
(3)Represents the aggregate grant date fair value of stock awards granted to each of the NEOs during 2023 in accordance with Accounting Standards Codification ("ASC") 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2023. See the “2023 Grants of Plan-Based Awards” table below for information on awards made in 2023.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The values of the SELTPP units shown in the table at the grant date fair value, assuming that the highest level of performance conditions is achieved, are:

Name	2023	2022	2021

Mr. Farmer	$4,650,037	$3,891,507	$3,464,424
Mr. Herzog	$1,208,833	$1,111,505	$959,450
Mr. Sefzik	$1,116,185	$1,019,340	$802,019
Ms. Crespi	$790,227	$602,550	$625,516
Ms. Burkhart	$743,903	N/A	N/A
(4)Represents the aggregate grant date fair value of stock options granted to the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial lattice valuation. See the “2023 Grants of Plan-Based Awards” table below for information on awards made in 2023. The fair value assigned to an option as of each grant date is as follows:

Grant Date	Grant Date Fair Value per Option ($)

01/26/2021	18.36
01/25/2022	25.31
01/24/2023	20.21
For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2023.
(5)Represents incentive awards earned, if any, under Comerica’s MIP based on Comerica’s performance for the relevant performance periods.
(6)Represents the aggregate change in the actuarial present value of the individual’s accumulated benefit under the RIA and SRIA. Pursuant to SEC rules, because the changes were negative, the table reflects a change of “0.” Please see “Pension Benefits at Fiscal Year-End 2023” for more information.
Comerica has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the column.
(7)2023 amounts for each of the NEOs were as follows:

NEO	401(k) Match ($)	Perquisites and Other Personal Benefits ($)

Mr. Farmer	13,200	45,019	(a)
Mr. Herzog	13,200	—	(b)
Mr. Sefzik	13,200	15,879	(c)
Ms. Crespi	11,996	—	(b)
Ms. Burkhart	13,200	—	(b)
(a)The amount shown for Mr. Farmer represents the incremental cost to Comerica of financial planning, security, the use of corporate aircraft to minimize wait times in order to facilitate meetings compared to commercial air travel, disability insurance coverage and items received for employee events.
(b)Comerica's incremental costs of perquisites and other personal benefits for each of Mr. Herzog, Ms Crespi and Ms. Burkhart were below $10,000 and are thus omitted per SEC rule.
(c)The amount shown for Mr. Sefzik represents the incremental cost to Comerica of financial planning and disability insurance coverage and items received for employee events.

2024 Proxy Statement	62	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table provides information on grants of equity awards to NEOs in the fiscal year ended December 31, 2023 under Comerica’s Amended and Restated 2018 Long-Term Incentive Plan. It also shows potential 2023 payouts - as of the January 2023 grant date - for each of the NEOs under the AEI; for AEI amounts earned, see the Summary Compensation Table rows for 2023. For more information on our AEI plan, see the “Annual Executive Incentive (Short-Term Cash Incentive)” section of the “Compensation Discussion and Analysis,” and for our equity compensation plan, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”
2023 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)(4)

Curtis C. Farmer	Cash Incentive		403,125	1,612,500	3,225,000
	SELTPP Units	1/24/2023				21,080	42,160	63,240				3,100,025
	RSUs	1/24/2023							21,080			1,500,053
	Options	1/24/2023								24,400	71.16	493,124
James J. Herzog	Cash Incentive		167,344	669,375	1,338,750
	SELTPP Units	1/24/2023				5,480	10,960	16,440				805,889
	RSUs	1/24/2023							5,480			389,957
	Options	1/24/2023								6,345	71.16	128,232
Peter L. Sefzik	Cash Incentive		144,896	579,583	1,159,167
	SELTPP Units	1/24/2023				5,060	10,120	15,180				744,124
	RSUs	1/24/2023							5,060			360,070
	Options	1/24/2023								5,855	71.16	118,330
Megan D. Crespi	Cash Incentive		134,865	539,458	1,078,917
	SELTPP Units	1/24/2023				3,582	7,165	10,747				526,842
	RSUs	1/24/2023							3,585			255,109
	Options	1/24/2023								4,150	71.16	83,872
Megan D. Burkhart	Cash Incentive		131,521	526,083	1,052,167
	SELTPP Units	1/24/2023				3,372	6,745	10,117				495,960
	RSUs	1/24/2023							3,375			240,165
	Options	1/24/2023								3,905	71.16	78,920
(1)Does not reflect incentive compensation earned or paid for 2023. Rather, reflects the potential payments for each of the NEOs under the AEI for the annual performance period covering 2023. Incentives actually earned under the AEI for the 2023 performance period are shown in the 2023 rows of the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.

2024 Proxy Statement	63	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
(2)As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the MIP represents the maximum amount that could be funded for each NEO based upon the achievement of the performance criteria, the NEO’s officer level and the NEO’s base salary. There is the possibility of no incentive funding if Comerica does not meet its performance objectives.
(3)Annual SELTPP grants were made to NEOs in January 2023. The SELTPP units vest after December 31, 2025, the end of the three-year performance period, once the attainment of the performance measures has been determined. Performance will be measured on an absolute basis for three-year average SELTPP ROCE and on a relative basis for three-year average ROCE with a modifier applied based on relative TSR performance, with both relative ROCE and TSR performance measured against the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution with the same performance factor applied.
(4)As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the SELTPP represents the maximum number of shares that could be earned by each NEO based upon surpassing performance metrics.
(5)Annual RSU grants were made to NEOs in January 2023. Unless an award is forfeited prior to vesting, RSUs vest 50% on the second anniversary of the grant date and vest 25% on each of the third and fourth anniversaries of the grant date. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(6)Annual stock option grants were made to NEOs in January 2023. Option awards have a 10-year term and become exercisable annually in 25% increments.
(7)Equal to the closing price of Comerica common stock per share on the date of grant.
(8)Represents the fair value at grant date of stock options, RSUs and SELTPP units granted to applicable NEOs in 2023. The value of the SELTPP units was calculated by a third-party accounting firm using the fair value at grant date with a percentage of stock price adjustment of 103.3% for market condition, resulting in an assigned fair value of $73.53.
The RSU value is calculated by using the closing stock price on the date of the grant.
The stock option grant value is based on a binomial lattice valuation. The binomial value assigned to the option grants is $20.21.

2024 Proxy Statement	64	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table provides information on stock option, RSU and SELTPP unit grants awarded under Comerica’s equity incentive plans for each NEO that were outstanding as of December 31, 2023. The market value of the stock awards is based on the closing market price of Comerica common stock on December 29, 2023 of $55.81 per share. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2023

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Curtis C. Farmer	—	24,400	(1)	71.16	1/24/2033	21,080	(8)	1,176,475	63,240	(18)	3,529,424
	4,216	12,649	(2)	92.58	1/25/2032	13,610	(9)	759,574	40,830	(19)	2,278,722
	10,205	10,205	(3)	60.12	1/26/2031	9,325	(10)	520,428
	18,772	6,258	(4)	63.15	1/28/2030	6,433	(11)	359,026
	6,700	—		79.01	4/23/2029	1,187	(12)	66,246
	6,605	—		80.17	1/22/2029	1,170	(13)	65,298
	4,935	—		95.25	1/23/2028	55,950	(17)	3,122,569
	4,272	—		67.66	1/24/2027
	5,648	—		32.97	1/26/2026
	1,805	—		42.32	1/27/2025
James J. Herzog	—	6,345	(1)	71.16	1/24/2033	5,480	(8)	305,839	16,440	(18)	917,516
	1,205	3,615	(2)	92.58	1/25/2032	3,890	(9)	217,101	11,662	(19)	650,856
	2,827	2,828	(3)	60.12	1/26/2031	2,583	(10)	144,157
	3,045	1,015	(5)	56.79	2/25/2030	1,048	(14)	58,489
	1,871	624	(4)	63.15	1/28/2030	643	(11)	35,886
	1,240	—		80.17	1/22/2029	220	(13)	12,278
	905	—		95.25	1/23/2028	15,495	(17)	864,775
	912	—		67.66	1/24/2027
	584	—		32.97	1/26/2026
Peter L. Sefzik	—	5,855	(1)	71.16	1/24/2033	5,060	(8)	282,399	15,180	(18)	847,195
	1,105	3,315	(2)	92.58	1/25/2032	3,565	(9)	198,963	10,695	(19)	596,887
	1,181	2,363	(3)	60.12	1/26/2031	2,158	(10)	120,438
	1,160	1,160	(4)	63.15	1/28/2030	1,193	(11)	66,581
	2,575	—		80.17	1/22/2029	457	(13)	25,505
	1,340	—		95.25	1/23/2028	12,952	(17)	722,851

2024 Proxy Statement	65	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Megan D. Crespi	—	4,150	(1)	71.16	1/24/2033	3,585	(8)	200,079	10,747	(18)	599,790
	652	1,958	(2)	92.58	1/25/2032	2,105	(9)	117,480	6,322	(19)	352,830
	1,842	1,843	(3)	60.12	1/26/2031	1,685	(10)	94,040
	1,811	604	(6)	34.86	4/30/2030	623	(15)	34,770
	5,317	1,773	(7)	28.12	4/15/2030	1,828	(16)	102,021
						10,102	(17)	563,792
Megan D. Burkhart	—	3,905	(1)	71.16	1/24/2033	3,375	(8)	188,359	10,117	(18)	564,629
	602	1,808	(2)	92.58	1/25/2032	1,945	(9)	108,550	5,835	(19)	325,651
	1,885	1,885	(3)	60.12	1/26/2031	1,723	(10)	96,161
	3,108	1,037	(4)	63.15	1/28/2030	1,065	(11)	59,438
	2,265	—		80.17	1/22/2029	402	(13)	22,436
	1,615	—		95.25	1/23/2028	10,327	(17)	576,349
	2,050	—		67.66	1/24/2027
(1)Options vest annually in 25% increments with remaining vesting dates of 1/24/2024, 1/24/2025, 1/24/2026 and 1/24/2027.
(2)Options vest annually in 25% increments with remaining vesting dates of 1/25/2024, 1/25/2025 and 1/25/2026.
(3)Options vest annually in 25% increments with remaining vesting dates of 1/26/2024 and 1/26/2025.
(4)Options vest annually in 25% increments with a single remaining vesting date of 1/28/2024.
(5)Options vest annually in 25% increments with a single remaining vesting date of 2/25/2024. The grant was made in recognition of Mr. Herzog's promotion to CFO.
(6)Options vest annually in 25% increments with a single remaining vesting date of 4/30/2024. The grant was made as a new hire grant for Ms. Crespi.
(7)Options vest annually in 25% increments with a single remaining vesting date of 4/15/2024. The grant was made as a new hire grant for Ms. Crespi.
(8)RSUs vest in increments of 50% in year two and 25% in years three and four. Vesting dates for these shares are 1/24/2025, 1/24/2026 and 1/24/2027. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(9)RSUs vest in increments of 50% in year two and 25% in years three and four. Vesting dates for these shares are 1/25/2024, 1/25/2025 and 1/25/2026. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(10)RSUs vest in increments of 50% in year two and 25% in years three and four. 50% of these RSUs vested on 1/26/2023, an additional 25% will vest on 1/26/2024 and the remaining 25% will vest on 1/26/2025. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(11)RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 1/28/2023, an additional 25% will vest on 1/28/2024 and the remaining 25% will vest on 1/28/2025. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(12)RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 4/23/2022, an additional 25% vested on 4/23/2023 and the remaining 25% will vest on 4/23/2024. The grant was made in recognition of Mr. Farmer’s promotion to CEO. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.

2024 Proxy Statement	66	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
(13)RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 1/22/2022, an additional 25% vested on 1/22/2023, and the remaining 25% will vest on 1/22/2024. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(14)RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 2/25/2023, an additional 25% will vest on 2/25/2024, and the remaining 25% will vest on 2/25/2025. The grant was made in recognition of Mr. Herzog’s promotion to CFO. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(15)RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 4/30/2023, an additional 25% will vest on 4/30/2024, and the remaining 25% will vest on 4/30/2025. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution. The grant was made as a new hire grant for Ms. Crespi.
(16)As an incentive to join Comerica, Ms. Crespi was awarded RSUs on April 15, 2020. RSUs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSUs vested on 4/15/2023, an additional 25% will vest on 4/15/2024, and the remaining 25% will vest on 4/15/2025. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.
(17)The three-year performance period for these SELTPP units ended on December 31, 2023. The Committee made performance-based determinations regarding these units on February 26, 2024 as follows:

Metric	Performance
3-year average SELTPP ROCE	16.0% (150.0% of target)
TSR (relative to KBW Bank Index)	3rd quartile of banks – negative modifier was not applied
On the determination date, the Committee approved a payout of the SELTPP units at 150.0% of target and the SELTPP units vested. Shares shown here have the performance factor applied. Dividend equivalents accumulated throughout the vesting period and were paid out at distribution in cash with the same performance factor applied.
(18)The SELTPP units vest after December 31, 2025, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or could be reduced to zero if the SELTPP ROCE performance threshold is not achieved. Performance will be measured on an absolute basis for three-year average SELTPP ROCE and on a relative basis for three-year average ROCE with a modifier applied based on relative TSR performance, with both relative ROCE and TSR performance measured against the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied. Pursuant to SEC rules, based on Comerica’s previous fiscal year’s performance (including TSR performance), the number shown is at the maximum level.
(19)The SELTPP units vest after December 31, 2024, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or could be reduced to zero if the SELTPP ROCE performance threshold is not achieved. Performance will be measured on an absolute basis for three-year SELTPP ROCE with a downward modifier applied based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied. Pursuant to SEC rules, based on Comerica’s 2022 and 2023 performance (including TSR performance), the number shown is at the maximum level.

2024 Proxy Statement	67	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table provides information concerning the exercise of stock options and the vesting of RSUs and RSAs during the fiscal year ended December 31, 2023 for each of the NEOs. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”
2023 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Curtis C. Farmer	55,458	3,890,912	(1)
James J. Herzog	14,222	1,003,981	(2)
Peter L. Sefzik	10,811	765,013	(3)
Megan D. Crespi	35,766	1,968,355	(4)
Megan D. Burkhart	16,307	994,613	(5)
None of the NEOs exercised any options during 2023.
(1)Upon the lapse of restrictions, 1,170 RSUs vested with a closing market price of $69.13 on 1/22/2023, 985 RSUs vested with a closing market price of $71.96 on 1/23/2023, 9,325 RSUs vested with a closing market price of $72.03 on 1/26/2023, 6,432 RSUs vested with a closing market price of $72.57 on 1/28/2023, and 1,186 RSUs vested with a closing market price of $43.73 on 4/23/2023. 36,360 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023.
(2)Upon the lapse of restrictions, 220 RSUs vested with a closing market price of $69.13 on 1/22/2023, 182 RSUs vested with a closing market price of $71.96 on 1/23/2023, 2,582 RSUs vested with a closing market price of $72.03 on 1/26/2023, 642 RSUs vested with a closing market price of $72.57 on 1/28/2023, and 1,047 RSUs vested with a closing market price of $70.41 on 2/25/2023. 3,625 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023, and 5,924 SELTPP units vested at a closing market price of $70.10 on 2/28/2023.
(3)Upon the lapse of restrictions, 456 RSUs vested with a closing market price of $69.13 on 1/22/2023, 267 RSUs vested with a closing market price of $71.96 on 1/23/2023, 2,157 RSUs vested with a closing market price of $72.03 on 1/26/2023, and 1,192 RSUs vested with a closing market price of $72.57 on 1/28/2023. 6,739 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023.
(4)Upon the lapse of restrictions, 1,685 RSUs vested with a closing market price of $72.03 on 1/26/2023, 17,780 RSUs vested with a closing market price of $43.30 on 4/15/2023, 1,827 RSUs vested with a closing market price of $43.30 on 4/15/2023, and 622 RSUs vested with a closing market price of $43.37 on 4/30/2023. 10,331 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023, and 3,521 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023.
(5)Upon the lapse of restrictions, 401 RSUs vested with a closing market price of $69.13 on 1/22/2023, 323 RSUs vested with a closing market price of $71.96 on 1/23/2023, 1,722 RSUs vested with a closing market price of $72.03 on 1/26/2023, 1,065 RSUs vested with a closing market price of $72.57 on 1/28/2023, and 6,775 RSUs vested with a closing market price of $47.27 on 7/15/2023. 6,021 SELTPP units vested on their determination date at a closing market price of $70.10 on 2/28/2023.

2024 Proxy Statement	68	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table gives information with respect to each defined benefit plan that provides for payments or other benefits at, following, or in connection with retirement. For the NEOs, those consist of the Comerica Incorporated Retirement Income Account Plan (“RIA”) and the Supplemental Retirement Income Account Plan for Employees of Comerica Incorporated (“SRIA”).
As provided by SEC rules, this table excludes tax-qualified and nonqualified defined contribution plans.
PENSION BENEFITS AT FISCAL YEAR-END 2023

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)

Curtis C. Farmer	RIA	15.00	594,631
	SRIA	15.00	543,285
James J. Herzog	RIA	39.42	2,302,483
	SRIA	39.42	270,659
Peter L. Sefzik	RIA	23.17	846,847
	SRIA	23.17	188,291
Megan D. Crespi	RIA	3.00	41,912
	SRIA	3.00	110,179
Megan D. Burkhart	RIA	25.25	1,531,799
	SRIA	25.25	176,434
This table shows the actuarial present value of accumulated benefits payable to the NEO, based on eligible pay and the number of years of service credited through December 31, 2023. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements, except that, as required by SEC regulations, the assumed retirement age is the normal RIA retirement age of 65 or the executive’s current age, if later. For these purposes, the actuarial assumptions under both plans are described in Note 17 to the financial statements in Comerica's 2023 10-K, and a form of payment for those with accruals in the prior pension plan of a single life annuity (for others, a lump sum is assumed). The amounts set forth in the table above are not subject to deduction for Social Security or other offset amounts.
Comerica maintains the RIA to attract and retain talent. All employees of Comerica's control group are eligible for these plans after attaining age 21 and completing one year of service. The SRIA's purpose is to provide RIA-based benefits beyond the applicable tax code limit, which was $330,000 in 2023, and on compensation that is deferred under Comerica’s deferred compensation plans. The SRIA is a nonqualified, unfunded plan. Comerica does not have a policy to granting extra years of credited service.
A participant who retires under the RIA receives a pension comprised of up to two parts, depending on period of service.
The first part is based on the service the participant accrued prior to January 1, 2017 under the prior final average pay formula (if applicable). For more information on the final average pay formula, which was frozen as of December 31, 2016, please refer to the 2017 proxy statement.
The second part is based on accruals on and after January 1, 2017, under the RIA cash balance formula. Under this formula, Comerica provides Contribution Credits and Interest Credits for employees each month, based on a point system. Eligible pay used in the Contribution Credit calculation is the taxable cash compensation received from Comerica, including cash incentives and awards, pre-tax contributions to health and savings plans, and certain pre-tax benefit deductions. RIA participants with deferred compensation or compensation in excess of the annual IRS pay cap in a given month receive Contribution Credits and Interest Credits under the SRIA for that month.

2024 Proxy Statement	69	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The RIA provides the following types of benefits:
•Early retirement. Early retirement age under the RIA is 55. A participant with 10 years of service may retire at early retirement age, or thereafter, and receive payment of their accrued benefit. Any portion of the benefit that was accrued under the prior final average pay formula is reduced by an early retirement reduction factor for commencement prior to normal retirement age. For accruals under the RIA cash balance formula, the value of the account balance is paid. As of December 31, 2023, Mr. Farmer and Mr. Herzog were eligible for early retirement.
•Normal retirement. Normal retirement age under the RIA is 65. As of December 31, 2023, none of the NEOs were eligible for normal retirement.
•Late retirement. Retirement after age 65, the normal retirement date, is a late retirement under the RIA. A participant who retires under the late retirement provision will receive a benefit equal to the greater of (a) a benefit calculated using accruals through the late retirement date and (b) a benefit that consists of accruals under the prior final average pay formula as of the normal retirement date, actuarially increased to the late retirement date, plus any applicable accruals under the RIA cash balance formula. As of December 31, 2023, none of the NEOs were eligible for late retirement.
•Vested separated benefit. An eligible employee is vested in the RIA after three years of service. Such an employee receives a vested separated benefit at the time of termination even if such employee is not eligible for retirement. Any portion of the benefit that was accrued under the prior final average pay formula is reduced by a vested separated reduction factor for commencement prior to normal retirement age. For accruals under the RIA cash balance formula, the value of the account balance is paid. As of December 31, 2023, Mr. Sefzik, Ms. Crespi and Ms. Burkhart were eligible for a vested separated benefit.
•Disability. After attainment of age 50 and fifteen years of service with Comerica, an eligible employee would receive a benefit in the event of total disability. As of December 31, 2023, Mr. Herzog had satisfied the service requirements for disability benefits.
•Death. In the event of death, the account balance accrued under the RIA cash balance formula is paid to a designated beneficiary. If an eligible employee who has earned a vested accrued benefit under the prior final average pay formula dies prior to electing an optional form of benefit, the eligible employee’s surviving spouse or domestic partner, if any, would receive the same benefit that would be payable if the eligible employee had separated from service on the date of death and elected an immediate joint and 50% survivor annuity as of the date of death or at the earliest retirement age, if later. An eligible employee who is at least age 50 and has earned a vested accrued benefit under the prior final average pay formula may elect an enhanced death benefit that would pay a benefit assuming the eligible employee separated from service on the date of death and elected an immediate joint and 100% survivor annuity. Ms. Burkhart has elected an enhanced death benefit.
A participant who is unmarried at the time of retirement generally receives a pension in the form of a single life annuity, the annual amount of which is listed in the “Pension Benefits at Fiscal Year-End 2023” table above. A participant who is married at the time of retirement generally receives a pension in the form of a joint and 50% survivor annuity, the amount of which is actuarially equivalent to the single life annuity. A participant may also elect a one-time lump sum option (with spousal consent as required by law).
The SRIA benefits are generally calculated in the form of a 100% joint and survivor annuity if a participant is married and in the form of a single life annuity if a participant is not married when payments commence. For participants that do not have accruals under the prior final average pay formula and the SRIA account balance does not exceed $250,000, the SRIA benefits are paid in a one-time lump sum.
In past years, there was some flexibility provided in the IRS regulations to include a portion of a participant's benefit in the RIA that would otherwise be payable from the SRIA when certain conditions are met. Accordingly, certain participants in the RIA are entitled to receive an annual benefit that is the sum of (a) their normal retirement benefit calculated regularly, and (b) a flat dollar benefit amount specified in the plan. All NEOs above, other than Ms. Crespi, were eligible for this flat dollar benefit that transferred a portion of their benefit from the SRIA to the RIA.

2024 Proxy Statement	70	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
The following table provides information on the defined contribution nonqualified deferred compensation of any NEO with respect to the fiscal year ended December 31, 2023. The plans consist of the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Deferred Stock Plan”) and the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”).
2023 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Balance at Last FYE ($)

James J. Herzog	Deferred Compensation Plan	11,508	238,048
	Deferred Stock Plan	(11,230)	88,048
None of the NEOs deferred compensation in the 2023 fiscal year. None of the NEO's, aside from Mr. Herzog, had any earnings or balances from prior deferred compensation. The aggregate balance is the total compensation deferred from compensation in any prior period (which were included in the Summary Compensation Table in prior years for any years in which the individual served as an NEO) and any net earnings on such deferred compensation.
Under the Deferred Stock Plan, eligible employees may defer up to 100% of their incentive awards into units that are functionally equivalent to shares of Comerica common stock. Dividend payment equivalents are converted to an equivalent unit value and credited to the employee’s account. The deferred compensation under the Deferred Stock Plan is payable in shares of Comerica common stock, generally following termination of service as an employee over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in shares of Comerica common stock in a single lump sum distribution within ninety days. The 2023 simulated investment return on compensation deferred under the Deferred Stock Plan was (11.2)%.

2024 Proxy Statement	71	Comerica Incorporated

Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
Under the Deferred Compensation Plan, eligible employees may defer a portion of their compensation, including up to 60% of salary and up to 100% of cash incentive awards, for simulated investment in indices or broad-based funds similar to those Comerica’s Preferred Savings (401(k)) Plan offers. As of 1999, Comerica common stock was no longer an investment choice under the Deferred Compensation Plan. Any dividend payments are converted to an equivalent unit value and credited to the employee’s account. The deferred compensation under the Deferred Compensation Plan is payable in cash, generally following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in cash in a single lump sum distribution within ninety days.
The 2023 simulated investment returns under each vehicle offered under the Deferred Compensation Plan were:

Simulated Investment	Rate of Return (%)

T. Rowe Price Balanced I Class	18.10%
Vanguard Total Bond Market Index Fund Institutional Shares	5.72%
Metropolitan West Total Return Bond Fund Plan Class	6.07%
Comerica Stock Fund	(11.20)%
Franklin Rising Dividends Fund R6 Class	12.51%
Vanguard Institutional Index Fund Institutional Shares	26.24%
American Funds The Growth Fund of America® Class R-6	37.65%
JPMorgan U.S. Value Fund Class R6	9.73%
Vanguard Mid-Cap Index Fund Institutional Shares	16.00%
BlackRock Mid-Cap Growth Equity Portfolio Class K	28.34%
Allspring Special Mid Cap Value Fund - Class R6	9.62%
Vanguard Small-Cap Index Fund Institutional Shares	18.22%
Neuberger Berman Genesis Fund Class R6	15.89%
Goldman Sachs Emerging Markets Equity Insights Fund Class R6	12.98%
iShares MSCI EAFE International Index Fund Class K	18.34%
American Funds EuroPacific Growth Fund® Class R-6	16.05%
Gabelli U.S. Treasury Money Market Fund Class AAA	5.08%

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL AT FISCAL YEAR-END 2023
RETIREMENT-ELIGIBLE NEOS

Name	Early Retirement (1)		For Cause Termination	Change of Control Termination (2)	Disability (3)		Death (4)

Curtis C. Farmer (5)	$1,186,800	(7)	—	$31,466,424	$3,179,946	(7)	$11,141,690
James J. Herzog (5) (6)	$492,660	(8)	—	$10,235,937	$1,391,380	(8)	$3,517,488
(1)As Mr. Farmer and Mr. Herzog are eligible for early retirement (at least 55 years of age with at least 10 years of service), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, each would have retired early if he had terminated as of December 31, 2023, and accordingly would have received their annual cash incentive earned for 2023 pursuant to the terms of that plan.
(2)Please see “Change of Control Agreements” in the Compensation Discussion and Analysis for a description of these officers’ change of control agreements; assumes both change of control and termination occur on December 31, 2023. This total includes the following:
–Three times base salary and highest annual bonus calculated pursuant to the agreements.
–Annual cash incentive for 2023 (higher of target or estimated achievement).
–The value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2023. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed. SELTPP units are included at the higher of target or estimated achievement (for presentation purposes, estimated achievement is based on the amount reported in the "Outstanding Equity Awards at Fiscal Year-End 2023" table).
–The present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 5.50% for the first 5 years, 5.76% for years 5-20 and 5.83% for years after 20. Mortality Table for 2024 as prescribed by IRS Notice 2023-73. Payments are assumed to have commenced on December 31, 2023 in the form of a lump sum.
–Three years of life insurance premiums calculated based upon portability and conversion options in the contract at December 31, 2023.
–Three years of medical, dental and vision insurance premiums, assuming they will remain at December 31, 2023 levels.
–Comerica’s standard outplacement assistance package.
–For Mr. Farmer, estimated tax assistance of $4,153,505.
(3)    Long-term disability payments include the following:
–Annual cash incentive earned for 2023.
–29 months of Company-paid basic life insurance premiums and medical coverage based on each officer’s 2023 elections, assuming that premiums will remain at December 31, 2023 levels.
–One year of disability insurance equal to 60% of base salary plus incentive, if elected; up to $360,000 annually would be paid by Comerica's disability insurance provider. While a one year period is used for this table, benefits may be paid through age 65.
(4)    Death benefits include the following:
–Annual cash incentive earned for 2023.
–The value of the acceleration of all unvested SELTPP units and RSUs based on Comerica’s closing stock price as of December 31, 2023. Unvested options would be forfeited, but vested options would continue to be exercisable for the earlier of the option term or one year; no value for the options is included in the table.
–Proceeds of life insurance of $1,050,000 and $625,000 for Mr. Farmer and Mr. Herzog, respectively, which would be paid by Comerica’s life insurance provider.
–3 months of COBRA for family members based on each officer’s 2023 elections for Comerica’s medical, dental and vision plan coverage, assuming that premiums will remain at December 31, 2023 levels.
(5)    Mr. Farmer and Mr. Herzog are eligible for early retirement under the RIA and SRIA. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits at Fiscal Year-End 2023 Table on page 69 and do not represent additional expense to Comerica. However, Mr. Herzog’s disability benefit would exceed the present value of his accumulated benefit by $456,174, and such amount is included above.

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(6)    Does not include payments of deferred compensation which are reflected in the 2023 Nonqualified Deferred Compensation Table.
(7)    If Mr. Farmer had retired or become disabled on December 31, 2023, no acceleration of stock options, RSUs or SELTPP units would have occurred pursuant to the applicable award agreements; however, the awards would have continued to vest on the terms, including any performance conditions, in effect prior to retirement or disability, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options, RSUs and SELTPP units that would have continued to vest was $12,888,761 at December 31, 2023, using actual achievement of 150.0% for 2021 SELTPP grants; this value is not included in the table.
(8)    If Mr. Herzog had retired or become disabled on December 31, 2023, no acceleration of stock options, RSUs or SELTPP units would have occurred pursuant to the applicable award agreements; however, the awards would have continued to vest on the terms, including any performance conditions, in effect prior to retirement or disability, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options, RSUs or SELTPP units that would have continued to vest was $4,022,673 at December 31, 2023, using actual achievement of 150.0% for 2021 SELTPP grants; this value is not included in the table.
OTHER NEOS

Name	Involuntary Not for Cause Termination (1)	For Cause Termination	Change of Control Termination (2)	Disability (3)	Death (4)

Peter L. Sefzik	$662,528	—	$8,829,095	$3,430,501	$3,171,878
Megan D. Crespi	$612,276	—	$7,526,532	$2,433,095	$2,584,954
Megan D. Burkhart (5)	$602,528	—	$7,482,296	$4,703,119	$2,390,305
(1)None of these officers have an employment agreement; however, each would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive their annual base salary, plus COBRA and Comerica’s standard outplacement assistance package, under the plan.
(2)Please see “Change of Control Agreements” for a description of these officers’ change of control agreements; assumes both change of control and termination occur on December 31, 2023. This total includes the following:
–Three times base salary and highest annual bonus calculated pursuant to the agreements.
–Annual cash incentive for 2023 (higher of target or estimated achievement).
–The value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2023. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed. SELTPP units are included at the higher of target or estimated achievement (for presentation purposes, estimated achievement is based on the amount reported in the "Outstanding Equity Awards at Fiscal Year-End 2023" table).
–The present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 5.50% for the first 5 years, 5.76% for years 5-20 and 5.83% for years after 20. Mortality Table for 2024 as prescribed by IRS Notice 2023-73. Payments are assumed to have commenced on December 31, 2023 in the form of a lump sum.
–Three years of life insurance premiums calculated based upon portability and conversion options in the contract at December 31, 2023.
–Three years of medical, dental and vision insurance premiums, assuming they will remain at December 31, 2023 levels.
–Comerica’s standard outplacement assistance package.
(3)Long-term disability payments include the following:
–Annual cash incentive earned for 2023.
–The value of the acceleration of all unvested, in-the-money RSU and SELTPP awards based on Comerica’s closing stock price as of December 31, 2023. Unvested options would be forfeited, but vested options would continue to be exercisable for the earlier of the option term or three years; no value for the options is included in the table.
–29 months of Company-paid basic life insurance premiums and medical coverage based each officer’s 2023 elections, assuming that premiums will remain at December 31, 2023 levels.
–One year of disability insurance equal to 60% of base salary plus incentive, if elected; up to $360,000 annually would be paid by Comerica's disability insurance provider. While a one year period is used for this table, benefits may be paid through age 65.

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(4)Death benefits include the following:
–Annual cash incentive earned for 2023.
–The value of the acceleration of all unvested, in-the-money restricted stock, RSU and SELTPP awards based on Comerica’s closing stock price as of December 31, 2023. Unvested options would be forfeited, but vested options would continue to be exercisable for the earlier of the option term or one year; no value for the options is included in the table.
–Proceeds of life insurance of $601,000, $561,000, and $545,000, for Mr. Sefzik, Ms. Crespi and Ms. Burkhart, respectively, which would be paid by Comerica’s life insurance provider.
–3 months of COBRA for family members based on each officer’s 2023 elections for Comerica’s medical, dental and vision plan coverage, assuming that premiums will remain at December 31, 2023 levels.
(5)Ms. Burkhart would receive benefits under the RIA and SRIA in the event of death or disability. To the extent these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits at Fiscal Year-End 2023 Table and do not represent additional expense to Comerica. Because Ms. Burkhart’s disability benefit would exceed the present value of her accumulated benefit by $2,063,222, such amount is included above.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
PAY VERSUS PERFORMANCE

Tabular Disclosures
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between "executive compensation actually paid" (as defined by SEC rules) and certain financial performance measures of Comerica. For further information concerning Comerica’s variable pay-for-performance philosophy and how Comerica aligns executive compensation with its performance, refer to the “Compensation Discussion and Analysis.”

			Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)			Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income (in millions)(6) ($)	MIP EPS(7) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	7,719,674	4,959,778	2,336,933	1,510,555	95	97	881	8.10
2022	8,733,364	7,563,916	2,734,143	1,891,070	107	97	1,151	6.83
2021	7,696,094	11,609,076	2,477,730	3,431,583	134	124	1,168	6.12
2020	5,014,099	1,865,997	1,892,565	1,817,386	83	89	497	5.14
(1)The dollar amounts reported in this column represent the amounts of total compensation reported for Mr. Farmer (our principal executive officer, or "PEO") for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table.”
(2)The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Farmer, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Farmer during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Farmer’s total compensation as reported in the Summary Compensation Table for each year to determine the compensation "actually paid":

Year	Reported Summary Compensation Table Total for PEO ($)	Subtract: Reported Value of Equity Awards(a) ($)	Add: Equity Award Adjustments(b) ($)	Subtract: Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Add: Pension Benefit Adjustments(d) ($)	Compensation Actually Paid to PEO ($)

2023	7,719,674	5,093,202	2,475,769	308,280	165,817	4,959,778
2022	8,733,364	4,281,205	3,162,544	187,153	136,366	7,563,916
2021	7,696,094	3,805,582	7,734,030	114,858	99,392	11,609,076
2020	5,014,099	3,188,716	149,175	158,455	49,894	1,865,997
a.The amounts included in this column represent the grant date fair value of equity awards, calculated as the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each applicable year.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year,

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the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2023	3,876,155	(1,634,844)	—	234,458	—	—	2,475,769
2022	3,749,103	(624,360)	—	37,801	—	—	3,162,544
2021	5,603,372	1,999,322	—	131,336	—	—	7,734,030
2020	2,635,946	(2,065,535)	—	(421,236)	—	—	149,175
c.The amounts included in this column are the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for the applicable year.
d.The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Farmer during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that is attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustment ($)

2023	165,817	—	165,817
2022	136,366	—	136,366
2021	95,950	3,442	99,392
2020	49,894	—	49,894
(3)The dollar amounts reported in this column represent the average of the amounts reported for Comerica's NEOs as a group (excluding Mr. Farmer, who has served as our CEO since April 2019) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Farmer) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Mr. Herzog, Mr. Sefzik, Ms. Crespi and Ms. Burkhart; (ii) for 2022, Mr. Herzog, Mr. Sefzik, Mr. Oberg and Mr. Buchanan and Ms. Crespi; (iii) for 2021, Mr. Herzog, Mr.Buchanan, Mr. Sefzik and Mr. Oberg; and (iv) for 2020, Mr. Herzog, Mr. Carr and Mr. Buchanan and Ms. Crespi.
(4)The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Farmer), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Farmer) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Farmer) as reported in the Summary Compensation Tables for each year to determine the compensation "actually paid," using the same methodology described above in Note 2.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Subtract: Average Reported Value of Equity Awards ($)	Add: Average Equity Award Adjustments(a) ($)	Subtract: Average Reported Change in the Actuarial Present Value of Pension Benefits(b) ($)	Add: Average Pension Benefit Adjustments(c) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	2,336,933	1,056,868	376,960	210,819	64,349	1,510,555
2022	2,734,143	899,126	18,834	23,937	61,156	1,891,070
2021	2,477,730	911,371	1,800,780	27,476	91,920	3,431,583
2020	1,892,565	799,843	841,834	130,925	13,755	1,817,386
a.The amounts deducted or added in calculating the total average equity award adjustments are as set forth below. See Note 3 for the names of non-PEO NEOs included in the calculation for each fiscal year.

Year	Average Year End Fair Value of Unvested Year Equity Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)

2023	804,325	(355,066)	—	(72,299)	—	—	376,960
2022	651,661	(184,686)	—	14,219	(462,360)	—	18,834
2021	1,341,915	421,124	—	37,741	—	—	1,800,780
2020	1,139,640	(208,030)	—	(89,776)	—	—	841,834
b.The amounts included in this column are the average amounts reported for non-PEO NEOs in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table during each fiscal year. Pursuant to SEC rules, averages include negative changes reflected as "0". See Note 3 for the names of non-PEO NEOs included in the calculation for each fiscal year.
c.The average amounts deducted or added in calculating the total pension benefit adjustments are as set forth below. See Note 3 for the names of non-PEO NEOs included in the calculation for each fiscal year.

Year	Average Service Cost ($)	Average Prior Service Cost ($)	Average Total Pension Benefit Adjustment ($)

2023	64,349	—	64,349
2022	61,156	—	61,156
2021	51,737	40,183	91,920
2020	13,755	—	13,755
(5)Total Shareholder Return ("TSR") is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last fiscal day in 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. “Peer Group” represents the KBW Bank Index for each year disclosed in the table.
(6)The dollar amounts reported represent the amount of net income reflected in Comerica’s audited financial statements for the applicable year.

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(7)"MIP EPS" measures absolute performance for one-year earnings per share ("EPS") excluding non-performance items, uses net-charge-offs in lieu of provision expense for credit losses, applies an interest rate collar of 50% and, for 2023, excludes the impact of any loss of hedge accounting treatment (all on a post-tax basis). Please see "Compensation Discussion and Analysis" for more information about this calculation.

Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” Comerica’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by Comerica to link executive compensation actually paid to Comerica’s NEOs, for the most recently completed fiscal year, to Comerica’s performance are as follows:
•MIP EPS
•MIP Efficiency Ratio
•SELTPP ROCE
•ROCE
•Strategic Initiatives
•Relative TSR (the Company’s TSR as compared to a peer group established by the Governance, Compensation and Nominating Committee)

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” Comerica’s executive compensation program reflects a variable pay-for-performance philosophy. While Comerica utilizes several performance measures to align executive compensation with its performance, not all of those measures are presented in the Pay versus Performance table. Moreover, Comerica generally seeks to incentivize long-term performance, and therefore does not specifically align performance measures with compensation that is "actually paid" (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, Comerica is providing the following descriptions of the relationships between compensation "actually paid" and the financial performance measures presented in the Pay versus Performance table.

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Compensation "Actually Paid" and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Farmer and the average amount of compensation "actually paid" to Comerica’s NEOs as a group (excluding Mr. Farmer) are aligned with Comerica’s cumulative common stock total shareholder return ("TSR") over the four years presented in the table. Compensation "actually paid" is aligned with cumulative TSR over the period because a significant portion of the compensation" actually paid" to Mr. Farmer and to the other NEOs is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis,” Comerica aims for approximately 65% of the value of total compensation awarded to the NEOs to be comprised of equity awards, including restricted stock units, performance-based restricted stock units and stock options.

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Compensation "Actually Paid" and Net Income
As demonstrated by the following table, the amount of compensation "actually paid" to Mr. Farmer and the average amount of compensation "actually paid" to Comerica’s NEOs as a group (excluding Mr. Farmer) is generally aligned with Comerica’s net income over the four years presented in the table. While Comerica does not specifically use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure of MIP EPS, which the Company does use for setting goals in Comerica’s short-term incentive compensation program, the AEI. As described in more detail in the section “Compensation Discussion and Analysis,” Comerica aims for approximately 21% of the value of total compensation awarded to the NEOs to consist of amounts determined under the AEI.

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Compensation "Actually Paid" and MIP EPS
As demonstrated by the following graph, the amount of compensation "actually paid" to Mr. Farmer and the average amount of compensation "actually paid" to Comerica’s NEOs as a group (excluding Mr. Farmer) is generally aligned with Comerica’s MIP EPS over the four years presented in the table. While Comerica uses numerous financial and non-financial performance measures for the purpose of evaluating performance for Comerica’s compensation programs, Comerica has determined that MIP EPS is the financial performance measure that, in Comerica’s assessment, represents the most important performance measure used by Comerica to link compensation actually paid to its NEOs, for the most recently completed fiscal year, to Comerica performance. Comerica utilizes MIP EPS when setting goals for the AEI. As described in more detail in the section “Compensation Discussion and Analysis,” Comerica aims for approximately 21% of the value of total compensation awarded to the NEOs to consist of amounts determined under the AEI and approximately 65% of the value of total compensation awarded to the NEOs to be comprised of equity awards, including restricted stock units, performance-based restricted stock units and stock options.

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, Comerica’s cumulative TSR over the four-year period presented in the table was (5)%, while the cumulative common stock TSR of Comerica's peer group presented for this purpose, the KBW Bank Index, was (3)% over the same four-year period. Comerica’s cumulative TSR outperformed the KBW Index during 2021 and 2022. For more information regarding the Comerica’s performance and the companies that the Committee considers when determining compensation, refer to “Compensation Discussion and Analysis.”
PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Farmer, our Chairman, President and CEO. For 2023, our last completed fiscal year:
•the annual total compensation of the median employee was $121,465, which includes the estimated value of nondiscriminatory health care benefits; and
•the annual total compensation of our CEO was $7,743,708, which exceeds the amount reported for him in the Summary Compensation Table due to the inclusion of the estimated value of nondiscriminatory health care benefits.
Based on this information, for 2023 the ratio of the annual total compensation of Mr. Farmer to the median of the annual total compensation of all employees was 64 to 1.
Assumptions and Methodology
To identify the median of the annual total compensation of all our employees for 2023, as well as to determine the annual total compensation of our median employee and our CEO for 2023, we took the following steps:
(1)We determined that, as of October 31, 2023, our employee population consisted of 7,570 full-time and part-time employees.
(2)To identify the “median employee” from our employee population, we calculated, for the ten months ended October 31, 2023, (1) total cash compensation plus (2) total retirement benefits. “Total cash compensation” includes salary, wages, overtime pay, commissions, referrals, ESPP matching payments and discounts, relocation assistance and cash incentive compensation actually paid during such period. “Total retirement benefits” includes the 401(k) match made by Comerica during such time period plus the change in pension value between January 1, 2023 and October 31, 2023. Since we do not widely distribute

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Proposal 3: Non-Binding, Advisory Proposal Approving Executive Compensation
annual equity awards to our employees, such awards were excluded from our compensation measure. In calculating the change in pension value, we used the change in the actuarial present value of accumulated benefits payable to employees, based on compensation and service credited at October 31, 2023. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements.
(3)Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of nondiscriminatory health care benefits for the employee and such employee’s eligible dependents of $13,030. This resulted in annual total compensation of $121,465.
(4)With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this proxy statement, plus the estimated value of nondiscriminatory health care benefits for our CEO and our CEO’s eligible dependents of $23,856. This resulted in annual total compensation for purposes of determining the ratio in the amount of $7,743,708.
(5)We chose to exclude 33 employees who are employed in Canada and 7 employees who are employed in Mexico from the determination of the “median employee,” given the small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information. In total, we excluded less than 5% of our workforce from the identification of the “median employee,” as permitted by SEC rules. All other employees are located in the United States.

2024 Proxy Statement	84	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

On February 26, 2024 and February 27, 2024, respectively, the Governance, Compensation and Nominating Committee (for purposes of this proposal, the "Committee") and the Board of Directors approved the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, and Further Amended and Restated, including amendments thereto (the "Amendments"), in substantially the form attached hereto as Appendix A (the "Proposed LTIP"), subject to shareholder approval. The discussion that follows is qualified in its entirety by reference to the Proposed LTIP.	The Board of Directors Recommends a vote “FOR” the proposal set forth below.

Proposed Changes
Shareholders approved the original Comerica Incorporated 2018 Long-Term Incentive Plan on April 24, 2018, and they then approved an amended and restated version on April 27, 2021, which increased the number of shares available for awards. We refer to that plan as the "Current LTIP."
The proposal for your consideration now would:
•add 2.065 million shares to those authorized for issuance under the plan;
•update the definition of "disability" for non-employee directors, avoiding reference to a benefit plan in which such directors do not participate; and
•update the title of the officer who is the Committee's Delegate (designated with the power and authority to suspend all or any portion of awards under appropriate circumstances) from Executive Vice President - Chief Human Resources Officer to Senior Executive Vice President - Chief Administrative Officer.
If shareholders approve this proposal, new equity awards would be made under the Proposed LTIP. If shareholders fail to approve this proposal, the Current LTIP will remain in effect its current form, subject to its termination date and with its current share authorization. As of the Record Date, approximately 2,485,826 shares remained available for grant under the Current LTIP, assuming that all SELTPP units pay out at target.

Purpose of the Proposed LTIP
The Proposed LTIP is designed to give Comerica a competitive advantage in attracting, retaining and motivating officers, directors, employees, and/or consultants, as well as to provide Comerica with a plan providing incentives for future performance of services that are directly linked to the profitability of Comerica’s businesses and increases in shareholder value. Further, equity-based compensation assists in compliance with Comerica’s Stock Ownership Guidelines. This practice aligns the interests of our senior officers and our Board with those of our shareholders and promotes good corporate citizenship.

2024 Proxy Statement	85	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

The Basis for the Number of Additional Authorized Shares in the Proposal
This proposal is seeking approval of an additional 2.065 million shares of Comerica common stock, all of which could be used for any type of award (including full value awards) to officers, directors, employees or consultants. In determining the amount of shares to request, Comerica took into account several factors:
•Historical Equity Awards (Directors and Employees)

Year	Granted Appreciation Awards (Options and SARS)	Total Full-Value Awards Granted (1)	Granted Time-Based Restricted Stock Units	Granted Performance-Based Restricted Stock Units	Earned-Performance Based Restricted Stock Units (2) (3)

2024	321,230	954,209	555,864	398,345	286,485
2023	250,460	903,220	632,580	270,640	303,191
2022	182,660	541,462	359,172	182,290	—
(1)“Full Value Shares” refers to time-vested restricted stock and performance-based restricted stock units granted during the year. The 2024 annual grants were made on January 23, 2024, in accordance with our Stock Granting Policy. Numbers are as of February 23, 2024. Regular January grants plus the February performance restricted stock unit vestings typically constitute predominantly all equity awards made in a year under the Current LTIP. See the “Stock Granting Policy” section of this proxy statement for more information.
(2)2024 Earned-Performance Based Restricted Stock Units assume a target payout.
(3)The 2019-2021 performance based restricted stock units (“SELTPP” units) that would have been earned were not distributed in 2022, as threshold performance was not achieved.
•Usage or Unadjusted Burn Rate — Generally the rate at which Comerica uses up its long-term incentive plan shares.

3 Year Average

0.73%	Estimated by Comerica as of February 23, 2024
0.86%	Institutional Shareholder Services guideline benchmark (for information only)
•Outstanding Awards — Comerica reviewed the number of shares of Comerica common stock represented by outstanding awards as a percentage of the total number of shares outstanding of Comerica common stock (commonly referred to as “overhang”). If the Proposed LTIP had been in effect on the Record Date and all shares thereunder were subject to outstanding awards, we estimate that overhang would have been approximately 7.40%.
•Shareholder Dilution — We estimate that if the Proposed LTIP had been in effect on the Record Date, the potential dilutive effect of Comerica’s equity compensation program overall would have been 6.89%.
•Future Awards — The Committee has been judicious in managing the number of shares of Comerica common stock granted under the Current LTIP. In 2021, when shareholders approved additional shares available to grant under the Current LTIP, we indicated that we believed the available authorization would last through three regular annual grant cycles (2022, 2023 and 2024). The share authorization has lasted through these grant cycles, as expected. Based on our current analysis, we believe the 2.065 million shares being requested will be sufficient to provide awards for the next two to three annual grant cycles. The additional share authorization will also allow flexibility to adapt our long-term equity incentive programs to market or regulatory changes, including future awards to senior management that may be weighted towards full value awards, pursuant to regulatory guidance.

2024 Proxy Statement	86	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

As of Date	Outstanding Stock Options Under All Plans (1)	Weighted-Average Exercise Price	Weighted-Average Remaining Term	Full Value Awards Outstanding Under All Equity Incentive Plans (2)	Number of Shares Available for Grant Under All Equity Incentive Plans

February 23, 2024	2,309,953	$63.25	5.70	2,919,042	2,485,826
Additional Shares Requested in this Proposal for the Proposed LTIP					2,065,000
Total Available for Future Awards if this Proposal is Approved (3)					4,550,826
(1)Comerica has no outstanding Stock Appreciation Rights ("SARS").
(2)Outstanding SELTPP units issued under the Current LTIP are assumed for the purposes of this table to pay out at target.
(3)This table excludes the shareholder-approved 2021 Employee Stock Purchase Plan. It also excludes all non-qualified employee and director deferred compensation plans.
•Value of the Issuance

CMA 2023 Average Stock Price (A)	Common Shares Outstanding as of Record Date (B)	Market Value of Common Shares Outstanding (C) = A x B	Market Value of 2.065 Million Shares Requested as of Record Date (D)	Value of Shares (E) = D / C
$49.26	$132,209,134	$6,512,426,273	$101,718,844	1.56%

Key Features of the Proposed LTIP
Comerica designs its equity award programs with best practices in mind. The Proposed LTIP contains provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:

2024 Proxy Statement	87	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

Key Features	Description

No “evergreen” feature	The Proposed LTIP has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.
No liberal change in control vesting	The Proposed LTIP defines a “change of control” of Comerica to mean (i) a person acquiring beneficial ownership of Comerica securities representing 30% or more of Comerica common stock or the combined voting power of then outstanding securities of Comerica; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) consummation of a reorganization, merger, share exchange, consolidation or other similar transaction, or a sale or other distribution of all or substantially all of the assets of Comerica, unless Comerica’s shareholders prior to the transaction continue to own at least 50% of the common stock or voting securities, no person owns greater than 30% of the common stock or voting securities, and a majority of the board of directors remain; or (iv) shareholder approval of a complete liquidation or dissolution.
Awards do not automatically vest upon a change in control	The Proposed LTIP provides for “double-trigger” vesting of awards, unless awards are not assumed in a transaction.
Prohibits repricings or cash buyouts	The Proposed LTIP includes a blanket prohibition against repricing, including a prohibition of cash buyouts of out-of-the-money options SARs without shareholder approval. For these purposes, a “repricing” also includes substituting a stock award for an out-of-the-money option or SAR.
Share “recycling” not permitted for options	The Proposed LTIP includes a prohibition against re-granting shares withheld or tendered to pay option exercise prices, or withheld or tendered to satisfy tax withholding obligations on options or SARs.
Minimum vesting requirement	Under the Proposed LTIP, at least 95% of the shares that may be granted shall be subject to awards with designated vesting periods of no less than one year.
No reload options	Reload options are additional options that are granted automatically upon the exercise of the previously granted options; options granted under the Proposed LTIP may not include a reload feature.
No dividends on unvested equity	The Proposed LTIP does not permit payment of dividend equivalents on unvested shares unless the underlying shares vest. The Proposed LTIP also prohibits the payment of dividend equivalents on shares subject to outstanding options and SARs.
No discounted options or SARs	Under the Proposed LTIP, option or SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted.
Individual share limits
No employee participant may be awarded in any calendar year full value awards of more than 500,000 shares, options and SARs covering more than 1,000,000 shares and cash awards in excess of $10 million.
No non-employee director may be granted awards covering shares with a grant date fair value in excess of $500,000.

Option term limits	Option terms may not be more than 10 years
Administration by an independent committee	The Committee, which is comprised entirely of independent directors, will govern the Proposed LTIP.

2024 Proxy Statement	88	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated

Comerica’s Prudent Equity Award Practices
Comerica’s equity award practices include the following:
•Equity pay mix. In 2024, 60% of each NEO’s equity awards were subject to performance conditions per ISS criteria.
•Use of “full-value” awards. Our equity programs are heavily weighted towards the use of “full-value” awards (as opposed to “appreciation” awards, such as stock options). This can mitigate the potential dilutive effect of equity compensation, because the same value can be delivered in the form of a stock award using fewer shares than would be needed if delivered in the form of a stock option or stock-settled SAR.
•No history of repricings. Comerica does not have a history of option repricings (regardless of whether shareholders have approved the repricing).
•Stock ownership guidelines. We have stock ownership guidelines that encourage executive vice presidents and above, including the NEOs, to own a significant amount of Comerica stock. The stock ownership guidelines are a multiple of annual base salary. Officers have five years from the time they are named to a senior leadership position to achieve the targeted ownership levels. If, after five years, the individual does not meet the ownership guideline, he/she will be required to retain 50% of all after-tax shares from RSA or RSU vestings or stock option exercises.
•All equity awards have clawbacks and forfeiture provisions. Under the Proposed LTIP, the Committee has the express right to cancel a grant if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.
Additionally, there is a forfeiture provision applicable to all employee equity awards granted in 2014 or later that allows for the cancellation of unvested equity awards in the event of an adverse risk outcome.
•Multi-year vesting periods. For 2024 officer grants:

Award Type	Vesting Requirement

Options	Vest over 4 years
RSUs	Vest 50% in on the 2nd anniversary from the date of grant and 25% on both the 3rd and 4th anniversary
SELTPP	3-year cliff

Summary of Material Terms of the Proposed LTIP
ELIGIBLE PARTICIPANTS. Any officers, directors, employees and consultants of Comerica and its subsidiaries and affiliates, as well as prospective officers, employees and consultants who have accepted offers of employment or consultancy, may be selected by the Committee to become participants in the Proposed LTIP. As of the Record Date, Comerica estimates that approximately 400 officers, other employees and directors would be eligible to receive awards under the Proposed LTIP.
SHARES AVAILABLE. The maximum number of shares of Comerica common stock that will be available under the Proposed LTIP is 9,785,000, plus any shares of Comerica common stock that are represented by awards granted under the 2006 LTIP or 2015 Non-Employee Director Plan which are forfeited, expire, terminate or are settled for cash. No individual may be granted full value awards with respect to more than 500,000 shares, 1,000,000 options and SARs or $10 million in cash awards in any calendar year. To the extent that any award is forfeited, any option or SAR terminates, expires or lapses without exercise or settlement, or any shares of Comerica common stock in respect of a full value award are withheld for tax purposes, the shares subject to such awards forfeited, expired or not delivered as a result thereof shall again be available for awards under the Proposed LTIP.

2024 Proxy Statement	89	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated
In the event of (i) a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Comerica, or a disaffiliation, separation or spinoff, or other extraordinary dividend, or (ii) a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of an equity interest in a subsidiary or affiliate, or similar event affecting Comerica or any of its subsidiaries, the Committee or the Board shall in the case of events described in clause (i), and may in its discretion, in the case of events described in clause (ii), make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Proposed LTIP, (B) the various maximum limitations set forth above upon the grants to individuals of certain types of awards, (C) the number and kind of shares or other securities subject to outstanding awards, (D) financial goals or results underlying or relevant to a performance goal and (E) the exercise price of outstanding options and SARs. In the case of certain corporate transactions, such an adjustment may consist of cancellation of outstanding awards in exchange for payments of cash, property or combination thereof having an aggregate value equal to the value of such awards, which in the case of an option may be the excess, if any of the deal consideration per share over the per share exercise price.
NEW PLAN BENEFITS. Awards under the Proposed LTIP are discretionary, and no awards are determinable at this time. Additional information on equity grants under the Current LTIP in the last fiscal year is contained in the Summary Compensation Table and the “2023 Grants of Plan-Based Awards” of this proxy statement and information on grants to non-employee directors in the last fiscal year is contained in the “Compensation of Directors” section of this proxy statement. The number of shares awarded in 2023 to all of the executive officers as a group (including the NEOs) and to approximately 365 other non-executive officer participants as a group are approximately 261,915 and 883,923, respectively.
MARKET VALUE OF A SHARE OF COMMON STOCK. On March 4, 2024, the closing price of a share of Comerica’s common stock on the New York Stock Exchange was $49.86.
ADMINISTRATION OF THE PROPOSED LTIP. The Committee, which is comprised entirely of independent directors, will govern the Proposed LTIP. If it so chooses, the Board may designate another committee of members of the Board to so govern from time to time.
The Committee is authorized to interpret the Proposed LTIP, the rules and regulations under the Proposed LTIP, and the terms of all grants under the Proposed LTIP; and to adopt, alter and repeal rules and procedures relating to the administration of the Proposed LTIP as, in its opinion, may be advisable in the administration of the Proposed LTIP; and, except as provided in the Proposed LTIP, to make all other determinations deemed necessary or advisable under the Proposed LTIP. The Committee may, except to the extent prohibited by applicable law or the listing standards of the New York Stock Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other officer or officers selected by it, including, without limitation, Comerica’s Chief Executive Officer. However, the Committee may not delegate its responsibilities and powers if such delegation would cause an award made to an individual subject to Section 16 of the Exchange Act not to qualify for an exemption from Section 16(b) of the Exchange Act.
TYPES OF AWARDS UNDER THE PLAN. Comerica may grant stock options, SARs, restricted stock, restricted stock units, other stock-based awards and cash awards under the Proposed LTIP. References to the "Committee" in parts of the summary of plan terms below generally include the Committee's delegate(s), where the Committee has delegated authority consistent with the Proposed LTIP.
Stock Options. The Committee may grant stock options qualifying as incentive stock options under the Internal Revenue Code (called "ISOs") and non-qualified stock options. The term of each stock option will be fixed by the Committee, but may not exceed ten years. The exercise price for each stock option will also be fixed by the Committee, but may not be less than the fair market value of Comerica common stock on the date of grant. ISOs may only be granted to employees of Comerica and corporations connected to it by chains of ownership of voting power representing 50 percent or more of the total outstanding voting power of all classes of stock of the lower-tier entity. In addition, the aggregate fair market value of the Comerica common stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Stock options will vest and become exercisable as determined by the Committee or its delegate. The effect of a participant’s termination of service on a stock option then held by the participant will be set forth in the applicable award agreement. In general, stock options may be exercised, in whole or in part, in accordance with the methods and procedures established by the Committee in the award agreement or otherwise.
Restricted Stock. The Committee may award restricted stock, that is, actual shares of Comerica common stock the vesting of which is subject to such requirements as it may determine. These requirements may include continued services for a specified period and/or achievement of performance goals. At the discretion of the Committee, the recipient of restricted stock will be entitled to vote the shares and receive dividends and other distributions, although all dividends and other distributions with respect to restricted stock shall be held subject to the same vesting conditions underlying the restricted stock. The effect of a participant’s termination of service on any restricted stock award then held by the participant will be described in the applicable award agreement.

2024 Proxy Statement	90	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated
Restricted Stock Units. The Committee may award restricted stock units, that is, grants representing a specified number of hypothetical shares of Comerica common stock, the vesting and payment in actual shares of which is subject to such requirements as the Committee may determine. These requirements may include continued services for a specified period and/or achievement of performance goals. Upon or after vesting, restricted stock units will be settled in cash or shares of Comerica common stock or a combination, as determined by the Committee. A participant to whom restricted stock units are granted will not have any rights as a shareholder with respect to the units, unless and until they are settled in shares of Comerica common stock, although at the discretion of the Committee or its delegate, the recipient of a restricted stock unit award may be entitled to a dividend equivalent right, subject to the same vesting conditions as the restricted stock unit. The effect of a participant’s termination of service on any restricted stock unit award then held by the participant will be described in the applicable award agreement.
Stock Appreciation Rights. The Committee may grant SARs, with such terms and conditions as determined by the Committee. The exercise price for each SAR will be fixed by the Committee, but may not be less than the fair market value of Comerica common stock on the date of grant. Exercise of a SAR entitles a participant to receive an amount equal to the difference between the fair market value of one share of common stock on the date the SAR is exercised and the grant price times the number of shares with respect to which the SAR is exercised. The Committee has discretion to determine whether any SAR will be settled in cash, shares or a combination thereof. SARs expire no more than 10 years after the date they are granted. The effect of a participant’s termination of service on a SAR then held by the participant will be set forth in the applicable award agreement.
Other Stock-Based Awards. The Committee may make other stock-based awards denominated, payable in, valued in whole or in part by reference to or otherwise based on or related to shares of Comerica common stock, as the Committee deems consistent with the purpose of the Proposed LTIP. They also may be subject to such additional terms and conditions, which may include continued service for a specified period and/or achievement of performance goals, not inconsistent with the provisions of the Proposed LTIP, as determined by the Committee.
Cash Awards. The Committee may grant awards that are denominated and payable in cash in such amounts and subject to such terms and conditions as the Committee shall determine, which may include continued service for a specified period and/or achievement of performance goals.
PERFORMANCE GOALS. The grant or vesting of awards under the Proposed LTIP may be conditioned on the achievement of performance goals established by the Committee based on the attainment of specified levels of one or more of the following measures: (a) earnings per share (including variations thereof, such as diluted earnings per share, earnings per common share or diluted earnings per common share), (b) return measures (including, but not limited to, return on assets, average assets, equity, common equity or sales or shareholder payout ratio), (c) income measures (before or after taxes, including, but not limited to, net income, net interest income and noninterest income), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) revenue measures (including, but not limited to, gross revenues and pre-provision net revenue), (i) gross margins, (j) expenses (including expense efficiency ratios and other expense measures), (k) strategic plan development and implementation, (l) capital levels, (m) loan growth, (n) stock price (including, but not limited to, growth measures and total stockholder return), (o) sustainability measures (including, but not limited to, the measures set forth in Comerica’s Sustainability report, such as percentage reduction in paper consumption, water use, greenhouse gas emissions and/or landfill waste), (p) asset quality, (q) net interest margin, (r) deposit growth, (s) cost control, (t) liquidity, (u) objective customer service measures or indices, (v) customer satisfaction reports and (w) any other objective or subjective measures determined by the Committee, in each case with respect to Comerica or any one or more subsidiaries, divisions, business units or business segments thereof, or individual performance, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies). Without limiting the generality of the foregoing, in measuring the achievement of the performance goals, the Committee may make such adjustments as it determines to be appropriate, including for items that are unusual in nature or occur infrequently, the impact of charges for restructurings, discontinued operations, force majeure events (such as a natural disaster, severe weather event, act of war, terrorist attack, pandemic or other similar event), the effect of accounting or tax changes and other items.

2024 Proxy Statement	91	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated
CANCELLATION OR SUSPENSION OF AWARDS. The Committee may cancel all or any portion of any award, whether or not vested, as set forth below. Upon cancellation, the award recipient shall forfeit the award and any benefits attributable to such canceled award or portion thereof. The Committee may cancel an award if, in its sole discretion, the Committee determines in good faith that the award recipient has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for cause; (vi) engaged in any activity in competition with the business of Comerica or any subsidiary or affiliate of Comerica; or (vii) engaged in conduct that adversely affected Comerica. The Chief Administrative Officer, or such other person designated from time to time by the Committee, shall have the power and authority to suspend all or any portion of any award if that delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. The cancellation and suspension provisions have no application following a change of control of Comerica.
EFFECT OF A CHANGE IN CONTROL. Upon a change in control of Comerica (as defined in the Proposed LTIP), participants will be granted replacement awards in the acquirer of the same type held prior to the change in control. Replacement performance awards will be converted into time-based awards for the remainder of the applicable performance period, with the number of underlying shares based on the greater of actual performance through the date of the change in control and target performance. Replacement awards will continue on the same vesting schedule as the original awards, except that, if a participant is terminated by Comerica other than for cause, or if the participant terminates for good reason, within the 24 months following the change in control (or such longer period set forth in an awards agreement), then the participant’s awards will be accelerated and vest in full. In the event an acquirer refuses to issue replacement awards, or if the acquirer is not a publicly-held company, then all awards will be accelerated and vest in full. In the case of performance awards, awards will be vested at the greater of actual performance through the date of the change in control and target performance. The terms “cause,” “good reason” and “change in control” are defined in the Proposed LTIP.
TRANSFERABILITY OF AWARDS. Awards under the Proposed LTIP will be non-transferable except by will or pursuant to the laws of intestacy for no value or consideration.
AMENDMENT OF THE PLAN. The Committee may amend, alter, or discontinue the Proposed LTIP, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of an award recipient with respect to a previously granted award without such award recipient’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of Comerica’s shareholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.
The Committee may unilaterally amend the terms of any award previously granted, but no such amendment shall, without the award recipient’s consent, materially impair the rights of any award recipient with respect to an award, except such an amendment made to cause the Proposed LTIP or award to comply with applicable law, stock exchange rules or accounting rules.
Additionally, without shareholder approval, the Committee is not permitted to amend any stock option or SAR to decrease its exercise price. A “repricing” also includes cash buyouts of out-of-the-money stock options or SARs or substituting a stock award for an out-of-the-money stock option or SAR.
TAX WITHHOLDING. Participants are required to pay to Comerica, or make arrangements satisfactory to Comerica regarding the payment of, any taxes that are required to be withheld with respect to grants under the Proposed LTIP. Unless otherwise determined by Comerica, withholding obligations may be settled with shares of Comerica common stock, including shares that are part of the grant that gives rise to the withholding requirement.
CLAWBACK. Awards granted pursuant to the Proposed LTIP shall be subject to the terms of the recoupment (clawback) policy adopted by Comerica as in effect from time to time, as well as any applicable forfeiture provisions.
SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief summary of the material U.S. Federal income tax rules that are generally relevant to awards that may be granted under the Proposed LTIP as of the date of this proxy statement. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. The following discussion does not address state, local or non-U.S. income tax rules applicable to awards under the Proposed LTIP. Each individual should seek tax advice with respect to the consequences of participating in the Proposed LTIP from his or her personal tax advisor.

2024 Proxy Statement	92	Comerica Incorporated

Proposal 4: Approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated
Stock Options and Stock Appreciation Rights. Upon the exercise of a non-qualified stock option, the excess of the fair market value of the shares underlying the portion of the stock option that is exercised over the exercise price paid (the “spread”) will constitute compensation taxable to the recipient as ordinary income. Comerica generally will be entitled to a corresponding federal income tax deduction equal to the amount of ordinary income recognized by the recipient. Upon the exercise of a SAR, an award recipient will recognize ordinary income equal to the excess of the fair market value of the shares underlying the exercised portion of the SAR on the exercise date over the exercise price of the SAR. Comerica generally will be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes. Upon the sale of Comerica common stock acquired upon exercise of a non-qualified stock option or SAR, the recipient will generally recognize long- or short-term capital gain or loss, depending on whether the recipient held the stock for more than one year from the date of exercise. With respect to ISOs, a recipient generally will not recognize taxable income when the recipient exercises the ISO, unless the recipient is subject to the alternative minimum tax. If the recipient sells the shares more than two years after the ISO was granted and more than one year after the ISO was exercised, the recipient will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. Comerica will not receive a tax deduction with respect to the exercise of an ISO if the ISO holding period is satisfied. Award recipients do not recognize any taxable income and Comerica is not entitled to a deduction upon the grant of a non-qualified stock option, SAR or an ISO.
Other Awards. Other awards (including restricted stock, restricted stock units, other stock-based awards and cash awards). The recipient of a restricted stock award, restricted stock unit award, other stock-based award or cash award will generally not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based or service-based vesting requirements. The recipient generally will recognize ordinary income when the substantial risk of forfeiture expires or is removed unless, in the case of an award other than restricted stock, the cash to be paid or shares to be delivered are deferred until sometime after the vesting date, in which case, the recipient generally will recognize ordinary income upon receipt of such cash or shares. Comerica will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. If the recipient holds shares received upon settlement of an award for more than one year, the capital gain or loss when the recipient sells the shares will be long-term.
Section 162(m). In general, Section 162(m) of the Internal Revenue Code limits Comerica’s compensation tax deduction to compensation of $1,000,000 or less paid in any tax year to any “covered employee” as defined under Section 162(m). Section 162(m) may result in all or a portion of the awards granted under the Proposed LTIP to “covered employees” failing to be deductible to Comerica for U.S. Federal income tax purposes.
Section 409A. Section 409A of the Internal Revenue Code may be applicable to awards granted under the Proposed LTIP that constitute “nonqualified deferred compensation” within the meaning of Section 409A.
EFFECTIVE DATE AND TERMINATION OF THE PLAN. The Proposed LTIP will be effective as of the date it is approved by the shareholders. It will terminate on the tenth anniversary of that date, unless earlier terminated in accordance with its provisions. Awards outstanding as of the date of termination of the Proposed LTIP shall not be affected or impaired by the termination.
SHAREHOLDER VOTING REQUIREMENTS. If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes present in person or represented by proxy by shareholders entitled to vote at the meeting is required for approval of the Proposed LTIP. In tabulating the vote, abstentions will have the same effect as a vote against the proposal, however, broker non-votes will not affect the outcome.
If the Proposed LTIP is not approved by the shareholders, the Committee will continue to grant awards under the Current LTIP, and such plan would be otherwise unaffected by this vote.
COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE COMERICA INCORPORATED AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN, AS FURTHER AMENDED AND RESTATED.

2024 Proxy Statement	93	Comerica Incorporated

General Information for Shareholders about the Annual Meeting

Proxy Materials
We are providing this proxy statement in connection with the solicitation by the Board of Directors of Comerica Incorporated of proxies to be voted at our 2024 annual meeting of shareholders to be held on April 23, 2024, and at any adjournment. This proxy statement was first made available to shareholders on or about March 11, 2024.
A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy.
Under rules adopted by the SEC, we are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. Unless you previously requested electronic delivery, we mailed to you a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials (a separate document) by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis. You will receive paper copies at no cost to you.
You can choose to receive future proxy statements and annual reports electronically by following the prompt that will appear if you vote through the Internet. Shareholders who choose to view future proxy statements and annual reports through the Internet will receive an email with instructions containing the Internet address of these materials, as well as voting instructions, on approximately the same date that materials are first made available to shareholders.

If you have not already done so, we ask you to consider signing up to receive these materials electronically in the future by following the instructions when you vote your shares over the Internet. Enrolling in future electronic delivery of these materials reduces Comerica’s printing and mailing expenses and environmental impact.

If you elect to view proxy materials electronically, your enrollment will remain in effect for all shareholder meetings until you cancel it. To cancel, registered shareholders should follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Voting Procedures
Holders of Comerica common stock at the close of business on February 23, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. Each holder of Comerica common stock is entitled to cast one vote on each matter submitted at the Annual Meeting for each share of stock held on the Record Date. As of that date, there were 132,373,205 shares of Comerica common stock outstanding and entitled to vote. Holders of our Series A Preferred Stock are not entitled to vote. A majority of the issued and outstanding shares, 66,186,604 shares, present or represented by proxy at the meeting, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

2024 Proxy Statement	94	Comerica Incorporated

General Information for Shareholders about the Annual Meeting
Please refer to your proxy card or Notice of Internet Availability of Proxy Materials for information on voting by proxy. If you attend the meeting virtually, you may vote through the virtual meeting site and the proxy will not be used. If you submit a proxy to Comerica before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the twelve directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2024; for the non-binding, advisory proposal to approve executive compensation; and for the approval of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as further amended and restated. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.
The Board is not aware of any other matter upon which action will be taken at the Annual Meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the person or persons named in the proxies.
Revoking Your Proxy
You may revoke a proxy at any time before the proxy is exercised by:
(1)delivering written notice of revocation to the Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201;
(2)submitting another properly completed proxy card that is later dated;
(3)voting by telephone at a subsequent time;
(4)voting by the Internet at a subsequent time; or
(5)voting your shares electronically during the Annual Meeting.
“Street Name”/Beneficial Holders
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Beneficial holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.
Alternately, if you are a beneficial holder and plan to attend the meeting virtually, please see instructions below under “Admission to the Annual Meeting” on how to register and vote your shares at the meeting.
Vote Required
Directors: If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting, broker non-votes (described below) and shares voting “abstain” have no effect on the election of directors. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender their resignation to the Board. After taking into account a recommendation by the Governance, Compensation and Nominating Committee and excluding the nominee in question, the Board of Directors will decide and publicly disclose its determination about whether to accept the resignation within 90 days of the certification of the voting results.
Other Proposals: If a quorum exists, each of the other proposals must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the applicable proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs. For the non-binding, advisory proposal to approve executive compensation, broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.
Each share is entitled to one vote with respect to each director nominee and one vote on each other proposal. An independent third party, Computershare Trust Company, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

2024 Proxy Statement	95	Comerica Incorporated

General Information for Shareholders about the Annual Meeting
Admission to the Virtual Annual Meeting
If you were a holder of record of Comerica common stock at the close of business on the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the meeting by accessing www.meetnow.global/MLWZQ5H and entering the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials you previously received.
If you were a beneficial holder of record of Comerica common stock as of the Record Date and you want to attend the Annual Meeting, you have two options:
1)Register in advance to virtually attend the Annual Meeting. Submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your Comerica common stock holdings along with your name and email address to Computershare.
Requests must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 17, 2024. You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us:

By email:	Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com
By mail:	Computershare Comerica Incorporated Legal Proxy P.O. Box 43001 Providence, RI 02940-3001
2)Register at the Annual Meeting. For the 2024 proxy season, an industry solution has been agreed upon to allow beneficial holders to register online at the Annual Meeting to attend, ask questions and vote.
Please note this option is intended to be provided as a convenience to beneficial holders only, and there is no guarantee this option will be available for you. The inability to provide this option shall in no way impact the validity of the Annual Meeting. In order to ensure you are able to attend, ask questions and vote at the Annual Meeting, you may choose the Register in Advance of the Annual Meeting option.
The online meeting will begin promptly at 8:00 a.m., Central Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the admission instructions for record holders as outlined in this proxy statement.
Participation in the Annual Meeting
You will be able to vote your shares electronically at the annual meeting (other than shares held through the Comerica Preferred Savings Plan, which must be voted prior to the meeting). Questions can be submitted during the meeting by accessing the meeting center at www.meetnow.global/MLWZQ5H, entering your control number, and clicking on the Q&A icon in the upper right hand corner of the page. Shareholder questions or comments may also be submitted ahead of time by sending an email to InvestorRelations@comerica.com. Questions which comply with the Rules of Conduct and that are germane to the purpose of the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. The Rules of Conduct may be accessed from the meeting center page. Technical assistance will be available for shareholders attending the meeting. The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call 1-888-724-2416. In the event of a technical malfunction or situation that makes it advisable to adjourn the Annual Meeting, the chair will convene the meeting at 8:00 a.m. Central Time on April 23, 2024 at the Company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at https://investor.comerica.com/.

2024 Proxy Statement	96	Comerica Incorporated

Other Information

EXECUTIVE OFFICERS

Corey R. Bailey
EVP, Head of Middle Market and Business Banking
Executive Officer since 2023
Age 50
•Executive Vice President and Head of Middle Market and Business Banking (since August 2022), Comerica Incorporated and Comerica Bank
•Executive Vice President (since April, 2020), Comerica Bank; Director of Credit Risk Management & Decisioning (April 2020 - August 2022)
•Senior Vice President, Chief Credit Officer of the Texas Market supporting the Energy, Middle Market (November 2010 - April 2020), Comerica Bank

Wendy W. Bridges
EVP, Corporate Responsibility
Executive Officer since November 2021
Age 52
•Executive Vice President, Corporate Responsibility (since November 2021), Comerica Incorporated and Comerica Bank
•Senior Vice President, Corporate Communications & Executive Administration (2010-November 2021), Comerica Incorporated

Megan D. Burkhart
Senior EVP, Chief Administrative Officer and Chief Human Resources Officer
Executive Officer since 2010
Age 52
•Senior Executive Vice President, Chief Administrative Officer (since January 2023) and Chief Human Resources Officer (since January 2010), Comerica Incorporated and Comerica Bank
•Executive Vice President (January 2010 to January 2023), Comerica Incorporated and Comerica Bank
•Senior Vice President and Director of Compensation (February 2007 to January 2010), Comerica Incorporated and Comerica Bank

2024 Proxy Statement	97	Comerica Incorporated

Other Information

J. McGregor Carr
EVP, Wealth Management
Executive Officer since 2020
Age 56
•Executive Vice President, Wealth Management (since March 2020), Comerica Incorporated and Comerica Bank
•Senior Managing Director, Southeast Region (October 2017 to February 2020), Wells Fargo Bank, N.A.
•Regional Managing Director (2008 to October 2017), Wells Fargo Bank, N.A.

Melinda A. Chausse
Senior EVP and Chief Credit Officer
Executive Officer since 2020
Age 58
•Senior Executive Vice President (since January 2023) and Chief Credit Officer (since May 2020), Comerica Incorporated and Comerica Bank
•Executive Vice President (May 2020 to January 2023), Comerica Incorporated
•Executive Vice President (August 2010 to January 2023), Executive Director of Commercial Underwriting (February 2017 to May 2020), Comerica Bank

Megan D. Crespi
Senior EVP and Chief Operating Officer
Executive Officer since 2020
Age 50
•Senior Executive Vice President and Chief Operating Officer (since January 2023), Comerica Incorporated and Comerica Bank
•Executive Vice President and Chief Enterprise Technology & Operations Services Officer (March 2020 to January 2023), Comerica Incorporated and Comerica Bank
•Chief Technology Officer (November 2018 to March 2020), Ally Financial
•Chief Information Officer — Auto Finance (August 2014 to October 2018), Ally Financial, a financial services organization

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Other Information

Curtis C. Farmer
Chairman, President and CEO
Executive Officer since 2008
Age 61
•Chairman (since January 2020), President (since April 2015) and Chief Executive Officer (since April 2019), Comerica Incorporated and Comerica Bank
•Vice Chairman (April 2011 to April 2015), Comerica Incorporated and Comerica Bank
•Executive Vice President (October 2008 to April 2011), Comerica Incorporated and Comerica Bank
•Director of Comerica Incorporated since July 2018

Allysun C. Fleming
EVP, Head of Payments
Executive Officer since 2022
Age 43
•Executive Vice President, Head of Payments (since August 2022), Comerica Incorporated and Comerica Bank
•Head of Customer Transformation (September 2021 to July 2022), Wells Fargo Bank North America
•Head of TM Client Delivery (April 2020 to September 2021), Wells Fargo Bank North America
•Leadership Assignment / Head of Make It Easy Program (May 2018 to April 2020), Wells Fargo Bank North America

Brian S. Goldman
Senior EVP and Chief Risk Officer
Executive Officer since 2023
Age 49
•Senior Executive Vice President and Chief Risk Officer (since December 2023), Comerica Incorporated and Comerica Bank
•Managing Director, Head of Operational Risk - Institutional Client Group (July 2020 to November 2023) Citigroup, a financial services organization
•Head of Operational Risk (December 2018 to July 2020), Goldman Sachs, a financial services organization

2024 Proxy Statement	99	Comerica Incorporated

Other Information

Von E. Hays
Senior EVP and Chief Legal Officer
Executive Officer since 2022
Age 52
•Senior Executive Vice President (since January 2024), Executive Vice President (August 2022 to January 2024) and Chief Legal Officer (since August 2022), Comerica Incorporated and Comerica Bank
•Senior Vice President, Interim Chief Legal Officer (May 2022 to August 2022), Comerica Incorporated and Comerica Bank
•Senior Vice President, General Counsel – Human Resources, Litigation and Corporate Operations (February 2013 to May 2022), Comerica Incorporated and Comerica Bank

James J. Herzog
Senior EVP and Chief Financial Officer
Executive Officer since 2019
Age 61
•Senior Executive Vice President (since January 2023) and Chief Financial Officer (since February 2020), Comerica Incorporated and Comerica Bank
•Executive Vice President (November 2011 to January 2023), Interim Chief Financial Officer (September 2019 to February 2020) and Treasurer (November 2011 to February 2020), Comerica Incorporated and Comerica Bank

Cassandra M. McKinney
EVP, Retail Bank
Executive Officer since 2020
Age 63
•Executive Vice President, Retail Bank (since April 2020), Comerica Incorporated and Comerica Bank
•Senior Vice President, National Director of Retail Delivery and Strategic Services (2016-April 2020), Comerica Bank
•Senior Vice President, Director of Retail Operations (2011-2016), Comerica Bank
•Senior Vice President, Retail Director of Product and Sales Management (2005-2011), Comerica Bank

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Other Information

Bruce Mitchell
EVP and Chief Information Officer
Executive Officer since 2024
Age 51
•Executive Vice President and Chief Information Officer (since January 2024), Comerica Incorporated
•Executive Vice President and Chief Information Officer (since November 2020), Comerica Bank
•Executive Vice President (since January 2021), Comerica Bank
•Senior Vice President and Chief Information Officer of Wealth & Insurance Technology, March 2018 to October 2020, TD Bank

Christine M. Moore
EVP and General Auditor
Executive Officer since 2016
Age 61
•Executive Vice President (since July 2016) and General Auditor (since May 2016), Comerica Incorporated and Comerica Bank
•Senior Vice President (January 2007 to July 2016) and Deputy General Auditor (September 2013 to May 2016), Comerica Incorporated and Comerica Bank
•Senior Vice President, Audit Director (January 2007 to September 2013), Comerica Incorporated and Comerica Bank

Michael T. Ritchie
EVP, Head of National and Specialty Businesses
Executive Officer since 2022
Age 55
•Executive Vice President (since July 2023) and Head of National and Specialty Businesses (since 2022), Comerica Incorporated and Comerica Bank
•Michigan Market President (May 2013 to July 2022), Comerica Bank
•Executive Vice President (since February 2013), Comerica Incorporated
•Executive Vice President (since February 2010), Comerica Bank

2024 Proxy Statement	101	Comerica Incorporated

Other Information

Peter L. Sefzik
Senior EVP and Chief Banking Officer
Executive Officer from 2015-2018 and 2019-Present
Age 48
•Senior Executive Vice President and Chief Banking Officer (since January 2023), Comerica Incorporated and Comerica Bank
•Executive Vice President, Commercial Bank (July 2018 to January 2023), Comerica Incorporated and Comerica Bank
•Executive Vice President (September 2015 to July 2018), Comerica Incorporated and President - Texas Market (September 2015 to July 2018), Comerica Bank

James H. Weber
EVP and Chief Experience Officer
Executive Officer since 2019
Age 61
•Executive Vice President and Chief Experience Officer (since January 2020), Comerica Incorporated
•Executive Vice President and Chief Marketing Officer (February 2012 to January 2020), Comerica Incorporated
•Senior Vice President, Corporate Marketing and Communications (July 2007 to February 2012), Comerica Incorporated

2024 Proxy Statement	102	Comerica Incorporated

Other Information
SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Comerica common stock each of Comerica’s directors, each NEO, and all directors and executive officers or Section 16 officers taken together have "beneficial ownership," because either: (a) each had or shared voting or investment power as of February 23, 2024; or (b) could acquire either such power by April 23, 2024 (60 days after the Record Date) through stock option exercise, continued service, or voluntarily departure. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with their spouse or other family members) with respect to the shares. None of these shares are pledged; Comerica does not permit its directors and employees to hedge or pledge shares of its common stock.
This table also separately quantifies each Director's restricted stock units. Restricted stock units are paid in shares of Comerica common stock one year after the Director departs the Board, and so also serve to align the director's interests with those of common shareholders.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Beneficial Ownership as Percent of Class	Director RSUs

Arthur G. Angulo	—		*	2,463
Nancy Avila	—		*	4,162
Megan D. Burkhart	47,315	(1)	*	22,690
Michael E. Collins	—		*	14,409
Roger A. Cregg	5,000	(2)	*	40,380
Megan D. Crespi	35,971	(3)(4)	*	36,745
Curtis C. Farmer	239,383	(3)	*	108,755
M. Alan Gardner	—		*	2,463
James J. Herzog	40,001	(3)(4)(5)	*	27,305
Jacqueline P. Kane	13,802		*	35,580
Derek J. Kerr	—		*	2,463
Richard G. Lindner	32,705	(6)(7)	*	38,565
Jennifer H. Sampson	—		*	2,463
Peter L. Sefzik	41,572		*	16,037
Barbara R. Smith	—		*	12,634
Robert S. Taubman	14,685		*	44,198
Reginald M. Turner, Jr.	1,458		*	43,605
Nina G. Vaca (Ximena G. Humrichouse)	—		*	35,580
Michael G. Van de Ven	5,000	(8)	*	14,409
Directors and current executive officers as a group (32 people)	247,350	(9)(10)	*
*Represents holdings of less than one percent of class.
(1)Includes 18,514 shares held jointly with her spouse.

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Other Information
(2)Includes 5,000 shares held jointly with his spouse.
(3)Includes restricted stock units held by individuals that will vest as of April 23, 2024: Ms. Crespi, 913 restricted stock units; Mr. Farmer, 1,187 restricted stock units and Mr. Herzog, 523 restricted stock units.
(4)Includes stock options the person may exercise by April 23, 2024, as follows: Ms. Crespi, 1,773 options and Mr. Herzog, 1,015 options.
(5)Includes the following number of shares deferred under nonqualified deferred compensation plans that represent no Comerica common stock voting or investment power, but that the person could acquire as shares of Comerica common stock with voting or investment power by April 23, 2024 ("Deferred Beneficial Shares"): Mr. Herzog, 1,598 shares.
(6)Includes the following number of Deferred Beneficial Shares: Richard G. Lindner, 15,211 shares.
(7)Includes 3,092 shares held by the Lindner 2006 Living Trust 12/18/2006 and 6,232 shares held by spouse through Christy L. Lindner 2020 Family Trust.
(8)Includes 5,000 shares held by the Van de Ven 2008 Family Trust.
(9)Includes 46,291 shares of Comerica common stock over which a director, executive officer, or Section 16 officer has or shares voting and investment power. Also includes options to purchase 247,350 shares of Comerica common stock that an executive officer or Section 16 officer could exercise by April 23, 2024 and 28,905 of directors' and executives' respective Deferred Beneficial Shares.
(10)As of February 23, 2024, consists of fourteen non-employee directors and eighteen current executive officers and/or Section 16 officers, one of whom is an employee director.

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Other Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following lists each shareholder who beneficially owned more than 5% of Comerica common stock as of December 31, 2023, based solely on information publicly reported by the shareholder to the SEC on Schedule 13G or 13G/A on January 25, 2024 and February 13, 2024.
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2023

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc. and certain affiliates
50 Hudson Yards New York, NY 10001
	11,823,218	(1)	9.0%

State Street Corporation and certain affiliates
State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114
	7,155,372	(2)	5.4%

The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, PA 19355
	16,878,129	(3)	12.8%

(1)Beneficial owner disclosed sole power to vote 11,446,272 shares and sole power to dispose 11,823,218 shares.
(2)Beneficial owner disclosed shared power to vote 467,326 shares and shared power to dispose 7,145,780 shares.
(3)Beneficial owner disclosed shared power to vote 141,230 shares, sole power to dispose 16,408,801 shares, and shared power to dispose 469,328 shares.

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Other Information
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2023

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity compensation plans approved by security holders(1)(2)
Employee Options	2,083,007		$64.03
Employee SELTPP Units and RSUs	1,955,690		N/A
Director RSUs	289,732		N/A
				3,676,526	(3)
Employee Stock Purchase Plan				4,876,955
Equity compensation plans not approved by security holders(4)
Deferred Compensation Plans	163,936		N/A	—
Total	4,492,365	(5)	$64.03	8,553,481
(1)Consists of (a) options to acquire shares of Comerica common stock issued under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”) and the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan (the “Current LTIP”); (b) target number of stock-settled SELTPP units issued under the Current LTIP; and (c) restricted stock units (“RSUs”) equivalent to shares of Comerica common stock issued under the 2006 LTIP, the Current LTIP, the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”) and the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”). At payout, the target number of SELTPP units may be reduced to zero or increased by up to 150%. The 2021 SELTPP grants vested and were settled at 150.0% of target on February 26, 2024, resulting in the vesting of an additional 143,786 SELTPP units above what is shown in the table.
The Current LTIP in its original form was approved by Comerica’s shareholders on April 24, 2018, and its amendment and restatement was approved by Comerica's shareholders on April 27, 2021. The 2015 Non-Employee Director Plan, the Old Non-Employee Director Plan and the 2006 LTIP have been terminated.
(2)Also includes (a) shares available for future sale under the current ESPP and (b) shares available for future matching under the former ESPP. Although no new employee stock purchases can be made under the old ESPP, certain shares purchased under the old ESPP prior to June 30, 2021 were eligible for Company matching. The final match under the old ESPP was made in February 2023. The current ESPP was approved by Comerica's shareholders on April 27, 2021.
(3)These shares are available for future issuance under the Current LTIP in the form of options, stock appreciation rights, restricted stock, RSUs, other stock-based awards and cash awards. Under the Current LTIP, no award recipient may receive more than 500,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 1,000,000. No participant who is a non-employee director of Comerica may be granted awards with a grant date fair value in excess of $500,000 per calendar year. No shares are available for future issuance under the Old Non-Employee Director Plan or the 2015 Non-Employee Director Plan, other than pursuant to dividend reinvestment under outstanding award agreements, or the 2006 LTIP.
(4)Includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”) and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable.
(5)In total, the weighted-average term for all outstanding stock options is 5.0 years.

2024 Proxy Statement	106	Comerica Incorporated

Other Information
All securities authorized or to be issued consist of Comerica common stock.
Most of the equity awards granted by Comerica during 2023 were under the shareholder-approved Current LTIP.
For additional information regarding Comerica’s equity compensation plans, please refer to Notes 1 and Note 16 to the Consolidated Financial Statements contained in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2023.
Plans not approved by Comerica’s shareholders include:
Director and Employee Common Stock Deferral Plans. Pursuant to the Director Common Stock Deferral Plan and the Employee Common Stock Deferral Plan (the “Deferred Compensation Plans”), directors and eligible employees may invest specified portions of their compensation into units that correlate to, and are functionally equivalent to, shares of Comerica common stock. The participants’ accounts under the Deferred Compensation Plans are increased to the extent of dividends paid on Comerica common stock to reflect the number of additional shares of Comerica common stock that could have been purchased had the dividends been paid on each share of Comerica common stock hypothetically underlying then-outstanding stock units in the participants’ accounts. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the applicable Deferred Compensation Plan is made in Comerica common stock (with fractional shares being paid in cash).
DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Comerica Directors, certain Comerica officers, and beneficial owners of more than 10% of Comerica equity securities to file reports of Comerica equity security ownership with the SEC. It also requires such persons to file reports of changes in such ownership within two business days. A Form 4 disclosing a Comerica grant of Restricted Stock Units to Arthur Angulo filed on July 28, 2023 was one day late, caused by a delay in the generation of his SEC EDGAR codes due to technical difficulties. Based solely upon a review of the filings furnished to Comerica in 2023 or written representations that no Form 5 was required, Comerica believes that all other filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.
COMMUNICATION WITH THE NON-MANAGEMENT DIRECTORS AND BOARD

Interested parties may communicate directly with the Board's Facilitating Director, Barbara R. Smith, or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to Comerica's principal executive offices: Corporate Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Corporate Secretary will relay all communications received to the Facilitating Director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

2024 Proxy Statement	107	Comerica Incorporated

Other Information
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

SEC Rules 14a-8 and 14a-19
To be considered for inclusion in next year’s proxy statement, shareholder proposals must comply with applicable laws and regulations, including Rule 14a-8 promulgated under the Exchange Act, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201, and received by November 11, 2024.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2025, as well as complying with the procedures set forth in Comerica's bylaws.
Advance Notice Procedures
Comerica’s bylaws also establish advance notice procedures with regard to shareholder proposals and director nominations that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an Annual Meeting of Comerica’s shareholders. For the 2025 Annual Meeting of Shareholders, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 23, 2025 and no earlier than the close of business on December 24, 2025. If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 23, 2025), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the new Annual Meeting or special meeting date and no later than the close of business on the later of the 90th day prior to the new Annual Meeting or special meeting date or the 10th day following the day on which Comerica first made a public announcement of the new Annual Meeting or special meeting date (and, in the case of a special meeting, of the nominees proposed by the Board of Directors to be elected at such meeting).
If Comerica increases the number of directors to be elected to the Board at the Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the immediately preceding year’s Annual Meeting, then Comerica will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Comerica’s Corporate Secretary receives your notice no later than the close of business on the 10th day following the day on which Comerica first makes the public announcement of the increase in the number of directors.
Any shareholder making a proposal or a director nomination will need to disclose additional information regarding each person proposed for nomination for election as a director, the shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination or proposal is made, including disclosure of securities ownership, derivative and short positions and certain interests, as described in Comerica’s bylaws. Additionally, any director nominee would need to complete a written questionnaire and representations as described above under “Board and Committee Governance — Nominee Selection Process.”
Proxy Access Procedures
Article III of the bylaws permits a shareholder, or a group of up to 20 shareholders, who has continuously owned at least 3% of outstanding Comerica common stock for at least 3 years to nominate and include in Comerica’s annual meeting proxy materials director nominees constituting up to the greater of two individuals or twenty percent of the Board. Such nominations are subject to disclosure, eligibility and procedural requirements as set forth in the bylaws, including the advance notice procedures set forth above.
Additional Requirements; Changes
Comerica’s bylaws contain additional shareholder proposal and director nomination requirements. A copy of Comerica’s bylaws can be obtained by making a written request to the Corporate Secretary. Comerica will disclose changes to dates described above, if any, in a quarterly report on Form 10-Q or another report it files with the SEC.

2024 Proxy Statement	108	Comerica Incorporated

Other Information
MISCELLANEOUS INFORMATION

Householding
SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.
Because we have elected to provide access to our proxy materials over the Internet under the SEC’s “notice and access” rules, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks or other similar entities holding Comerica common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of Comerica common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Corporate Secretary Comerica Incorporated Comerica Bank Tower 1717 Main Street, MC 6506 Dallas, Texas 75201 1-866-641-4276
Annual Report
A copy of Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201. You should not regard the 2023 Annual Report as proxy soliciting material.
Shareholder List
A list of shareholders of record will be available upon request for the ten days prior to the Annual Meeting through an electronic network site that you can gain access to by contacting InvestorRelations@comerica.com.
Expenses of Solicitation
Comerica pays the cost of preparing and printing the proxy statement and soliciting proxies. Comerica or its agents will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Comerica will use the services of Innisfree M&A Incorporated, a proxy solicitation firm, at a cost of $15,000 plus out-of-pocket expenses and fees for solicitation services. Officers and regular employees of Comerica and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Comerica also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Comerica common stock.
Interests of Directors and Executives
Because they would receive compensation for their services as directors, Comerica's director nominees have an interest in their election to the Board. Comerica's directors and executive officers would be eligible for awards under the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated, and accordingly have an interest in the proposed approval of that plan.
Shares Outstanding
Comerica had 132,373,205 shares of common stock outstanding as of the Record Date.

2024 Proxy Statement	109	Comerica Incorporated

Other Information
Forward-Looking Statements
This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, Comerica may make other written and oral communications from time to time that contain such statements. All statements regarding the Corporation's expected financial position, strategies and growth prospects as well as general economic conditions expected to exist in the future are forward-looking statements. The words, “anticipates,” “believes,” "contemplates," “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” "on track," “trend,” “objective,” “looks forward,” "projects," "models," "plan" and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. Comerica cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date the statement is made, and Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
In addition to factors mentioned elsewhere in this report or previously disclosed in the Corporation's SEC reports (accessible on the SEC's website at www.sec.gov or on the Corporation's website at www.comerica.com), actual results could differ materially from forward-looking statements and future results could differ materially from historical performance due to a variety of reasons, including but not limited to, the following factors:
•changes in customer behavior may adversely impact the Corporation's business, financial condition and results of operations;
•unfavorable developments concerning credit quality could adversely affect the Corporation's financial results;
•declines in the businesses or industries of the Corporation's customers could cause increased credit losses or decreased loan balances, which could adversely affect the Corporation;
•governmental monetary and fiscal policies may adversely affect the financial services industry, and therefore impact the Corporation's financial condition and results of operations;
•fluctuations in interest rates and their impact on deposit pricing could adversely affect the Corporation's net interest income and balance sheet;
•the Corporation's transition away from the Bloomberg Short-Term Bank Yield Index could adversely affect its financial results;
•the Corporation must maintain adequate sources of funding and liquidity to meet regulatory expectations, support its operations and fund outstanding liabilities;
•reduction in the Corporation's credit ratings could adversely affect the Corporation and/or the holders of its securities;
•the soundness of other financial institutions could adversely affect the Corporation;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting the Corporation’s colleagues and customers, malware intrusion or data corruption attempts, and identity theft, could result in the disclosure of confidential information, adversely affect its business or reputation, and create significant legal and financial exposure;
•cybersecurity and data privacy are areas of heightened legislative and regulatory focus;
•the Corporation’s operational or security systems or infrastructure, or those of third parties, could fail or be breached, , which could disrupt Comerica’s business and adversely impact the Corporation’s results of operations, liquidity and financial condition, as well as cause legal or reputational harm;
•the Corporation relies on other companies to provide certain key components of its delivery systems, and certain failures could materially adversely affect operations;
•legal and regulatory proceedings and related financial services industry matters, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry in general;
•the Corporation may incur losses due to fraud;
•controls and procedures may fail to prevent or detect all errors or acts of fraud;
•changes in regulation or oversight, or changes in Comerica’s status with respect to existing regulations or oversight, may have a material adverse impact on the Corporation's operations;
•compliance with more stringent capital requirements may adversely affect the Corporation;
•changes to tax law or regulations, or changes to administrative or judicial interpretations of tax law or regulations, could adversely affect the Corporation;
•damage to the Corporation’s reputation could damage its businesses;

2024 Proxy Statement	110	Comerica Incorporated

Other Information
•the Corporation may not be able to utilize technology to develop, market and deliver new products and services to its customers;
•competitive product and pricing pressures within the Corporation's markets may change;
•the introduction, implementation, withdrawal, success and timing of business initiatives and strategies may be less successful or may be different than anticipated, which could adversely affect the Corporation's business;
•management's ability to maintain and expand customer relationships may differ from expectations;
•management's ability to retain key officers and employees may change;
•any future strategic acquisitions or divestitures may present certain risks to the Corporation's business and operations;
•general political, economic or industry conditions, either domestically or internationally, may be less favorable than expected;
•inflation could negatively impact the Corporation's business, profitability and stock price;
•methods of reducing risk exposures might not be effective;
•catastrophic events, including pandemics, may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation;
•climate change manifesting as physical or transition risks could adversely affect the Corporation's operations, businesses and customers;
•changes in accounting standards could materially impact the Corporation's financial statements;
•the Corporation's accounting policies and processes are critical to the reporting of financial condition and results of operations and require management to make estimates about matters that are uncertain;
•the Corporation's stock price can be volatile; and
•an investment in the Corporations' equity securities is not insured or guaranteed by the FDIC.

2024 Proxy Statement	111	Comerica Incorporated

Appendix A
Appendix I
COMERICA INCORPORATED
AMENDED AND RESTATED 2018 LONG-TERM INCENTIVE PLAN
SECTION 1. Purpose; Definitions
The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, non-employee directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

For purposes of this Plan, the following terms are defined as set forth below, and certain other terms used herein have the definitions given to them in the first place in which they are used:

(a)“Affiliate” means a company or other entity controlled by, controlling or under common control with the Company.
(b)“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(c)“Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.
(d)“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
(e)“Board” means the board of directors of the Company.
(f)“Business Combination” has the meaning set forth in Section 10(e)(iii).
(g)“Cash Award” means an Award granted under Section 8 of the Plan.
(h)“Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement (unless expressly provided otherwise in such Individual Agreement) to which a Participant is a party as in effect as of immediately prior to the date of the Termination of Service that occurs on or after a Change in Control, or (ii) if there is no Individual Agreement, if it does not define Cause or if a Change in Control has not occurred prior to the date of Termination of Service: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant’s employment duties, (D) a material violation of the Company’s ethics and compliance program or (E) prior to a Change in Control, such other events as shall be determined by the Committee. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i)“Change in Control” has the meaning set forth in Section 10(e).
(j)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(k)“Committee” means the Committee referred to in Section 2.
(l)“Common Stock” means common stock, $5.00 par value per share, of the Company.
(m)“Company” means Comerica Incorporated, a Delaware corporation, or its successor.
(n)“Corporate Transaction” has the meaning set forth in Section 3(e).
(o)“Delegate” has the meaning set forth in Section 2(d).
(p)“Disability” means, for Eligible Individuals other than non-employee directors, unless otherwise provided in an Award Agreement, permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant; provided that, in any case, for an Award that is subject to Section 409A of the Code, “Disability” means “disability” as defined in Section 409A(a)(2)(C) of the Code. For non-employee directors, “Disability” means any medically determinable physical or mental impairment of a non-employee director

2024 Proxy Statement	A-1	Comerica Incorporated

Appendix A
that results in such individual being unable to engage in any substantial gainful activity which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(q)“Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(r)“Effective Date” has the meaning set forth in Section 12(a).
(s)“Eligible Individuals” means officers, employees, non-employee directors and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective officers, employees, non-employee directors and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.
(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(u)“Fair Market Value” means, except as otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the most recent prior date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Section 409A and Section 422(c)(1) of the Code.
(v)“Full-Value Award” means any Award other than a Stock Option, Stock Appreciation Right or Cash Award.
(w)“Good Reason” means, unless otherwise provided in an Award Agreement, (i) “Good Reason” as defined in any Individual Agreement (unless expressly provided otherwise in such Individual Agreement) to which the Participant is a party as in effect as of immediately prior to the date of the Termination of Service that occurs on or after a Change in Control, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, the occurrence of any of the following without a Participant’s consent: (A) a material reduction in the Participant’s annual base salary or target short-term incentive compensation opportunity, in each case, from that in effect immediately prior to the Change in Control; or (B) a mandatory relocation of the Participant’s principal location of employment to a location that is more than fifty (50) miles from his or her principal employment location immediately prior to the Change in Control and increases the distance between such Participant’s home and principal employment location. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (B) within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition, if curable. If the Company fails to cure the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within one (1) year following the end of the Cure Period in order for such termination to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (A) through (B) shall not affect the Participant’s ability to terminate employment for Good Reason.
(x)“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.
(y)“Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(z)“Incumbent Board” has the meaning set forth in Section 10(e)(ii).
(aa)“Indemnified Person” has the meaning set forth in Section 13(k).
(bb)“Individual Agreement” means, solely with respect to periods on or after a Change in Control, a change in control, severance or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, which, for the avoidance of doubt, does not include any arrangement providing for similar benefits under a plan or policy.
(cc)“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
(dd)“Other Stock-Based Award” means Awards granted to a Participant under Section 9 of this Plan.
(ee)“Outstanding Company Common Stock” has the meaning set forth in Section 10(e)(i).
(ff)“Outstanding Company Voting Securities” has the meaning set forth in Section 10(e)(i).
(gg)“Participant” means an Eligible Individual to whom an Award is or has been granted.

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Appendix A
(hh)“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such goals shall be based on the attainment of specified levels of one or more of the following measures: (a) earnings per share (including variations thereof, such as diluted earnings per share, earnings per common share or diluted earnings per common share), (b) return measures (including, but not limited to, return on assets, average assets, equity, common equity or sales or shareholder payout ratio), (c) income measures (before or after taxes, including, but not limited to, net income, net interest income and noninterest income), (d) cash flow (including, but not limited to, operating cash flow and free cash flow), (e) cash flow return on investments, which equals net cash flows divided by owner’s equity, (f) earnings before or after taxes, interest, depreciation and/or amortization, (g) internal rate of return or increase in net present value, (h) revenue measures (including, but not limited to, gross revenues and pre-provision net revenue), (i) gross margins, (j) expenses (including expense efficiency ratios and other expense measures), (k) strategic plan development and implementation, (l) capital levels, (m) loan growth, (n) stock price (including, but not limited to, growth measures and total stockholder return), (o) sustainability measures (including, but not limited to, the measures set forth in Comerica’s Sustainability report, such as percentage reduction in paper consumption, water use, greenhouse gas emissions and/or landfill waste), (p) asset quality, (q) net interest margin, (r) deposit growth, (s) cost control, (t) liquidity, (u) objective customer service measures or indices, (v) customer satisfaction reports and (w) any other objective or subjective measures determined by the Committee, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, or individual performance, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies). Without limiting the generality of the foregoing, in measuring the achievement of the Performance Goals, the Committee may make such adjustments as it determines to be appropriate, including for items that are unusual in nature or occur infrequently, the impact of charges for restructurings, discontinued operations, force majeure events (such as a natural disaster, severe weather event, act of war, terrorist attack, pandemic or other similar event), the effect of accounting or tax changes and other items.
(ii)“Person” has the meaning set forth in Section 10(e)(i).
(jj)“Plan” means the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.
(kk)“Prior Plans” means the Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan, as amended to date, and the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors, as amended to date.
(ll)“Replaced Award” has the meaning set forth in Section 10(b).
(mm)“Replacement Award” has the meaning set forth in Section 10(b).
(nn)“Restricted Stock” means an Award granted under Section 6.
(oo)“Restricted Stock Unit” has the meaning set forth in Section 7(a).
(pp)“Retirement” means, as it pertains to officers and employees, except as otherwise provided by the Committee, retirement from active employment with the Company or any Affiliate on or after age 65 or after attainment of both age 55 and at least ten (10) years of service with the Company or its Affiliates (as reflected in the Company’s records).
(qq)“Section 16(b)” has the meaning set forth in Section 2(g).
(rr)“Section 409A CIC” has the meaning set forth in Section 10(a).
(ss)“Separation from Service” has the meaning set forth in Section 1(yy).
(tt)“Share” means a share of Common Stock.
(uu)“Stock Appreciation Right” means an Award granted under Section 5(b).
(vv)“Stock Option” means an Award granted under Section 5(a).
(ww)“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
(xx)“Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.
(yy)“Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service, and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Service if, as a result of a

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Appendix A
Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or any Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).
SECTION 2. Administration
(a)Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Governance, Compensation and Nominating Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.
Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:
(i)To select the Eligible Individuals to whom Awards may from time to time be granted;
(ii)To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash Awards or any combination thereof are to be granted hereunder;
(iii)To determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash Award;
(iv)To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(c)) or any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate);
(v)To modify, amend or adjust the terms and conditions (including, but not limited to, Performance Goals) of any Award (subject to Section 5(c) and Section 5(d)), at any time or from time to time, including, without limitation, in order to comply with tax and securities laws and to comply with changes of law and accounting standards;
(vi)To determine to what extent and under what circumstances Common Stock or cash payable with respect to an Award shall be deferred, either automatically or at the election of a Participant;
(vii)To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;
(viii)To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;
(ix)To establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(x)To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);
(xi)To decide all other matters that must be determined in connection with an Award; and
(xii)To otherwise administer this Plan.
(b)Procedures.
(i)The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and, subject to Section 2(g), allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officer or officers selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
(ii)Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

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Appendix A
(c)Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals.
(d)Cancellation or Suspension. Subject to Section 5(c), the Committee may cancel all or any portion of any Award, whether or not vested or deferred, as set forth below. Upon cancellation, the Participant shall forfeit the Award and any benefits attributable to such canceled Award or portion thereof. The Committee may cancel an Award if, in its sole discretion, the Committee determines in good faith that the Participant has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company. The Senior Executive Vice President—Chief Administrative Officer, or such other officer designated from time to time by the Committee (the “Delegate”), shall have the power and authority to suspend all or any portion of any Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 2(d) shall have no application following a Change in Control.
(e)Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant’s acceptance of the applicable Award Agreement within the time period specified in the Award Agreement, unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12(d) hereof.
(f)Minimum Vesting Period. Except for Awards granted with respect to a maximum of 5% of the Shares authorized in the first sentence of Section 3(a), Award Agreements shall not provide for a designated vesting period of less than one (1) year.
(g)Section 16(b). The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).
SECTION 3. Common Stock Subject to Plan
(a)Authorized Shares. The maximum number of Shares that may be issued pursuant to Awards granted under this Plan shall be 9,785,000 Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise, at the sole discretion of the Committee.
(b)Prior Plans. On and after the Effective Date, no new awards may be granted under the Prior Plans, it being understood that (i) awards outstanding under the Prior Plans as of the Effective Date shall remain in full force and effect under the applicable Prior Plan according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof, including any Shares that are unearned under performance awards taking into account the maximum possible payout, shall again be available for Awards under this Plan.
(c)Individual Limits. No Participant, other than a non-employee director, may be granted (i) Stock Appreciation Rights and Stock Options covering in excess of 1,000,000 Shares during any calendar year, (ii) Full-Value Awards covering in excess of 500,000 Shares during any calendar year or (iii) Cash Awards in excess of $10,000,000 during any calendar year. No Participant who is a non-employee director of the Company may be granted during any calendar year Awards covering Shares with a grant date fair value in excess of $500,000.
(d)Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards shall not be counted as Shares issued under this Plan. If tax withholding obligations relating to any Full-Value Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Company withholding Shares relating to such Award, the net number of Shares subject to the Award after payment of the tax withholding obligations shall be deemed to have been granted for purposes of the first sentence of Section 3(a). If the exercise price and/or tax withholding obligations relating to any Stock Option or Stock Appreciation Right are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or the Company withholding Shares relating to such Stock Option or Stock Appreciation Right, the gross number of Shares subject to the Stock Option or Stock Appreciation Right shall nonetheless be deemed to have been issued under this Plan.
(e)Adjustment Provisions.
(i)In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares

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or other securities reserved for issuance and delivery under this Plan, (B) the maximum limitations on Awards in respect of Shares set forth in Section 3(c) applicable to the grants to individuals, (C) the number and kind of Shares or other securities subject to outstanding Awards, (D) financial goals or results underlying or relevant to a Performance Goal and (E) the exercise price of outstanding Awards.
(ii)In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the maximum limitation limitations on Awards in respect of Shares set forth in Section 3(c) applicable to the grants to individuals, (C) the number and kind of Shares or other securities subject to outstanding Awards, (D) financial goals or results underlying or relevant to a Performance Goal, and (E) the exercise price of outstanding Awards.
(iii)In the case of Corporate Transactions, such adjustments may include: (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
(iv)Any adjustments made pursuant to this Section 3(e) to Awards that are considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and any adjustments made pursuant to Section 3(e) to Awards that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.
(v)Any adjustment under this Section 3(e) need not be the same for all Participants.
SECTION 4. Eligibility
Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
SECTION 5. Stock Options and Stock Appreciation Rights
(a)Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
(b)Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash or Shares in value equal to the product of (i) the excess of the Fair Market Value of one (1) Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)Exercise Price; Prohibition on Repricing. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(e), to decrease the exercise price thereof, be cancelled in exchange for other Awards or in conjunction with the grant of any new Stock Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders. Further, except as provided in Section 3(e) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any repricing of any previously granted “underwater” Stock Option or Stock Appreciation Right by repurchasing the underwater Stock Option or Stock Appreciation Right with cash. A Stock Option or Stock Appreciation Right shall be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Stock Option or Stock Appreciation Right is less than the exercise price of the Stock Option or Stock Appreciation Right.

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Appendix A
(d)Term. The Term of each Stock Option and each Stock Appreciation Right shall be fixed by the Committee, but no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years after its Grant Date.

(e)Exercisability. Except as otherwise provided herein, Stock Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.
(f)Method of Exercise. Subject to the provisions of this Section 5, Stock Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the Term thereof, in accordance with the methods and procedures established by the Committee in the Award Agreement or otherwise.
(g)Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(k), a Participant shall have all of the rights of a shareholder of the Company holding the number of Shares deliverable pursuant to such Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given proper notice of exercise, (ii) if requested, has given the representation described in Section 13(a) and (iii) in the case of a Stock Option, has paid in full for such Shares.
(h)Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) upon the Participant’s death, to a designated beneficiary pursuant to Section 13(f) hereof. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Option is transferred pursuant to this Section 5(h), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.
(i)Termination of Service. The effect of a Participant’s Termination of Service on any Stock Option or Stock Appreciation Right then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Stock Option or Stock Appreciation Right. In no event shall a Stock Option or Stock Appreciation Right be exercisable after the expiration of its Term.
(j)Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.
(k)Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(e).
SECTION 6. Restricted Stock
(a)Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).
(b)Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. If any certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:
The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Comerica Incorporated, 1717 Main Street, Dallas, Texas 75201.

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The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(c)Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):
(i)The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Awards of Restricted Stock (including any applicable Performance Goals) need not be the same with respect to each recipient.
(ii)Subject to the provisions of this Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Awards of Restricted Stock for which such vesting restrictions apply, and until the expiration of such period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(d)Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends; provided, however, that (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock shall be held subject to the vesting of the underlying Restricted Stock and (B) subject to Section 13(e), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid and shall be held subject to the vesting of the underlying Restricted Stock.
(e)Termination of Service. The effect of a Participant’s Termination of Service on any Share of Restricted Stock then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Share of Restricted Stock.
SECTION 7. Restricted Stock Units
(a)Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares.
(b)Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):
(i)The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.
(ii)Subject to the provisions of this Plan and the applicable Award Agreement, prior to the delivery of Shares in settlement of Restricted Stock Units, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(iii)The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 13(e) below).
(c)Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. The Award Agreement shall set forth any rights applicable to an Award of Restricted Stock Units to adjustment to reflect the deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units as if it consisted of actual Shares, subject to Section 13(e).

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(d)Termination of Service. The effect of a Participant’s Termination of Service on any Restricted Stock Unit then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock Unit.
SECTION 8. Cash Award
The Committee may grant awards to Eligible Individuals that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. With respect to a Cash Award subject to Performance Goals, the Performance Goals to be achieved during any performance period and the length of the performance period shall be determined by the Committee upon the grant of such Cash Award. The conditions for grant or vesting and the other provisions of a Cash Award (including any applicable Performance Goals) need not be the same with respect to each recipient.
SECTION 9. Other Stock-Based Awards
The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such Award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.
SECTION 10. Change-in-Control Provisions
(a)General. The provisions of this Section 10 shall, subject to Section 3(e), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.
(b)Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) and all Cash Awards (other than performance-based Cash Awards) shall vest in full, be free of restrictions and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(e) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Full Value Award or Cash Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)).
(c)Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (except that for any Replaced Award that is performance-based, the Replacement Award shall be subject solely to time-based vesting for the remainder of the applicable performance period (or such shorter period as determined by the Committee) and the applicable Performance Goals shall be deemed to be achieved at the greater of (x) the applicable target level and (y) the level of achievement as determined by the Committee, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)); (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(e); (iii) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to time-based vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(d)Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause or by the Participant for Good Reason within twenty-four (24) months following a Change in Control (or such longer period as specified in the applicable Award Agreement), (i) all Replacement Awards held by such Participant shall vest in full and be free of restrictions and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Nonqualified Stock Option or Stock Appreciation Right.
(e)Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the happening of any of the following events:

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Appendix A
(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(e); or
(ii)A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 10(e), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or
(iii)The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding any other provision of this Plan, any Award Agreement or any Individual Agreement, for any Award that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations promulgated thereunder (a “Section 409A CIC”); provided, however, that whether or not a Change in Control is a Section 409A CIC, such Change in Control shall result in the accelerated vesting of such Award to the extent provided by the Award Agreement, this Plan, any Individual Agreement or otherwise by the Committee.
SECTION 11. Section 409A
This Plan and the Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered and interpreted in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of a Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the designated beneficiary of the Participant pursuant to Section 13(f) hereof within thirty (30) days following the date of the Participant’s death.

2024 Proxy Statement	A-10	Comerica Incorporated

Appendix A
SECTION 12. Term, Amendment and Termination
(a)Effectiveness. The Comerica Incorporated 2018 Long-Term Incentive Plan was originally approved by the Committee and adopted by the Board on February 27, 2018, and became effective on April 24, 2018, the date of approval by the Company’s shareholders (such original version of the Plan, the “Original 2018 Plan”). The Original 2018 Plan was subsequently amended and restated, through approval by the Committee and adoption by the Board on February 23, 2021, and it became effective on April 27, 2021, the date of approval by the Company’s shareholders (the “Prior 2018 Plan”). This current version of the Plan was approved by the Committee on February 26, 2024 and adopted by the Board on February 27, 2024, subject to and contingent upon approval by the Company’s shareholders. This Plan will be effective as of the date of such approval by the Company’s shareholders (the “Effective Date”). For the avoidance of doubt, if this Plan is not approved, the Prior 2018 Plan shall continue in effect.

(b)Termination. This Plan will terminate on the tenth (10th) anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.
(c)Amendment of Plan. The Board or the Committee may amend, alter or discontinue this Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.
(d)Amendment of Awards. Subject to Section 5(c), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.
SECTION 13. General Provisions
(a)Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any Shares (whether in certificated or book-entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.
(b)Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees or directors.
(c)No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
(d)Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
(e)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e). Any dividends or dividend equivalents credited with respect to any Award will be subject to the same time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.
(f)Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant after such Participant’s death may be exercised.

2024 Proxy Statement	A-11	Comerica Incorporated

Appendix A
(g)Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or” where the context so requires.
(h)Nontransferability. Except as otherwise provided in Section 5(h), or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution, in each case, for no value or consideration.
(i)Clawback Policy. Awards granted pursuant to this Plan shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries; provided, however, unless prohibited by applicable law, the Company’s recoupment (clawback) policy shall have no application to the Award (or the Shares, or payments received in respect of an Award) following a Change in Control.
(j)Whistleblowing. Nothing contained in this Plan prohibits a Participant from (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any government agency or entity, (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission.
(k)Indemnification. No member of the Board or the Committee or any designated officer, Delegate or employee (each, an “Indemnified Person”) shall have any liability to any person (including, without limitation, any Participant) for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any Award granted hereunder. The Company shall indemnify an Indemnified Person for all costs and expenses and, to the fullest extent permitted by applicable law and the Company’s governing documents, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with the administration of this Plan and the Awards granted hereunder.
(l)Unfunded Status of Plan. It is intended that this Plan constitute an “unfunded” plan. Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligation created by the Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.

2024 Proxy Statement	A-12	Comerica Incorporated

Appendix B
Reconciliations of Non-GAAP Financial Measures
The non-GAAP financial measures used for incentive awards include MIP EPS, SELTPP ROCE and MIP efficiency ratio. Comerica believes that these measurements, as defined in Comerica’s compensation programs, align the interests of employees with the interests of our shareholders in programs designed to attract, retain and motivate them to sustain our competitive advantages in the financial sector. See the Compensation Discussion and Analysis in this proxy statement for a description of why Comerica believes these adjusted measurements are meaningful and appropriate to Comerica's compensation programs. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(in millions, except per share data)
MIP EPS:	2023

Net income attributable to common shareholders	$854
Plus:
FDIC special assessment (1)	109
Net BSBY cessation hedging losses (2)	88
Net charge-offs in lieu of provision expense for credit losses	67
Impact of 50% interest rate collar	22
Income tax impact of above items	(66)
MIP net income attributable to common shareholders	$1,074
Diluted average common shares (in millions)	133
Diluted earnings per common share	$6.44
MIP EPS	$8.10
(1)Additional FDIC insurance expense resulting from the FDIC Board of Directors’ November 2023 approval of a special assessment to recover the loss to the Deposit Insurance Fund following the failures of Silicon Valley Bank and Signature Bank.
(2)The planned cessation of BSBY announced in November 2023 resulted in the de-designation of certain interest rate swaps requiring reclassification of amounts recognized in AOCI into earnings. Settlement of interest payments and changes in fair value for each impacted swap are recorded as risk management hedging losses until the swap is re-designated.

2024 Proxy Statement	B-1	Comerica Incorporated

Appendix B

(in millions, except per share data)
MIP Efficiency Ratio:	2023

Net interest income	$2,514
Plus:
Impact of 50% interest rate collar	22
Net BSBY cessation hedging losses	(3)
MIP net interest income	$2,533
Noninterest income	1,078
Plus:
Net BSBY cessation hedging losses	91
MIP noninterest income	$1,169
Noninterest expense	2,359
Less:
FDIC special assessment	(109)
MIP noninterest expense	$2,250
Net security gains	1
Visa Class B shares derivative contact	(8)
Efficiency ratio (1)	65.56%
MIP efficiency ratio (1)	60.65%
(1)Noninterest expenses as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities, a derivative contract tied to the conversion rate of Visa Class B shares and changes in the value of shares obtained through monetization of warrants.

(in millions, except per share data)
SELTPP ROCE:	2023	2022	2021

Net income	$881	$1,151	$1,168
Less: Preferred dividends	(23)	(23)	(23)
Net income for return on average common shareholders' equity	858	1,128	1,145
Plus: net charge-offs in lieu of provision expense for credit losses, net of tax	51	34	(288)
Net income for SELTPP ROCE	$909	$1,162	$857
Average common shareholders' equity	5,201	6,056	7,559
ROE	16.50%	18.63%	15.15%
SELTPP ROCE	17.48%	19.18%	11.34%

2024 Proxy Statement	B-2	Comerica Incorporated

Comerica VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Comerica's employee benefit plan votes submitted electronically must be received by 11:59 PM, Central Time, on April 21, 2024

Online
Go to **www.envisionreports.com/CMA** or scan the QR code — login details are located in the shaded bar below.

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2024 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A ELECTION OF DIRECTORS — The Board of Directors recommends a vote FOR all of the listed nominees.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Arthur G. Angulo	☐	☐	☐	02 - Nancy Avila	☐	☐	☐	03 - Roger A. Cregg	☐	☐	☐
04 - Curtis C. Farmer	☐	☐	☐	05 - M. Alan Gardner	☐	☐	☐	06 - Derek J. Kerr	☐	☐	☐
07 - Richard G. Lindner	☐	☐	☐	08 - Jennifer H. Sampson	☐	☐	☐	09 - Barbara R. Smith	☐	☐	☐
10 - Robert S. Taubman	☐	☐	☐	11 - Nina G. Vaca	☐	☐	☐	12 - Michael G. Van de Ven	☐	☐	☐

B DIRECTOR PROPOSALS — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

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The 2024 Annual Meeting of Shareholders of Comerica Incorporated will be held on April 23, 2024 at 8:00 am CT virtually via the Internet at www.meetnow.global/MLWZQ5H.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Comerica

Proxy — Comerica Incorporated

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Von E. Hays and Nicole V. Gersch, or either of them, as Proxies, each with the power to appoint his or her substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Comerica Incorporated held of record by the undersigned on February 23, 2024, at the Annual Meeting of Shareholders to be held on April 23, 2024, and any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Comerica's employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

(Items to be voted appear on reverse side)

C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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D Non-Voting Items

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